Exhibit 10.16

FACILITY LEASE AGREEMENT

by and between

MRT OF KENTFIELD CA – LTACH, LLC

as Landlord

AND

1125 SIR FRANCIS DRAKE BOULEVARD OPERATING COMPANY, LLC

d/b/a KENTFIELD REHABILITATION AND SPECIALTY HOSPITAL

as Tenant

Premises Location: 1125 Sir Francis Drake Boulevard

Kentfield, Marin County, California

Made as of August 1, 2014

i

Section 17.25.	No Merger	65
Section 17.26.	Interpretation	66
Section 17.27.	Entire Agreement	66
Section 17.28.	Characterization	66

Exhibits

FACILITY LEASE AGREEMENT

This Facility Lease Agreement (the “Lease”) is made as of August 1, 2014 by and between MRT of Kentfield CA – LTACH, LLC, a Delaware limited liability company, or its assignee (“Landlord”), and 1125 Sir Francis Drake Boulevard Operating Company, LLC d/b/a Kentfield Rehabilitation and Specialty Hospital, a Delaware limited liability company and wholly-owned subsidiary of Vibra Healthcare, LLC (“Tenant”). Capitalized terms not defined herein shall have the meanings set forth in Exhibit A hereto.

This Lease is entered into by Landlord and Tenant and shall become effective contemporaneously with the closing of Landlord’s acquisition of the Property from an affiliate of Tenant, Kentfield THCI Holding Company, LLC, a Delaware limited liability company (such date herein, the “Effective Date”), pursuant to that certain Purchase and Sale Agreement dated as of June 1, 2014 as amended by that certain First Amendment to Purchase and Sale Agreement dated on or about July 28, 2014 (the “Purchase and Sale Agreement”). The Landlord has acquired the Property to implement a sale leaseback transaction with Tenant. This Lease is the “Facility Lease” referred to in the Purchase and Sale Agreement.

In consideration of the leasing of the Property and the rent to be paid hereunder, and for good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, Landlord and Tenant covenant and agree as follows:

ARTICLE 1

BASIC LEASE TERMS

Section 1.01. Property. See Exhibit B attached hereto.

Section 1.02. Initial Term Expiration Date. December 31, 2029.

Section 1.03. Extension Options. Two (2) extensions of five (5) years each, as described in Section 3.02.

Section 1.04. Lease Term Expiration Date (if fully extended). December 31, 2039.

Section 1.05. Initial Fixed Annual Rent. $4,462,500.00, absolute net to Landlord, as described in Section 4.02.

Section 1.06. Rent Adjustment. Annually on the Adjustment Date of this Lease, rent shall be escalated by one and one-half percent (1.5%); on the second anniversary of commencement for the third year of the Lease Term, rent shall be escalated again by one and one-half percent (1.5%); on each anniversary thereafter rental shall be increased by increases in the Consumer Price Index (CPI) with an annual cap of two percent (2.0%).

Section 1.07. Adjustment Date. The last day of each Lease Year to be effective on the first day of Lease Year Two and the first day of each Lease Year thereafter.

Section 1.08. Tenant Tax Identification No. 03-0501846.

Section 1.09. Landlord Tax Identification No.                     .1

[1]	The Landlord Tax Identification No. will be added by a post closing amendment.

ARTICLE 2

LEASE OF PROPERTY

Section 2.01. Lease. In consideration of the rents, covenants, and agreements herein contained, Landlord hereby leases and demises to Tenant, and Tenant hereby rents from Landlord, the Property upon the rentals, and subject to the terms and conditions hereinafter set forth. IT IS ACKNOWLEDGED AND AGREED THAT THE LANDLORD HAS JUST ACQUIRED THE PROPERTY FROM KENTFIELD THCI HOLDING COMPANY, LLC (“THE SELLER”), A COMMONLY CONTROLLED AFFILIATE OF THE TENANT PURSUANT TO THE PURCHASE AND SALE AGREEMENT TO IMPLEMENT A SALE LEASEBACK TRANSACTION. AS A CONSEQUENCE, THE TENANT HAS BEEN UNDER COMMON CONTROL WITH THE SELLER AS OWNER OF THE PROPERTY AND HAS BEEN IN ACTUAL PHYSICAL POSSESSION OF THE PROPERTY PURSUANT TO A PREVIOUSLY EXISTING LEASE WITH THE SELLER. THE TENANT THEREFORE IS VERY KNOWLEDGEABLE ABOUT ALL ASPECTS OF THE PROPERTY. NOTWITHSTANDING ANYTHING TO THE CONTRARY CONTAINED IN THIS LEASE, IT THEREFORE IS EXPRESSLY UNDERSTOOD AND AGREED THAT TENANT IS LEASING THE PROPERTY “AS IS”, “WHERE IS”, AND WITH ALL FAULTS AND DEFECTS, LATENT OR OTHERWISE, AND THAT LANDLORD IS MAKING NO REPRESENTATIONS OR WARRANTIES, EITHER EXPRESS OR IMPLIED, BY OPERATION OF LAW OR OTHERWISE, WITH RESPECT TO THE PROPERTY OR ANY PART THEREOF (INCLUDING, WITHOUT LIMITATION, THE SOIL, WATER, GEOLOGY OR ENVIRONMENTAL CONDITION OF THE PROPERTY), AND SUBJECT TO THE EXISTING STATE OF TITLE, THE PARTIES IN POSSESSION, ANY STATEMENT OF FACTS WHICH AN ACCURATE SURVEY OR PHYSICAL INSPECTION MIGHT REVEAL, AND ALL LEGAL REQUIREMENTS NOW OR HEREAFTER IN EFFECT PERTAINING TO THE PROPERTY AND ITS PRESENT AND FUTURE OPERATION BY TENANT UNDER THIS LEASE.

Section 2.02. Quiet Enjoyment. So long as Tenant complies with the terms, covenants and conditions of this Lease, Tenant shall have the peaceful and quiet use of the Property, subject to all the terms of this Lease, without any hindrance from Landlord, by any persons lawfully claiming by, through or under Landlord; provided, however, in no event shall Tenant be entitled to bring any action against Landlord to enforce its rights hereunder (i) if an Event of Default, or any event or circumstance which, with the giving of notice or the passage of time, or both, would constitute an Event of Default, shall have occurred and be continuing or (ii) if such cause of action arises from or is based upon an event, fact or circumstance which Tenant knows or should have known based on its prior leasing of the Property from the Seller and/or its prior occupancy and operation of the Property. The provisions of this Section 2.02 are in lieu of any implied covenants of title or possession.

ARTICLE 3

LEASE TERM; EXTENSION

Section 3.01. Initial Term. The term of this Lease (“Initial Term”) and Tenant’s obligation to make any and all payments required under this Lease shall commence on the Effective Date (also known herein as the “Lease Commencement Date”) and expire on December 31, 2029 (the “Expiration Date” or “Lease Expiration Date”) unless extended as described below. The time period during which this Lease shall actually be in effect, including any Extension Term, if any, is referred to as the “Lease Term”.

Section 3.02. Extensions. Unless (a) this Lease has expired or has been sooner terminated, or (b) an Event of Default has occurred and is continuing at the time any extension option is exercised, or (c) there exists an event or circumstance which with notice, the passage of time or both, will become an Event of Default at the time any extension option is exercised, and provided that all other agreements necessary to the continued operation of Tenant’s business at the Property are extended for a period of not less than the applicable extension periods, Tenant shall have the right and option (each an “Extension Option”) to extend the Initial Term of this Lease for two (2) additional successive periods of five (5) years each (each, an “Extension Term”), pursuant to the terms and conditions of this Lease then in effect, except that the rental required to be paid during each applicable Extension Term shall be as set forth in Article 4 hereof. In order to exercise each Extension Term Tenant shall give Landlord written notice of its intention to exercise such Extension Term at least six (6) months prior to the end of the Initial Term or first Extension Term, as applicable.

Section 3.03. Tenant’s Personalty. Any furniture, trade fixtures, appliances, equipment or other personal property brought onto or kept on the Property after the Lease Commencement Date and owned by the Tenant (“Tenant Personalty”) shall be at the sole risk of the Tenant. Upon the expiration of the Lease Term, to the extent permitted in writing by Landlord, in Landlord’s sole discretion, and not otherwise inconsistent with the requirements of Section 8.01 below to relinquish the Property with Tenant Personalty and Existing Personalty sufficient for licensing and certification by applicable Governmental Authority, Tenant may remove from the Property all Tenant Personalty. Tenant shall repair any damage caused by such removal and shall leave the Property clean and in good and working condition and repair inside and out, subject to normal wear and tear. By signing this Lease, the Tenant agrees that upon surrender or abandonment of the Property, the Landlord shall not be liable or responsible for the storage or disposition of the Tenant Personalty. Any Tenant Personalty left on the Property on the tenth (10th) Business Day following the expiration of this Lease Term shall, at Landlord’s option, automatically and immediately become the property of Landlord.

Section 3.04. Fixtures and Landlord’s Personal Property; Existing Personalty. With respect to furniture, trade fixtures, appliances, equipment or other personal property located upon any Property as of the Effective Date, including without limitation, the equipment set forth on Schedule 3.04 attached hereto (herein “Fixtures and Landlord’s Personal Property”) and any other Tenant Personalty subsequently located on the Property (collectively, the “Existing Personalty”), (a) Tenant shall maintain insurance on the Existing Personalty pursuant to and in accordance with the provisions of Section 6.03 below; and (b) Tenant may utilize such Existing

Personalty and any additions thereto during the Lease Term; provided, however, that Tenant utilizes such Existing Personalty “AS IS” and “WHERE IS” without representation or warranty of any kind by Landlord, without any claim to ownership thereof.

Tenant shall defend, indemnify, protect and hold the Indemnified Parties harmless from and against any and all Losses resulting from Tenant’s use of the Existing Personalty. Tenant shall maintain and repair such Existing Personalty and upon the expiration or sooner termination of this Lease, at Tenant’s option, Tenant shall either leave the Existing Personalty on the Property in the same condition as of the Effective Date, normal wear and tear excepted, or remove the Existing Personalty in the same manner as set forth for Tenant Personalty in Section 3.03 above.

Section 3.05. Replacement of Fixtures and Landlord’s Personal Property. Tenant shall not remove Fixtures and Landlord’s Personal Property from the Property, except to replace the Fixtures and Landlord’s Personal Property by other similar items of equal quality and value. Items being replaced by Tenant may be removed and shall become the property of Tenant and items replacing the same shall be and remain the property of Landlord. Tenant shall execute, upon written request from Landlord, any and all documents necessary to evidence Landlord’s ownership of Fixtures and Landlord’s Personal Property and replacements therefor. Tenant may finance replacements for the Fixtures and Landlord’s Personal Property by equipment lease or by a security agreement and financing statement if (i) Landlord has consented to the terms and conditions of the equipment lease or security agreement, which consent shall not be unreasonably withheld; and (ii) the equipment lessor or lender, as applicable, has entered into a nondisturbance agreement with Landlord upon terms and conditions reasonably acceptable to Landlord, including, without limitation, the following: (a) Landlord shall have the right (but not the obligation) to assume such security agreement or equipment lease upon the occurrence of an Event of Default under this Lease; (b) the equipment lessor or lender, as applicable, shall notify Landlord of any default by Tenant under the equipment lease or security agreement and give Landlord a reasonable opportunity to cure such default; and (c) Landlord shall have the right to assign its rights under the equipment lease, security agreement, or nondisturbance agreement. Tenant shall, within thirty (30) days after receipt of an invoice from Landlord, reimburse Landlord for all costs and expenses incurred in reviewing and approving the equipment lease, security agreement, and nondisturbance agreement, including, without limitation, reasonable attorneys’ fees and costs and for any costs incurred by Landlord in curing any default by Tenant under such equipment lease or security agreement. Without limiting the foregoing, Tenant agrees that, upon its acquiring title to any machinery, equipment, leasehold improvements, furniture or furnishings located at any Facility, title to such assets shall pass to Landlord without any payment or credit.

Section 3.06. Surrender of Property. Upon the expiration or earlier termination of this Lease, Tenant will quit and surrender the Property without the necessity of any notice from either Landlord or Tenant to terminate the same, and Tenant hereby waives notice to vacate the Property and agrees that Landlord shall be entitled to the benefit of all provisions of law respecting the summary recovery of possession of the Property from Tenant holding over to the same extent as if statutory notice had been given. Tenant will quit and surrender the Property in as good a state and condition as they were when entered into, reasonable use and wear thereof shall be excepted.

ARTICLE 4

RENTAL AND OTHER MONETARY OBLIGATIONS

Section 4.01. Security For Rental; Unconditional, Irrevocable Guarantees; Collateralization of Guarantees; Cross-Default Provisions. Upon the execution of this Lease, in lieu of a rent deposit with Landlord, Tenant shall obtain and cause to be delivered to the Landlord an unconditional, irrevocable and continuing guaranty of payment and performance of all obligations of the Tenant under this Lease from (i) its corporate parent, Vibra Healthcare, LLC, a Delaware limited liability company (the “Parent Guarantor” and “Parent Guaranty”, respectively) and (ii) from Parent’s affiliate, Vibra Healthcare II, LLC, a Delaware limited liability company (the “Affiliate Guarantor” and the “Affiliate Guaranty”). The Parent Guarantor and the Affiliate Guarantor sometimes individually herein a “Lease Guarantor”, and collectively herein as the “Lease Guarantors” and such guarantees executed by the Lease Guarantors herein a “Lease Guaranty” and collectively, the “Lease Guaranties”).

The Parent Guaranty and the Affiliate Guaranty shall be in substantially the same form as the instruments attached hereto as collective Exhibit C.

The obligations of the Tenant and of each of the Lease Guarantors shall also be cross-collateralized and cross-defaulted with the obligations and all collateral, if any, securing any presently existing or hereafter created obligations of the Tenant and/or of each of the Lease Guarantors or their respective affiliates to the Landlord. Such cross-collateralization and such cross-default rights include the obligations of the Parent Guarantor and the Affiliate Guarantor as co-borrowers arising from that certain Ten Million and No/100 Dollars ($10,000,000.00) first mortgage loan (the “Related Loan” and such parties in their capacities as co-borrowers “Related Loan Co-Borrowers”, respectively) being made by Landlord or its affiliate and secured by a first mortgage lien on real property and improvements owned by Vibra Healthcare Real Estate Company II, LLC (“RealCo II”) a wholly owned subsidiary of the Affiliate Guarantor which real property comprises Vibra Hospital of Western Massachusetts (“VHWM Hospital”) located at 1400 State Street, Springfield, Hampden County, Massachusetts 01109.

The Parent Guaranty and the Affiliate Guaranty shall each be released and returned to Parent Guarantor and Affiliate Guarantor, respectively, at the expiration of the term of this Lease provided that Tenant shall have made all payments required under this Lease and performed all of its covenants and agreements under this Lease and shall have vacated the Property. Notwithstanding such release, the obligations of the Parent Guarantor and the Affiliate Guarantor shall continue and remain in full force and effect in the event that all or any portion of any payment or performance made by either such party is subsequently avoided or recovered directly or indirectly from the Landlord as a preference, fraudulent transfer or otherwise under the Bankruptcy Code or other similar laws or otherwise set aside and such guaranties shall be deemed automatically reinstated in such event until Landlord has indefeasibly recovered the benefit of the full payment and performance due Landlord under this Lease.

Section 4.02. Rent. Tenant shall pay as rent for the Property the following amounts (each of which shall be considered Rent and all of which, together with any other payment due Tenant under this Lease, shall be deemed to be “Rent” hereunder).

(a) Fixed Annual Rent. Tenant shall pay Landlord as annual Fixed Annual Rent (the “Fixed Annual Rent”) the sum of Four Million Four Hundred Sixty-Two Thousand Five Hundred and No/100 Dollars ($4,462,500.00), payable in advance in equal monthly installments of Three Hundred Seventy-One Thousand Eight Hundred Seventy-Five and No/100 Dollars ($371,875.00) (the “Fixed Monthly Rent”). Fixed Monthly Rent shall be subject to adjustment pursuant to Section 2 of Exhibit F-2 to this Lease, “Special Stipulations Concerning Hospital Renovation Project” to account for periodic disbursement of Leasehold Improvement Funds until the Final Disbursement Date when the Aggregate Investment is completed.

The Fixed Monthly Rent shall be escalated at the beginning of the second Lease Year by one and one-half percent (1.5%); at the beginning of the third Lease Year by one and one-half percent (1.5%) and thereafter annually at the beginning of each successive Lease Year throughout the remaining Lease Term of this Lease, as such Lease Term may be extended, by an adjustment equal to the change in the CPI Factor with an annual cap of two percent (2.0%) of the Fixed Rent of the previous Lease Year. For purposes of the foregoing adjustment, the “CPI Factor” is the percentage equal to a fraction, numerator of which is the Index (as defined below) most recently published prior to each adjustment date and the denominator of which is the most recent Index which was available to the public on the first day of the preceding lease year. The term “Index” shall mean the Consumer Price Index for All Urban Consumers (CPI-U) for the U.S. City Average for All Items (1982 – 84 = 100) as published by the Bureau of Labor Statistics of the United States Department of Labor. Landlord shall send Tenant notice of the applicable increase (the “Adjustment Notice”) as promptly as practicable following each anniversary of the commencement date. Tenant shall continue to pay the prior fixed monthly rental until receipt of the Adjustment Notice, and Tenant shall remit any shortfall in fixed monthly rental for the period prior to its receipt of the Adjustment Notice with the first payment of fixed monthly rental due after Tenant’s receipt of the Adjustment Notice. Each Adjustment Notice shall set forth in brief appropriate computations to verify the new fixed monthly rental as changed pursuant to the Adjustment Notice. If at the time of preparation of the Adjustment Notice, no CPI-U is compiled and published by the Department of Labor (or any successor federal government agency), then statistics reflecting cost of living increases for the applicable period as compiled by an institution, organization or individual generally recognized as an authority by financial and insurance institutions as selected by Landlord shall be used as the basis for such computation.

The Fixed Monthly Rent for any stub period during the month in which Closing occurs shall be paid by Tenant to Landlord at the Closing. The Fixed Monthly Rent for month following the month of Closing and each month thereafter during the Lease Term of this Lease shall be paid in advance, on the first day of each and every month during the Lease Term of this Lease, by automatic bank transfer or such other method that is reasonably requested by Landlord.

Tenant’s obligation for Fixed Monthly Rent shall accrue as of the Lease Commencement Date. If the Lease Commencement Date occurs on a day other than the first day of the month, the first installment of Fixed Monthly Rent shall be prorated (at the rate of one thirtieth (1/30th) of the monthly installment of Fixed Rent for each day) and be payable on the Lease Commencement Date, along with the Fixed Monthly Rent payment for the first full calendar month of the Initial Term.

(b) Additional Rent. All other payments due to Landlord under this Lease, including, but not limited to, the payment of Taxes as defined and set forth in Section 6.01, Utilities as defined and set forth in Section 6.02, Insurance as defined and set forth in Section 6.03 and Other Operating Expenses as defined and set forth in Section 7.01 shall be and are hereby classified as “Additional Rent”. All payments of Additional Rent shall be payable without setoff or deduction at the time specified in this Lease, at the office of the Landlord at the address shown herein, or at such other place as Landlord may designate in writing from time to time.

(c) Sales Tax. Tenant shall pay to Landlord any and all state and local sales tax and use tax imposed on any payment deemed to be Rent under this Lease or under the Laws and rules and regulations imposing such sales and use tax. For the avoidance of doubt, Tenant will pay directly to Landlord all state and local sales tax and use tax, and Landlord will remit the same to the appropriate governmental entity.

(d) Late Charge. If Tenant fails to pay Rent within five (5) Business Days after it is due, then the amount unpaid Rent will be subject to: (i) a late payment charge, as Additional Rent, of six percent (6%) of the amount unpaid, plus applicable sales tax, in each instance to cover Landlord’s additional administrative costs; and (ii) interest on all such unpaid sums (other than the late payment charge) which interest shall commence accruing on the payment due date at a per annum rate equal to eighteen percent (18%). All payments will be applied to the oldest balance first then any other outstanding balance (including accrued late fees). Tenant’s obligation to pay late charges and interest pursuant to this Section will exist in addition to, and not in the place of, the other default provisions in this Lease.

Section 4.03. Monetary Obligations. Tenant shall pay and discharge all sums of money required to be paid or reimbursed by Tenant under this Lease to Landlord, to any party on behalf of Landlord, or to any Indemnified Party, as applicable, (“Monetary Obligations”). Tenant shall pay and discharge any Monetary Obligations when the same shall become due, provided that amounts which are billed to Landlord or any third party, but not to Tenant, shall be paid within fifteen (15) days after Landlord’s demand for payment thereof or, if later, when the same are due. In no event shall Tenant be required to pay to Landlord any Monetary Obligation that Tenant is obligated to pay and has already paid to any third party pursuant to any provision of this Lease.

Section 4.04. Net Rental. The Fixed Annual Rent shall be completely net rent to Landlord, and during the entire Lease Term of this Lease, including any Extension Term, Landlord shall have no cost, obligation, responsibility or liability whatsoever for repairing, maintaining, operating or owning the Property. The parties acknowledge and agree that Landlord would not enter into this Lease if the Rent described in this Lease were not absolutely net to Landlord or if Landlord were to incur any liability whatsoever, foreseen or unforeseen, with respect to the Property or any portion thereof, or Tenant’s exercise of any other of its rights under this Lease. Accordingly, anything herein to the contrary notwithstanding, Tenant shall pay all expenses, costs, taxes, fees and charges of any nature whatsoever arising in connection with or attributable to the Property, during the Lease Term of this Lease or in any manner whatsoever arising as a result of Tenant’s exercise of, or Landlord’s grant of, the rights described in this Lease, including, without limitation, all fees of Tenant’s consultants, intangible personal property taxes, ad valorem real estate taxes, Tenant’s accounting and attorney’s fees, costs of any financing obtained by Tenant, costs of any leasehold title insurance policy obtained by Tenant, utility charges and insurance premiums.

Tenant shall pay all Rent and all other charges due under this Lease without notice or demand and without any deductions, set-offs, counterclaims, abatements, suspensions or defenses of any kind. It is the intention of the parties that the obligations of Tenant shall be separate and independent covenants, that the Rent, and all other charges payable by Tenant shall continue to be payable in all events, and that the obligations of Tenant shall continue unaffected, unless the requirement to pay or perform the same shall have been terminated or modified pursuant to an express provision of this Lease or a writing executed by Landlord. Tenant shall pay and be responsible to Landlord for all costs, expenses, obligations, liabilities and acts necessary to and for the proper use, operation, maintenance, care and occupancy of the Property. Tenant waives all rights now or in the future conferred by law to quit, terminate or surrender this Lease or the Property or to any abatement, suspension, deferment, or reduction of the Rent, or any other charges and under this Lease.

Section 4.05. Accord and Satisfaction. No payment by Tenant or receipt by Landlord of an amount less than is due hereunder shall be deemed to be other than payment towards or on account of the earliest portion of the amount then due by Tenant nor shall any endorsement or statement on any check or payment (or in any letter accompanying any check or payment) be deemed an accord and satisfaction (or payment in full), and Landlord may accept such check or payment without prejudice to Landlord’s right to recover the balance of such amount or pursue any other remedy provided herein or otherwise available at law or in equity.

Section 4.06. Holdover. In the event that Tenant remains in possession of the Property after the expiration of this Lease without the written permission of Landlord, and without the execution of a new lease, Tenant shall be deemed occupying the Property as a tenant at sufferance only, at a monthly rental rate equal to one hundred fifty percent (150%) of the Fixed Monthly Rent in effect upon the date of such expiration, together with the Additional Rent and any Monetary Obligations, subject to all the conditions, provisions and obligations of this Lease insofar as the same are applicable to such tenancy.

Acceptance by Landlord of Fixed Monthly Rent, Additional Rent or payment of any Monetary Obligations after such expiration shall not constitute a renewal of this Lease or permit Tenant to continue such holdover. The foregoing provisions of this Section 4.06 are in addition to and do not affect Landlord’s right of re-entry or any rights of Landlord hereunder or as otherwise provided by law. If Tenant fails to surrender the Property upon the expiration of this Lease despite demand to do so by Landlord, Tenant shall indemnify and hold the Indemnified Parties harmless from all actual and consequential damages incurred by Landlord in connection with such failure.

ARTICLE 5

REPRESENTATIONS AND WARRANTIES OF TENANT

Tenant and each of the Lease Guarantors jointly and severally, with respect to themselves and with respect to each other, hereby make the following representations and warranties, each of which is material and being relied upon by Landlord, each of which is true in all respects as of the date of this Lease, and each of which shall survive the expiration or termination of this Lease.

For purposes of this Article 5, the term “to the Parties’ knowledge” shall mean the actual knowledge of the Chief Executive Officer and Chief Financial Officer of the Tenant and the actual knowledge of the Chief Executive Officer and Chief Financial Officer of each Lease Guarantor, after reasonable investigation or inquiry. Tenant and each of the Lease Guarantors, as applicable, shall re-certify such representations to Landlord periodically, upon Landlord’s reasonable request:

Section 5.01. Organization, Authority and Status of Tenant. Tenant and each Lease Guarantor has been duly organized or formed, is validly existing and in good standing under the Laws of its state of formation and each is qualified as a foreign corporation or limited liability company, as applicable, to do business in any jurisdiction where such qualification is required.

All necessary corporate or company action has been taken to authorize the execution, delivery and performance by Tenant and by each Lease Guarantor, as applicable, of this Lease, the Parent Guaranty and the Affiliate Guaranty, as applicable, and of the other documents, instruments and agreements provided for herein, to which each respectively is a party.

Tenant is not, and if Tenant is a “disregarded entity,” the owner or owners of such disregarded entity is/are not, a “nonresident alien,” “foreign corporation,” “foreign partnership,” “foreign trust,” “foreign estate,” or any other “person” that is not a “United States Person” as those terms are defined in the Code and the regulations promulgated thereunder. Neither of the Lease Guarantors and, if either of them is a “disregarded entity,” the owner or owners of such disregarded entity is/are not a “nonresident alien,” foreign corporation,” “foreign partnership,” “foreign trust,” “foreign estate,” or any other “person” that is not a “United States Person” as those terms are defined in the Code and the regulations promulgated thereunder.

The Person who has executed this Lease on behalf of Tenant and each of the Lease Guaranties on behalf of each of the Lease Guarantors is duly authorized to do so.

Section 5.02. Enforceability. This Lease and each Lease Guaranty is a legal, valid and binding obligation of Tenant and each Lease Guarantor, respectively, enforceable against Tenant and each Lease Guarantor, respectively, in accordance with its terms, except as the enforceability thereof may be limited by bankruptcy, insolvency or other similar laws relating to the enforcement of creditors’ rights generally and by general equitable principles.

Section 5.03. Solvency. Tenant has not (i) made a general assignment for the benefit of creditors, (ii) filed any voluntary petition in bankruptcy or suffered the filing of an involuntary petition by any creditors, (iii) suffered the appointment of a receiver to take possession of all or substantially all of its assets, (iv) suffered the attachment or other judicial seizure of all or substantially all of its assets, (v) admitted in writing its inability to pay its debts as they come due, or (vi) made an offer of settlement, extension or composition to its creditors generally.

Neither of the Lease Guarantors has (i) made a general assignment for the benefit of creditors, (ii) filed any voluntary petition in bankruptcy or suffered the filing of an involuntary petition by any creditors, (iii) suffered the appointment of a receiver to take possession of all or substantially all of its assets, (iv) suffered the attachment or other judicial seizure of all or substantially all of its assets, (v) admitted in writing its inability to pay its debts as they come due, or (vi) made an offer of settlement, extension or composition to its creditors generally.

Section 5.04. Compliance with Anti-Terrorism Laws. To the Parties’ knowledge, with respect to terrorism: (i) neither Tenant nor either Lease Guarantor is in violation of any Anti-Terrorism Law; (ii) neither Tenant nor either Lease Guarantor is, as of the date hereof: (A) conducting any business or engaging in any transaction or dealing with any Prohibited Person, including the making or receiving of any contribution of funds, goods or services to or for the benefit of any Prohibited Person; (B) dealing in, or otherwise engaging in any transaction relating to, any property or interests in property blocked pursuant to Executive Order No. 13224; or (C) engaging in or conspiring to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate any of the prohibitions set forth in, any Anti-Terrorism Law; (iii) neither Tenant nor either of the Lease Guarantors nor any of their respective officers, Affiliates, directors, shareholders or members, as applicable, is a Prohibited Person; and (iv) neither Tenant nor either of the Lease Guarantors or any holder of any direct or indirect equitable, legal or beneficial interest in Tenant or either Lease Guarantor is the subject of any Law blocking or prohibiting transactions with such person, including the USA Patriot Act. Without limiting the foregoing, to the Parties’ knowledge, neither Tenant nor either Lease Guarantor engages in any dealings or transactions, and is not otherwise associated, with any such persons or entities or any forbidden entity, including the governments of Cuba, Iran, North Korea, Myanmar and Syria.

Section 5.05. Property Condition. Tenant has and does physically occupy the Property and has physically inspected the Property and has examined title to the Property, and has found all of the same satisfactory in all respects for all of Tenant’s purposes.

Section 5.06. Litigation. There are no suits, actions, proceedings or investigations pending, or to the Parties’ knowledge, threatened against or involving Tenant or the Property before any arbitrator or Governmental Authority which might reasonably result in any Material Adverse Effect. Except as set forth on Schedule 5.06, there are no suits, actions, proceedings or investigations pending, or to the Parties’ knowledge threatened against or involving either Lease Guarantor before any arbitration or Governmental Authority which might reasonably result in a Material Adverse Effect.

Section 5.07. Absence of Breaches or Defaults. To the Parties’ knowledge, neither Tenant nor either Lease Guarantor is in default, beyond any applicable cure or grace periods, under any document, instrument or agreement to which Tenant or either Lease Guarantor, as applicable, is a party or by which Tenant, the Property or any of Tenant’s property or either Lease Guarantor or its respective assets is subject or bound, which has had, or could reasonably be expected to result in, a Material Adverse Effect. To the Parties’ knowledge, the authorization, execution, delivery and performance of this Lease and the documents, instruments and agreements provided for herein, including but not limited to the Lease Guaranties, will not result in any breach of or default under any document, instrument or agreement to which Tenant or either Lease Guarantor is a party or by which Tenant, either Lease Guarantor, the Property or any of Tenant’s property is subject or bound.

Section 5.08. Licenses and Permits. Tenant has obtained all required licenses and permits, both governmental and private, to use and operate the Property as a Permitted Facility.

Section 5.09. Financial Condition; Information Provided to Landlord. The financial statements, all financial data and all other documents and information heretofore delivered to Landlord by or with respect to the Tenant , or by or with respect to either Lease Guarantor and/or the Property in connection with this Lease or otherwise relating to the Tenant, each Lease Guarantor and/or the Property are true, correct and complete in all material respects; there have been no amendments thereto since the date such items were prepared or delivered to Landlord; all financial statements provided were prepared in accordance with GAAP, and fairly present as of the date thereof the financial condition of each individual or entity to which they pertain; and no change has occurred to any such financial statements, financial data, documents and other information not disclosed in writing to Landlord, which has had, or could reasonably be expected to result in, a Material Adverse Effect.

ARTICLE 6

TAXES AND ASSESSMENTS; UTILITIES; INSURANCE

Section 6.01. Taxes.

(a) Payment. From and after the Lease Commencement Date and throughout the balance of the Lease Term, Tenant shall pay all Taxes directly to the appropriate assessing authority when the same become due and payable (but in no event later than the date when the Taxes would become delinquent), subject, however, to Tenant’s right to protest Taxes as provided herein. Within ten (10) Business Days after receipt by a party of any real estate tax bill relating to the Property or any part thereof, such party shall deliver to the other party a copy of such bill. “Taxes” shall mean (i) the aggregate amount of real estate and personal property taxes and any installments of special assessments levied, assessed or imposed upon the Property due and payable in the applicable calendar year and (ii) any assessment, tax, fee, levy or charge in addition to, or in substitution, partially or totally, of any assessment, tax, fee, levy or charge previously included within the definition of real property tax, it being acknowledged by Tenant and Landlord that Proposition 13 was adopted by the voters of the State of California in the June 1978 election (“Proposition 13”) and that assessments, taxes, fees, levies and charges may be imposed by governmental agencies for such services as fire protection, street, sidewalk and road maintenance, refuse removal and for other governmental services formerly provided without charge to property owners or occupants, and, in further recognition of the decrease in the level and quality of governmental services and amenities as a result of Proposition 13, Taxes shall also include any governmental or private assessments or the Property’s contribution towards a governmental or private cost-sharing agreement for the purpose of augmenting or improving the quality of services and amenities normally provided by governmental agencies.

Tenant may, at its option, at its own expense and for its sole benefit, in its own name or in the name of the Landlord as the circumstances may require, before any delinquency occurs, protest and/or contest the validity or amount of taxes or special assessments levied upon the Property by appropriate legal proceedings diligently conducted in good faith. Landlord shall cooperate with Tenant in connection with any such protest at no expense or liability to Landlord; provided, however, that in order for Tenant to protest and/or contest the validity or amount of such taxes or special assessments, Tenant shall have provided a good and sufficient undertaking as may be required or permitted by law to accomplish a stay of any foreclosure or shall have deposited into escrow with a trustee (which shall be a title insurance company, bank, or trust company approved by Landlord), as security for the payment of such Taxes, either cash or a cash substitute or a surety bond, in an amount sufficient to pay the Taxes, together with all interest and penalties that might reasonably arise in connection therewith, and all charges that might reasonably be assessed against or become a charge on the Property, or any part thereof, in legal proceedings.

If at any time the taxing authority notifies Landlord that it is about to sell or foreclose upon the Property in an attempt to satisfy any uncontested taxes, Landlord may make written demand on Tenant to pay the contested Taxes, or so much thereof as may be required to prevent the sale of the Property, or any part thereof, or the foreclosure of the lien created thereon by such contested Taxes, and Tenant shall promptly pay the Taxes. In the event Tenant shall fail to pay the Taxes, after Landlord’s demand, then Landlord may draw upon the undertaking deposited by Tenant pursuant to the preceding paragraph and pay the same. Promptly upon the termination of any such legal proceedings, Tenant shall pay any amounts due in respect of the contested Taxes. Upon the termination of such legal proceedings, any monies deposited as herein above provided, shall be applied to the payment, removal and discharge of the Taxes, if any, then payable and the interest and penalties in connection therewith, and the charges accruing in such legal proceedings, and the balance, if any, shall be paid to Tenant. In the event of any default by Tenant under this Section, Landlord is authorized to use any money deposited under this Section to pay such Taxes. Tenant shall pay to the trustee all reasonable fees for its services.

If because of any change in law relating to the taxation of real estate, any other tax, assessment or surcharge of any kind or nature is imposed upon, against or with respect to the occupancy, rents or income therefrom, either in lieu of, in substitution for or in addition to any of the foregoing Taxes, such other tax, assessment or surcharge (which shall be measured as if the Property, as the case may be, were the only asset of Landlord or such owner) shall be deemed part of Taxes. Tenant shall furnish to Landlord, promptly, but in any case within five (5) Business Days after Landlord’s request, receipts for the payment of any Taxes or other evidence reasonably satisfactory to Landlord that such payment has been made. In addition, Tenant shall furnish to Landlord, annually throughout the Lease Term promptly following Landlord’s written request therefor, a certificate of Tenant (executed by a duly authorized officer of Tenant) stating that all Taxes have been paid to date.

If Tenant shall have failed, on any occasion, to pay any Taxes (or any part thereof), prior to delinquency absent an active protest of such Taxes which complies with the requirements of this Section 6.01, then Landlord shall have the right, at its option, to require Tenant to (i) immediately deposit with Landlord an amount equal to (A) all Taxes currently due plus (B) a portion of all Taxes payable during the current calendar year so that the deposits required by clause (ii) of this sentence will be sufficient to permit Landlord to pay all Taxes in full from such deposits when due, and (iii) thereafter to deposit with Landlord one-twelfth (1/12) of the current annual Taxes on the first day of each month in advance, together with such additional amounts as may be required to make payments of Taxes due during said month, such additional amount to be held by Landlord without interest and to be applied against the payment of Taxes as they become due.

In the event a refund of Taxes is obtained and actually paid to Landlord, Landlord shall credit an appropriate portion thereof (after deducting any unrecouped, out-of-pocket expenses in connection with obtaining such refund) to the next installment(s) of Rent. If such refund is received after the end of the Lease Term and relates to periods during the Lease Term, Landlord shall remit such refund to Tenant within sixty (60) days after receipt. This provision shall survive the expiration or earlier termination of this Lease.

(b) Income Taxes. There shall be excluded from the calculation of Taxes all income taxes, excess profit taxes, capital gains taxes, or estate, succession, inheritance and transfer taxes.

Section 6.02. Utilities. Tenant shall contract, in its own name, for and pay when due all charges for the connection and use of water, gas, electricity, telephone, garbage collection, sewer use and other utility services supplied to the Property during the Lease Term (collectively, “Utilities”).

If Tenant defaults in the payment of any such Utilities, Landlord may, at its option, pay such charges on behalf of Tenant, in which event Tenant shall promptly reimburse Landlord therefor and all such sums shall be deemed Additional Rent hereunder.

Landlord shall under no circumstances be liable to Tenant in damages or otherwise for failure or interruption in any service, including, electricity, water, gas, heat, telecommunication services, including telephone, sewer service or air-conditioning caused by any reason whatsoever, including the making of any repairs or improvements to the Property.

Section 6.03. Insurance.

(a) Without limiting the liabilities or indemnification obligations of Tenant, Tenant shall, at its sole cost and expense, during the Lease Term, maintain insurance with extended coverage endorsement on the Property. Such insurance shall provide for deductibles reasonably acceptable to Landlord, and be obtained from an insurance company with a minimum Best A-(VIII) rating, unless otherwise approved by Landlord and any Lender.

(b) Tenant shall, at Tenant’s sole cost and expense, cause to be issued and shall maintain during the entire Lease Term of this Lease the following insurance coverage (“Insurance”):

(i) Property Insurance. Property insurance provided by a Causes of Loss-Special Form. Such insurance shall include an endorsement for building ordinance/demolition/increased cost of construction with a coverage limit as may be reasonably acceptable to Landlord. Such insurance shall, at all times, be maintained in an amount equal to the full replacement cost of the Property as determined by Landlord annually. Such insurance shall, at all times, also be maintained in the full replacement cost of the Tenant Personalty and Existing Personalty. As used herein, the term “full replacement cost” shall mean coverage for the actual replacement cost of the Property which shall not be less than Fifty Million and No/100 Dollars ($50,000,000.00) and shall be determined by an appraiser, engineer, architect or contractor reasonably acceptable to the Tenant on behalf of Landlord, at Tenant’s sole cost and expense. The term “full replacement cost” shall also mean coverage for the actual replacement cost of the Tenant Personalty and Existing Personalty. Upon written request by Tenant, Landlord will provide Tenant with information in its possession which is reasonably necessary to establish the value of the Property or any portion thereof. Such insurance shall at all times be payable to Landlord and shall contain a loss payable clause to the holder of any Mortgage to which this Lease shall be subject and subordinate;

(ii) Equipment Breakdown Insurance. Equipment breakdown insurance for the Property, in the amount of full replacement of the Property and the Tenant Personalty and Existing Personalty, under the terms of which Landlord and Tenant will be indemnified, as their interests may appear, against any loss or damage of the Property which may result from any accident as covered under a standard equipment breakdown policy;

(iii) Flood and Earthquake Insurance. If the Property is located in a flood zone or earthquake zone, as applicable, Flood and Earthquake insurance for the Property in an amount not less than the replacement cost of the Property or, with regard to Flood Insurance, the greater of (a) the maximum limit available through the National Flood Insurance Program for Flood of the Property, as determined by Landlord or (b) a minimum of Ten Million and No/100 Dollars ($10,000,000.00). During the Lease Term, Tenant shall maintain not less than One Hundred Five Million and No/100 Dollars ($105,000,000.00) in the aggregate of earthquake coverage (comprised of $5,000,000.00 in base coverage and $100,000,000.00 in excess coverage) for all of its facilities located in the State of California. Any coinsurance requirement in the policy(ies) shall be eliminated through the attachment of an agreed upon amount endorsement in an amount reasonably acceptable to Landlord or otherwise as appropriate under the applicable policy;

(iv) Commercial General Liability Insurance. Commercial general liability insurance naming Tenant as insured, and Landlord (as Additional Insured-Landlord of Property) and such other parties that may maintain an insurable interest as Landlord shall request shall be included as additional insureds, and insuring against claims for bodily injury or property damage occurring upon, in or about the Property, or in or upon the streets, sidewalks, passageways and areas adjoining the Property, such insurance to afford protection for the Property and contractual liability with limits of not less than One Million and No/100 Dollars ($1,000,000) per each occurrence and Two Million and No/100 Dollars ($2,000,000) aggregate. The foregoing general liability insurance policy shall be primary and not contributory to any insurance which may be maintained by Landlord for Landlord’s sole protection. Tenant shall also obtain and maintain an umbrella liability policy of not less than Ten Million and No/100 Dollars ($10,000,000.00) per each occurrence and aggregate;

(v) Medical Professional Liability Insurance/Health Care Facility Professional Liability. Medical Professional Liability Insurance with limits of not less than One

Million and No/100 Dollars ($1,000,000) per each occurrence and Three Million and No/100 Dollars ($3,000,000.00) aggregate and an umbrella liability policy of not less than Ten Million and No/100 Dollars ($10,000,000.00). Coverage may be on an Occurrence or Claims Made basis. If coverage is on a Claims Made basis, in the event the policy is cancelled or not renewed, tail coverage will be purchased by Tenant for a minimum equal to the applicable statute of limitations or new coverage will include retro date of the prior policy. The foregoing Medical Professional Liability Insurance/Health Care Facility Professional Liability policy shall be primary and not contributory for any insurance which may be maintained for Landlord’s sole protection;

(vi) Automobile Liability Insurance. Automobile Liability insurance not less than $1,000,000 per occurrence covering all owned, non-owned, and hired vehicles;

(vii) Worker’s Compensation Insurance. Worker’s Compensation Insurance or other similar insurance which may be required by any Governmental Authority or applicable Legal Requirements in an amount not less than the minimum required by law. Tenant shall maintain Employer’s Limits (a sub-part of Workers’ Compensation policy) of not less than $1,000,000 each accident for Bodily Injury by Accident, $1,000,000 each employee for Bodily Injury by Disease, and $1,000,000 policy limit for Bodily Injury by Disease; and

(viii) Such additional and/or other insurance and in such amounts as at the time is customarily carried by prudent owners or tenants with respect to improvements and personal property similar in character, location and use and occupancy to the Property. The Landlord, any affiliates and subsidiaries shall be named as additional insureds on the policies referenced above, except for Medical Professional Liability Insurance, Equipment Breakdown and Workers’ Compensation. All such insurance policies obtained by Tenant shall include a waiver of subrogation endorsement in favor of the Landlord, its affiliates and subsidiaries, as well as the officers, directors, employees and agents of all such entities, unless such endorsement is prohibited by law or regulation. All such insurance policies obtained by Tenant shall include the requirement that Landlord be provided with thirty (30) days’ advance written notice of any cancellation, termination or reduction in the scope of coverage or limits provided or as stipulated herein.

(c) Insurance Requirements. All policies of insurance shall:

(i) provide that they are carried in favor of Landlord, and any other party the Landlord so specifies, as an additional insured, including Landlord’s managing agent and any Lender, and any loss shall be payable as therein provided; except that the foregoing shall not apply to Professional Liability Insurance, Automobile Liability Insurance and Worker’s Compensation Insurance;

(ii) specifically cover the insurable liability assumed by Tenant under this Lease;

(iii) be issued by an insurance company acceptable to Landlord and any Lender of Landlord’s who has a lien upon the Property and which is qualified to do business in the state where the Property is located and which is rated A-(VIII) or better by Best’s Insurance Guide or is otherwise approved by Landlord;

(iv) be in form and content reasonably acceptable to Landlord;

(v) provide that they shall not be canceled or terminated without at least ten (10) days prior written notice to Landlord and not reduced or materially modified without at least thirty (30) days prior written notice to Landlord;

(vi) provide a standard mortgagee clause in favor of any Lender and shall contain a waiver of the insurer’s right of subrogation against funds paid under the standard mortgagee endorsement which are to be used to pay the cost of any repairing, rebuilding, restoring or replacing; and

(vii) provide that they are being issued on a primary, non-contributory basis, and with respect to any umbrella or “excess coverage” policy, such shall specifically provide that it is primary vis-a-vis any insurance policies carried by Landlord or any of Landlord’s Affiliates.

(d) Evidence of Insurance. An original Certificate of Insurance and Evidence of Property Coverage for all insurance policies required by this Article shall be delivered to Landlord at least five (5) days prior to the Lease Commencement Date, and Tenant shall endeavor to provide Landlord replacement Certificates of Insurance and Evidence of Property Coverage at least five (5) business days prior to the date of expiration of each such policy. If Tenant is unable to provide Landlord with such evidence of renewal of coverage at least five (5) business days prior to such expiration of each such policy, then Tenant shall bind renewal of such coverages by written communication with its underwriter or broker, as applicable, and, immediately upon binding such coverage, shall then confirm by e-mail or other reproducible electronic method to Landlord that such coverages have been renewed by its broker or underwriter prior to expiration of existing coverage. From time-to-time immediately after Landlord’s request thereof, Tenant shall deliver to Landlord copies of all insurance policies then being carried by Tenant pursuant to these insurance requirements.

(e) Business Interruption Insurance. Tenant shall, at all times, keep in effect business interruption insurance with a Loss Payable endorsement in favor of Landlord in an amount at least sufficient to cover each of the following for the period of the next succeeding twelve (12) months following the occurrence of the business interruption:

(i) The aggregate of the cost of all Taxes and assessments due for such twelve (12) month period;

(ii) The cost of all insurance premiums for insurance required to be carried by Tenant for such twelve (12) month period;

(iii) The aggregate of the amount of the Fixed Monthly Rent (taking into account any adjustments thereto described in 4.02(a) above) for such twelve (12) month period;

(iv) The aggregate amount of the reasonably estimated Additional Rent anticipated for such twelve (12) month period; and

(v) To the extent not covered in item t(iv) above, the aggregate cost of all utilities and other operating expenses which amount of coverage shall be determined by the average cost of such utilities and other operating expenses for the prior twelve (12) month period.

All proceeds of any business interruption insurance shall be applied, first, to the payment of any and all Fixed Monthly Rent payments for such twelve (12) month period; second, to the payment of any Taxes and assessments and insurance deposits (to the extent then required hereunder) required for such twelve (12) month period; and, thereafter, after all necessary repairing, rebuilding, restoring or replacing has been completed as required by the pertinent provisions of this Lease and the pertinent sections of any Mortgage, any remaining balance of such proceeds shall be paid over to Tenant.

(f) Coverage Adjustments. From time to time, Landlord or any Lender may require Tenant to change the amount or type of insurance or to add or substitute additional coverages which shall be required to be maintained by Tenant. Notwithstanding the foregoing provisions, to the extend not required by a Lender, the Landlord shall not require Tenant to obtain coverages the cost of which is commercially unreasonable when compared to coverages required to be maintained by Landlords of other similar properties in similar markets.

(g) Proceeds Deposited with Landlord. In the event the amount of any casualty insurance proceeds exceeds One Hundred Fifty Thousand and No/100 Dollars ($150,000), such insurance proceeds as may be paid to Tenant and Landlord shall be deposited with Landlord to be held and disbursed for the repairing, rebuilding, restoring or replacing of the Property or any portion thereof, or any improvements from time to time situated thereon or therein subject to the pertinent provisions of any Mortgage and in accordance with the provisions of this Lease.

No such sums shall be disbursed by Landlord toward such repairing, rebuilding, restoring or replacing, unless it shall be first made to appear to the reasonable satisfaction of Landlord that the amount of money necessary to provide for any such repairing, rebuilding, restoring or replacing (according to any plans or specifications which may be adopted therefor) in excess of the amount received from any such insurance policies has been expended or provided by Tenant for such repairing, rebuilding, restoring or replacing, and that the amount received from such insurance policies is sufficient to complete such work. If the proceeds of any insurance settlement are not sufficient to pay the costs of Tenant’s repairing, rebuilding, restoring or replacing damage to the Property in full, Tenant shall deposit with Landlord, at Landlord’s option, and within thirty (30) days of Landlord’s request, an amount sufficient in Landlord’s reasonable judgment to complete such repair, rebuilding or restoration. Tenant shall not, by reason of the deposit or payment, be entitled to any reimbursement from Landlord or diminution in or postponement of the payment of any Fixed Monthly Rent. The funds held by Landlord shall be disbursed only upon presentment of architect’s or general contractor’s certificates, waivers of lien, contractor’s sworn statements, and other evidence of cost and payments as may be reasonably required by Landlord or any Lender.

(h) Failure to Procure Insurance. In the event Tenant shall fail to procure such insurance, or to deliver such policies as required pursuant to the terms of this Section 6.03, Landlord may, at its option, procure such policies for the account of Tenant, and the cost thereof shall be paid by Tenant to Landlord immediately upon demand after delivery to Tenant of bills therefor. This paragraph shall not be deemed to be a waiver of any of Landlord’s rights and remedies, under any other provision of this Lease.

(i) Waiver of Subrogation. Landlord and Tenant intend that their respective property loss risks shall be borne fully (other than usual and customary deductible amounts as approved by Landlord) by insurance carriers to the extent above provided, and Landlord and Tenant hereby agree to look solely to, and seek recovery only from, their respective insurance carriers in the event of a property loss to the extent that such coverage is agreed to be provided hereunder. The parties each hereby waive all rights and claims against each other for such losses, and waive all rights of subrogation of their respective insurers, provided such waiver of subrogation shall not affect the right to the insured to recover thereunder. The parties agree that their respective insurance policies are now, or shall be, endorsed such that the waiver of subrogation shall not affect the right of the insured to recover thereunder, so long as no material additional premium is charged therefor.

(j) Additional Obligations. It is expressly understood and agreed that (i) if any insurance required hereunder, or any part thereof, shall expire, be withdrawn, become void by breach of any condition thereof by Tenant, or become void or in jeopardy by reason of the failure or impairment of the capital of any insurer, Tenant shall immediately obtain new or additional insurance reasonably satisfactory to Landlord and any Lender designated by Landlord and in accordance with Section 6.03(b) hereof; (ii) the minimum limits of insurance coverage set forth in this Section 6.03 shall not limit the liability of Tenant for its acts or omissions as provided in this Lease; (iii) Tenant shall procure policies for all insurance for periods of not less than one year and shall provide to Landlord and any servicer or Lender of Landlord certificates of insurance or, upon Landlord’s request, duplicate originals of insurance policies evidencing that insurance satisfying the requirements of this Lease is in effect at all times; (iv) Tenant shall pay as they become due all premiums for the insurance required by this Section 6.03; (v) in the event any insurance policy required to be maintained by Tenant hereunder contains any breach of warranty provisions, Tenant shall not cause any violations of the policy warranties, declarations or conditions in such policy; and (vi) in the event that Tenant fails to comply with any of the requirements set forth in this Section 6.03, within three (3) business days of the giving of written notice by Landlord to Tenant, (A) Landlord shall be entitled to procure such insurance; and (B) any sums expended by Landlord in procuring such insurance shall be a Monetary Obligation (and not Rent) and shall be repaid by Tenant, together with interest thereon at the Default Rate, from the time of payment by Landlord until fully paid by Tenant immediately upon written demand therefor by Landlord.

Section 6.04. Tax and Insurance Impound. Upon the occurrence of an Event of Default and with respect to each Event of Default, in addition to any other remedies, Landlord may require Tenant to pay to Landlord sums which will provide an impound account (which shall not be deemed a trust fund) for paying up to the next one year of taxes, assessments and/or insurance premiums. Upon such requirement, Landlord will estimate and notify Tenant of the amounts needed for such purposes, and Tenant shall pay the same to Landlord within ten (10)

days of Landlord’s notice thereof. Should additional funds be required at any time, Tenant shall pay the same to Landlord within ten (10) days after demand. Tenant shall advise Landlord of all taxes and insurance bills which are due and shall cooperate fully with Landlord in assuring that the same are paid. Landlord may deposit all impounded funds in accounts insured by any federal or state agency and may commingle such funds with other funds and accounts of Landlord. Interest or other gains from such funds, if any, shall be the sole property of Landlord. Upon an Event of Default, in addition to any other remedies, Landlord may apply all impounded funds against any sums due from Tenant to Landlord. To the extent such application of impounded funds is deemed to be a security deposit, Tenant waives the provisions of Section 1950.7 of the California Civil Code and all similar and successor Laws, that provide that a lessor may claim from a security deposit only those sums reasonably necessary to remedy defaults in the payment of rent, to repair damage caused by a lessee or to clean the Property, it being agreed that Landlord may, in addition, claim those sums reasonably necessary to compensate Landlord for any other loss or damage, foreseeable or unforeseeable, caused by the act or omission of Tenant or any officer, employee, agent or invitee of Tenant. Landlord shall give to Tenant an annual accounting showing all credits and debits to and from such impounded funds received from Tenant.

ARTICLE 7

MAINTENANCE; ALTERATIONS

Section 7.01. Maintenance and Repair.

(a) Tenant Maintenance and Repair. Tenant shall, at all times during the Lease Term and at its own cost and expense, maintain the Property (including the heating, plumbing and electrical systems and the structural components of any building and the roof of any building) and keep them in good condition and repair and free from actual or constructive waste and shall use all reasonable precautions to prevent damage, or injury to the Property (all the costs and expenses set forth or described in this Section 7.01 are referred to as “Other Operating Expenses”). The Tenant shall provide for its own janitorial, lawn maintenance and pest control services. Tenant shall, at its sole cost and expense, be responsible for the repair or reconstruction of any buildings, structures or improvements erected on the Property damaged or destroyed by Casualty; subject to Section 7.02 making all necessary structural, non-structural, exterior and interior repairs and replacements to any buildings, structures erected on the Property. Any repairs or replacements shall be Landlord’s property upon installation and may not be removed by Tenant. Tenant’s work, repairs and replacements shall be performed and installed free and clear of liens and encumbrances. Tenant shall promptly replace any glass which may be broken or damaged with glass of like kind or quality. Tenant shall surrender the Property at the expiration of the Lease Term in substantially the same condition as when received, ordinary wear and tear excepted. Tenant will immediately notify Landlord when it becomes aware that any repairs or replacements need to be made.

(b) In the event that any repairs or replacements require that a building permit or other governmental authorization be obtained, then the same provisions that govern the requirements for alterations shall govern the repairs and replacements, including, but not limited to, the provisions requiring Tenant to provide Landlord with plans and specifications for the improvements and making certain that the plans and specifications comply fully with all applicable Laws, Legal Requirements, governmental regulations and building codes. Tenant will not overload the electrical wiring and will not install any additional electrical wiring or plumbing, unless it has first obtained Landlord’s written consent thereto, and, if such consent is given, installation shall be at Tenant’s sole cost and expense. Tenant will repair promptly at its own expense, any damage to the Property caused by bringing into the Property any property for Tenant’s use, or by the installation, use or removal of such property, regardless of fault or by whom such damage shall be caused, unless caused by the gross negligence or willful conduct of Landlord, its agents, employees or contractors. Tenant waives any right to require Landlord to maintain, repair or rebuild all or any part of the Property or make repairs at the expense of Landlord pursuant to any Legal Requirements at any time in effect.

(c) Tenant’s Failure to Maintain and Repair. In the event Tenant, after written notice from Landlord, shall not commence and thereafter diligently pursue, within sixty (60) days from the date of such written notice, any repairs or perform any obligation imposed upon it by this Lease, then in such event Landlord may, at its option, enter the Property and do and perform the things specified in said notice, without liability on the part of Landlord for any loss or damage resulting from any such action by Landlord (unless such loss or damage is caused by Landlord’s gross negligence or willful misconduct), and Tenant agrees to pay promptly upon demand any actual cost or expense incurred by Landlord in taking such action and all such actual costs and expenses shall be deemed Additional Rent hereunder. Tenant hereby waives any and all rights under and benefits of subsection 1 of Section 1932 and Sections 1941 and 1942 of the California Civil Code or under any similar law, statute, or ordinance now or hereafter in effect.

Section 7.02. Alterations and Improvements. Tenant shall keep accurate books, records and maintenance logs as to any and all repairs and replacements and routine maintenance work performed with respect to the major systems and equipment serving the Property. Copies of such records and maintenance logs shall be delivered to Landlord upon Landlord’s request. In the event Landlord’s review of such records and logs discloses a failure of Tenant to regularly service and maintain such systems and equipment, Landlord shall provide written notice of same to Tenant and Tenant shall implement corrective action. If Tenant fails thereafter to regularly service and maintain such systems and equipment, then Landlord reserves the right, upon further written notice, to require that Tenant contract with qualified service companies for the monthly or other periodic maintenance and repair of major systems and equipment. All such contracts shall be assignable to Landlord without cost or expense to the Landlord, shall be terminable on no more than thirty (30) days’ notice without cost to the Landlord, and copies of such contracts shall be provided to Landlord promptly following execution and within ten (10) days following any replacement or renewal. The cost of contracts, if any, required to be maintained by the Tenant under this paragraph shall be borne by Tenant.

(a) Alterations. Except for alterations having a total cost of less than $300,000.00, Tenant shall not make any alterations, additions or improvements to the Property or any part thereof, without obtaining Landlord’s prior written consent in each instance, which consent shall not be unreasonably withheld, conditioned or delayed. Any alterations, additions or improvements made by Tenant, shall immediately become the property of Landlord and shall remain upon the Property in the absence of an agreement to the contrary, provided, however, that Landlord shall have the right to require the restoration of the Property to its original condition, in which event Tenant shall comply with such requirement prior to the expiration or other termination of this Lease.

Tenant shall have the right to install on the Property such equipment, trade fixtures, and machinery as is reasonably necessary for Tenant to conduct its business in the Permitted Facility, but otherwise shall not cut or drill into or secure any fixtures, apparatus or equipment of any kind in or to any part of the Property without first obtaining Landlord’s written consent, which consent shall not be unreasonably withheld, conditioned or delayed.

(b) Requirements for Alterations. Any and all alterations and improvements made to the Property by Tenant hereunder, shall be made at Tenant’s sole cost and expense. Any alterations or improvements made to the Property by Tenant hereunder which require Landlord’s approval shall be subject to the following requirements (and any other condition or requirement that Landlord deems necessary or desirable to insure that any alterations or improvements made to the Property conform in Landlord’s reasonable opinion to the general quality and nature of the existing improvements):

(i) The building material to be used in the construction of any improvements must be new and approved in writing by Landlord prior to the execution of any contract for or the commencement of any improvements on the Property;

(ii) No change or alteration in exterior or structural design or decor of the building or signs on the Property shall be made, unless and until approved in writing by Landlord;

(iii) The plans and specifications for the improvements must fully comply with all applicable Laws, Legal Requirements, governmental regulations and building codes;

(iv) Prior to construction, Tenant will deliver to Landlord a complete set of plans and specifications for the proposed improvements, for Landlord’s approval which approval shall not be unreasonably withheld, conditioned or delayed;

(v) Tenant shall obtain, or require the contractor to furnish, in connection with all construction work, Builder’s Risk Insurance for the full estimated value of the proposed improvements and Worker’s Compensation Insurance in amounts required by law; and

(vi) For alterations over $500,000, Tenant shall be required to furnish a payment and performance bond or such other security as Landlord may reasonably require in connection with such work.

(c) Landlord’s Consent and Approval. In the event that Landlord fails to respond to a request by Tenant under this Section 7.02 for consent or approval within fifteen (15) Business Days after receipt of such request, and such failure continues for an additional ten (10) Business Days following Landlord’s receipt of Tenant’s second (2nd) written request for approval, such failure to respond shall be deemed approval of such request, provided that Tenant’s second notice must state in bold face letters on the first page of such notice the following language: “IF LANDLORD FAILS TO RESPOND TO THIS LETTER WITHIN TEN (10) BUSINESS DAYS FROM LANDLORD’S RECEIPT OF THIS LETTER, TENANT’S REQUEST FOR LANDLORD’S APPROVAL OF THOSE CERTAIN ALTERATIONS AND IMPROVEMENTS DESCRIBED IN THIS LETTER SHALL BE DEEMED TO BE APPROVED BY LANDLORD.”

Section 7.03. Cleaning Property. Tenant shall: (i) use, maintain and occupy the Property in a careful, safe, proper and lawful manner, keep the appurtenances, including adjoining areas and sidewalks, in a clean and safe condition, and promptly clean any debris from said sidewalks and areas contiguous to said Property during the Lease Term of this Lease at its own expense, (ii) keep the inside and outside of all glass in the doors and windows or the Property clean, (iii) maintain the Property at its own expense in a clean, orderly and sanitary condition, free of insects, rodents, vermin and trash, rubbish and other refuse, (iv) keep refuse in proper containers and arrange for the removal of all refuse from the Property; (v) maintain all landscaping in good condition; and (vi) not cause or permit objectionable odors to emanate or be dispelled from the Property.

Section 7.04. Signage and Antennas. Except for the signs and antennas identified on Exhibit D attached hereto, Tenant shall not place, suffer to be placed, or maintain any sign, billboard, marquee, awning, decoration, placard, lettering, or advertising on the building or at entrances or exits of the Property or on the glass or any window or door of the Property, unless such signage or antenna is related to a hospital purpose and, unless Tenant has first obtained Landlord’s written approval thereof. Tenant further agrees that any sign, billboard, marquee, awning, decoration, placard, lettering or advertising matter or other such Tenant installation of any kind on the Property shall be in compliance with all applicable Laws, Legal Requirements and regulations and shall be maintained by Tenant in good condition and repair at all times. Tenant shall pay any and all taxes relating to any signage or antenna that is installed on the Property and all illumination costs thereof, if any, and obtain all necessary permits or approvals for such sign. Any and all revenue derived from payments from the third parties, if any, shall be for the account of the Landlord and Tenant shall promptly report and remit same to the Landlord.

Section 7.05. Compliance With Law. Tenant shall comply in all material respects with all Laws, Legal Requirements, rules, regulations, orders, directions and requirements of all governmental departments, bodies, bureaus, agencies and officers, and with all reasonable rules, directions, requirements and recommendations of the local board of fire underwriters and other fire insurance rating organizations for the area in which the Property is situated, pertaining to the Property or the use and occupancy thereof as set forth in Section 8.01.

If Tenant proposes to undertake alterations or improvements to the Property, which would trigger a requirement under the Americans With Disabilities Act or comparable state or local Laws or regulations (the “Disabilities Laws”) to conduct additional improvements, alterations or other changes to the Property in order for the Property to be in compliance with the Disabilities Laws, Tenant, at its sole expense, shall make such improvements, alterations or changes to the Property.

In the event Tenant shall fail or neglect to comply with any of the aforesaid Laws, Legal Requirements rules, regulations, orders, directions, requirements or recommendations, Landlord or its agents may enter the Property and take all such action and do all such work in or to said Property as may be necessary in order to comply with such Laws, Legal Requirements, rules, regulations, and Tenant shall reimburse Landlord promptly upon demand for the expense incurred by Landlord in taking such action and performing such work. Tenant hereby waives any and all rights under and benefits of subsection 1 of Section 1932 and Sections 1941 and 1942 of the California Civil Code or under any similar law, statute, or ordinance now or hereafter in effect.

Notwithstanding the Tenant’s obligations to procure insurance coverages as described in Section 6.03 above, whether pursuant to Section 6.03(g) above or otherwise, Landlord may elect to carry such insurance as it deems necessary or prudent, either as primary or secondary coverage, and if to the extent Landlord obtains such coverage, Tenant agrees not to do or suffer to be done anything on or about the Property which will contravene Landlord’s policies or which will prevent Landlord from procuring such policies from companies reasonably acceptable to Landlord or cause the cost of such coverage to be increased beyond the minimum from time to time otherwise applicable to the Property. Tenant will pay the costs of such increase promptly to the Landlord upon demand.

Section 7.06. No Liens; Indemnity Against Liens. Landlord’s interest in the Property shall not be subject to liens for improvements made by Tenant, and Tenant shall have no power or authority to create any lien or permit any lien to attach to Tenant’s leasehold or to the estate, reversion or other estate of Landlord in the Property or any improvements of which the Property is a part.

All contractors, artisans, mechanics and laborers and other persons supplying materials or labor or contracting with Tenant with respect to the Property or any part thereof, or any party entitled to claim a lien under the Laws of the state where the Property is located (whether same shall proceed in law or in equity) are hereby charged with notice that they shall look solely to Tenant to secure payment of any amounts due for work done or material furnished to Tenant relating to the Property, or for any other purpose during the Lease Term of this Lease.

Tenant shall indemnify Landlord against any loss or expenses incurred as a result of the assertion of any such lien, and Tenant covenants and agrees to transfer any claimed or asserted lien to a bond or such other security as may be permitted by law within ten (10) Business Days of the assertion of any such lien or claim of lien. In the event Tenant fails to transfer such lien to bond or other security within such ten (10) Business Day period then, in addition to its other remedies specified in this Lease, Landlord shall have the right to discharge the lien or to transfer the lien claimed to bond or other security permitted by law and in any such event Tenant shall pay all costs so incurred by Landlord immediately upon demand therefor. Tenant shall advise all persons furnishing designs, labor, materials or services to the Property in connection with Tenant’s improvement(s) thereof of the provisions of this Section.

Section 7.07. Notice of Completion. In addition to Tenant’s obligations under Section 7.02(b) of this Lease, within five days after completion of any alterations, (a) Tenant shall cause a Notice of Completion to be recorded in the office of the Recorder of the County of Marin in accordance with Section 3093 of the Civil Code of the State of California or any successor statute and (b) Tenant shall deliver to Landlord (i) properly executed final mechanics lien releases from all of Tenant’s contractors and such material suppliers as may reasonably be requested by Landlord in compliance with both California Civil Code Section 8136 (conditional lien waiver and release on final payment) which releases shall be conditional as to the then requested payment and Section 8138 (unconditional lien waiver and release on final payment) with respect to payment amounts previously disbursed.

ARTICLE 8

USE OF THE PROPERTY; COMPLIANCE

Section 8.01. Use of Property; General Provisions. During the Lease Term, the Permitted Facility demised hereunder shall be used and occupied by Tenant only for and operated only as a fully licensed long term care hospital (“LTCH”) having no less than 60 licensed LTCH beds and for no other use or purpose. The improvements comprising the building adjoining the LTCH shall be used only as administrative offices for the Tenant and as a medical office building (“MOB”) for use and occupancy by licensed physicians or other licensed healthcare professionals (such as dentists, optometrists, psychologists, etc.) to examine and treat their respective patients.

Tenant shall at all times maintain in good standing and in full force and effect all the licenses, certifications and provider agreements issued by the State of California and/or the City of Kentfield and any other applicable state or federal governmental agencies, permitting the operation of a LTCH on the Property having no less than the number of licensed beds set forth above and operation and leasing of a MOB, as described above.

Tenant shall at all times use its best efforts to maximize the number of occupied beds at the Property. Without Landlord’s prior written consent, which Landlord may withhold in its sole and absolute discretion, Tenant shall not apply for, or consent to, any reduction in the number of state licensed beds or Medicaid and Medicare certified beds at the Property.

Tenant will not suffer any act to be done or any condition to exist on the Property or any portion thereof which is unlawful, known to be dangerous or which may void or make voidable any insurance then in force on the Property or any portion thereof.

Upon expiration or termination of this Lease for any reason, Tenant will return to Landlord the Property, qualified and sufficient for licensing and certification by each Governmental Authority having jurisdiction over the Property as a LTCH having no less than the number of licensed beds as set forth in Section 8.01 for the Permitted Facility, with licenses, certifications and provider agreements in full force and good standing. In this regard, Tenant shall comply in all respects with the provisions of 9.06 concerning transfer of operations upon termination of this Lease. The Property, with the improvements located thereon and all the Tenant Personalty and Existing Personalty shall be surrendered in good order, condition and repair, normal wear and tear excepted.

Section 8.02. Licenses and Healthcare and Regulatory Compliance. Tenant shall keep the Property equipped with all safety and healthcare appliances, equipment, and apparatus required by law or ordinance or any other regulation of any public authority because of any use made by Tenant, including the uses as a LTCH and MOB. Tenant shall procure all licenses and permits required by Tenant to conduct its business and shall keep in effect all accreditations, including, but not limited to, Joint Commission accreditations which are necessary or desirable to conduct its business. Landlord, at no expense to Landlord, shall promptly cooperate with Tenant in order for Tenant to obtain and maintain any such licenses or permits. Without limiting the generality of the foregoing provisions, the Tenant shall comply with all the provisions set forth below in this Section 8.02.

Tenant will maintain in good standing all existing and/or necessary Medicare Provider Agreements and Medicaid Provider Agreements for its operation of the LTCH as operated at the commencement of this Lease. Upon request, Tenant will provide copies of all material licenses, permits, approvals, registrations, contracts, consents, franchises, qualifications, accreditations and other authorizations then maintained by Tenant or any other party affiliated with or under Tenant’s control for the ownership, operation and payment for services related to the LTCH. Tenant will not breach or default, subject to any applicable cure periods, under any of the terms, conditions and requirements such licenses, permits, approvals, registrations, contracts, consents, franchises, qualifications, accreditations or other authorizations, and, no event will be allowed to has occur, and no condition will exist, that with the giving of notice, the passage of time or both would constitute a default thereunder or would result in the suspension, revocation, impairment, forfeiture or non-renewal of any thereof, subject to any applicable cure periods. Tenant, after the date hereof, will maintain all material licenses, permits, approvals, registrations, contracts, consents, franchises, qualifications, accreditations, certifications and other authorizations necessary or appropriate to conduct its business as an operator of the LTCH as now conducted and presently planned to be conducted.

Tenant will timely file all Medicare and Medicaid cost reports and other material reports required to be filed related to the LTCH in connection with such medical reimbursement programs due, and all required reports and administrative forms and filings will be true, correct and complete in all material respects; (ii) Tenant will take all commercially reasonable actions to prevent and avoid any material claims, actions, proceedings or appeals before any governmental authority with respect to any cost reports or claims filed with respect to such medical reimbursement programs by Tenant or any affiliated party for operation of the LTCH and to avoid governmental inquiries, investigations, reviews, audits (other than customary annual cost report audits) or program integrity reviews concerning operation of the LTCH.

Tenant will take all commercially reasonable actions so that no predecessors-in-interest, current or former owners, employees, controlling persons, officers or directors, physicians or service providers of Tenant or any affiliated party will be subject to being fined, penalized or otherwise sanctioned by any third party payor, and neither Tenant will use any Medicare, Medicaid or other governmental funds to make any payment for any items or services furnished by any individual excluded from such programs.

Tenant will take all commercially reasonable actions to assure that there is no investigation or civil, administrative or criminal proceeding, relating to the participation of the Tenant, and Tenant shall use its best efforts to avoid being subjected to any fiscal audit, program audit, utilization review or quality-related review or audit by any medical reimbursement program related to the LTCH, other than the ordinary and customary audit or utilization review of all providers participating in such medical reimbursement program. Provided that Tenant has, in fact, taken reasonable steps to prevent such proceedings and to avoid such reviews and, provided, further, that Tenant advises Landlord concerning the commencement of such actions and thereafter takes reasonable steps to contest or to remedy such actions which are the subject of inquiry, then Tenant shall be deemed in compliance with the foregoing covenant unless and until such matter shall progress to and become and Event of Default under Section 12.01 of this Lease. Tenant shall not knowingly submit to any medical reimbursement program any false or fraudulent claims for payment related to the LTCH, nor shall Tenant knowingly violate any condition for participation or knowingly violate, or act with reckless disregard or deliberate ignorance of, any rule, regulation, policy or standard of any such medical reimbursement program related to the LTCH.

With respect to the LTCH and the MOB, Tenant and any affiliated party has and will comply with all applicable provisions of the Social Security Act and regulations promulgated thereunder, laws and regulations relating to institutional and professional licensure, pharmacology or dispensing medicines or controlled substances, laboratory services, unprofessional conduct, fee splitting, kickbacks and other prohibited remuneration in exchange for referrals, billing and submission of false or fraudulent claims, medical privacy and confidentiality, 42 U.S.C. Section 1320a-7b or 42 U.S.C. Section 1395nn, the Medicare Regulations and the Medicaid Regulations. Tenant will maintain a compliance program that is reasonably designed to provide effective internal controls that promote adherence to, prevent and detect material violations of, any laws and regulations applicable to Tenant.

Tenant is currently accredited and will maintain accreditation by the Joint Commission without qualification, limitation or exception.

Tenant will take commercially reasonable steps to assure that no person excluded from participation in any medical reimbursement program has, since such person’s exclusion, acted or will hereafter act in any of the following capacities, directly or indirectly, with respect to the Tenant or any affiliated party, owner, officer, director, partner, agent, contractor, consultant or managing employee. For purposes of this section “managing employee” means a person who exercises operational or managerial control over an entity or a part thereof, or directly or indirectly conducts the day-to-day operations of the entity or a part thereof.

Section 8.03. Compliance with the Regulatory and Legal Requirements. Tenant’s use and occupation of the Property, and the condition thereof, shall, at Tenant’s sole cost and expense, comply fully with all Legal Requirements relating to the current or any future use of the Property, including, but not limited to, its use as a LTCH and as a MOB, including all restrictions, covenants and encumbrances of record, and any owner obligations under such Legal Requirements, or restrictions, covenants and encumbrances of record, with respect to the Property, in either event, the failure with which to comply could have a Material Adverse Effect. Without in any way limiting the foregoing provisions, Tenant shall comply with all Legal Requirements relating to anti-terrorism, trade embargos, economic sanctions, Anti-Money Laundering Laws, and the Americans with Disabilities Act of 1990, as such act may be amended from time to time, and all regulations promulgated thereunder, as it affects the Property now or hereafter in effect.

Upon Landlord’s written request, from time to time during the Lease Term, Tenant shall certify in writing to Landlord and to any other parties as Landlord may designate that Tenant’s representations, warranties and obligations under Section 5.04 concerning anti-terrorism requirements and this Article 8 remain true and correct and have not been breached. Tenant shall immediately notify Landlord in writing if any of such representations, warranties or covenants are no longer true or have been breached or if Tenant has a reasonable basis to believe that they may no longer be true or have been breached. In connection with such an event, Tenant shall comply with all Legal Requirements and directives of any Governmental Authority and, at Landlord’s request, provide to Landlord copies of all notices, reports and other communications exchanged with, or received from, any Governmental Authority relating to such an event. Tenant shall also reimburse Landlord for all Costs incurred by Landlord in evaluating the effect of such an event on the Property and this Lease, in obtaining any necessary license from any Governmental Authority as may be necessary for Landlord to enforce its rights under the Transaction Documents, and in complying with all Legal Requirements applicable to Landlord as the result of the existence of such an event and for any penalties or fines imposed upon Landlord as a result thereof.

Section 8.04. Environmental Matters.

(a) Representations and Warranties. Tenant and each Lease Guarantor, jointly and severally, represents and warrants to Landlord which representations and warranties shall survive the execution, delivery and termination of this Lease, as set forth below:

(i) The Property and Tenant are not subject to any pending or, to Tenant’s or either Lease Guarantor’s actual knowledge, subject to or in violation of any threatened investigation or inquiry by any Governmental Authority or to any remedial obligations under any Environmental Laws that could have a Material Adverse Effect, nor has Tenant or either Lease Guarantor received any written or oral notice or other communication from any Person (including but not limited to a Governmental Authority) with respect to any Property relating to (A) Hazardous Materials, Regulated Substances or USTs, or Remediation thereof; (B) possible liability of any Person pursuant to any Environmental Law; (C) other environmental conditions; or (D) any actual or potential administrative or judicial proceedings in connection with any of the foregoing that could have a Material Adverse Effect. The foregoing representations and warranties would continue to be true and correct following disclosure to each applicable Governmental Authority of all relevant facts, conditions and circumstances, if any, pertaining to the Property.

(ii) (A) To Tenant’s and each Lease Guarantor’s actual knowledge, all uses and operations on or of the Property, whether by Tenant or any other Person, have been in compliance with all Environmental Laws and environmental permits issued pursuant thereto; (B) to Tenant’s and each Lease Guarantor’s actual knowledge, there have been no Releases in, on, under or from any of the Property, or from other property migrating toward any of the Property, except in Permitted Amounts; (C) to Tenant’s and each Lease Guarantor’s actual knowledge, there are no Hazardous Materials, Regulated Substances or USTs in, on, or under any of the Property, except in Permitted Amounts; (D) to Tenant’s and each Lease Guarantor’s actual knowledge, the Property has been kept free and clear of all liens and other encumbrances imposed pursuant to any Environmental Law (the “Environmental Liens”); and (E) Tenant has

not allowed any other tenant or other user of the Property to do any act that materially increased the dangers to human health or the environment, posed an unreasonable risk of harm to any Person (whether on or off any of the Property), impaired the value of the Property in any material respect, is contrary to any requirement set forth in the insurance policies maintained by Landlord, constituted a public or private nuisance, constituted waste, or violated any covenant, condition, agreement or easement applicable to any of the Property.

(b) Compliance with Environmental Laws. As a material inducement to Landlord to lease the Property to Tenant, Tenant covenants and warrants that Tenant and Tenant’s use and operations on the Property will, at all times, comply with and conform to all Environmental Laws, including without limitation, those Environmental Laws which relate to the Handling of any Waste on or about the Property. Tenant covenants to Landlord during the Lease Term, subject to the limitations of subsection (ii) below, as follows:

(i) The Property and Tenant shall not be (A) in violation of any Remediation required by any Governmental Authority, or (B) subject to any Remediation obligations under any Environmental Laws. Tenant shall not be in violation of any investigation or inquiry by any Governmental Authority.

(1) All uses and operations on or of the Property, whether by Tenant or any other Person, shall be in compliance with all Environmental Laws and permits issued pursuant thereto.

(2) There shall be no Releases in, on, under or from the Property, except in Permitted Amounts.

(3) There shall be no Hazardous Materials, Regulated Substances, USTs in, on or under the Property, except in Permitted Amounts.

(4) Tenant shall keep the Property or cause the Property to be kept free and clear of all Environmental Liens, whether due to any act or omission of Tenant or any other Person.

(5) Tenant shall not do or allow any other tenant or other user of the Property to do any act that (i) materially increases the dangers to human health or the environment, (ii) poses an unreasonable risk of harm to any Person (whether on or off any of the Property), (iii has a Material Adverse Effect, (iv) is contrary to any material requirement set forth in the insurance policies maintained by Tenant, (v) constitutes a public or private nuisance or constitutes waste, or (vi) violates any covenant, condition, agreement or easement applicable to the Property.

(6) Tenant shall, at its sole cost and expense, perform any environmental site assessment or other investigation of environmental conditions in connection with the Property as may be reasonably requested by Landlord (including but not limited to sampling, testing and analysis of soil, water, air, building materials and other materials and substances whether solid, liquid or gas), and upon Landlord’s written request, share with Landlord the reports and other results thereof, and Landlord and the other Indemnified Parties shall be entitled to rely on such reports and other results thereof.

(7) Tenant shall, at its sole cost and expense, fully and expeditiously cooperate in all activities pursuant to this Section 8.05, including but not limited to providing all relevant information and making knowledgeable persons available for interviews.

(c) Right of Entry/Compliance Inspections. Landlord and any other Person designated by Landlord, including but not limited to any receiver, any representative of a Governmental Authority, and any environmental consultant, shall have the right, but not the obligation, to enter upon the Property at all reasonable times (including, without limitation, in connection with the exercise of any remedies set forth in this Lease) to inspect and monitor the Property and Tenant’s Operations on the Property and to assess any and all aspects of the environmental condition of any Property and its use, including but not limited to conducting any environmental assessment or audit (the scope of which shall be determined in Landlord’s sole and absolute discretion) and taking samples of soil, groundwater or other water, air, or building materials, and conducting other invasive testing. Tenant shall cooperate with and provide access to Landlord, and any other Person designated by Landlord. Any such assessment or investigation shall be at Tenant’s sole cost and expense. Tenant hereby waives any and all rights under and benefits of subsection 1 of Section 1932 and Sections 1941 and 1942 of the California Civil Code or under any similar law, statute, or ordinance now or hereafter in effect.

(d) Inspections. At its sole cost and expense, Tenant shall have the Property inspected as may be required by any Environmental Law for seepage, spillage and other environmental concerns. Tenant shall maintain and monitor USTs, if any, in accordance with all Environmental Laws. Tenant shall provide Landlord with written, certified results of all inspections performed on the Property. All costs and expenses associated with the inspection, preparation and certification of results, as well as those associated with any corrective action, shall be paid by Tenant. All inspections and tests performed on the Property shall be in compliance with all Environmental Laws.

(e) UST Compliance. Tenant shall comply or cause the compliance with all applicable federal, state and local regulations and requirements regarding USTs, if any, including, without limitation, any of such regulations or requirements which impose (i) technical standards, including, without limitation, performance, leak prevention, leak detection, notification reporting and recordkeeping; (ii) corrective action with respect to confirmed and suspected Releases; and (iii) financial responsibility for the payment of costs of corrective action and compensation to third parties for injury and damage resulting from Releases. Tenant shall immediately notify Landlord, in writing, of (A) the presence on or under the Property, or the Release from any USTs, if any, on, above or under the Property, of any Hazardous Materials or Regulated Substances, apparent or real; and (B) any and all enforcement, clean up, remedial, removal or other governmental or regulatory actions threatened, instituted or completed pursuant to any of the Environmental Laws affecting the Property.

Upon any such Release from any USTs on, above or under the Property of any Hazardous Materials or Regulated Substances, Tenant shall immediately remedy such situation in accordance with all Environmental Laws and any request of Landlord. Should Tenant fail to remedy or cause the remedy of such situation in accordance with all Environmental Laws, Landlord shall be permitted to take such actions in its sole discretion to remedy such situation and all Costs incurred in connection therewith, together with interest at the Default Rate, will be paid by Tenant.

(f) Certificate. Tenant shall, upon Landlord’s written request, deliver to Landlord a certificate stating that Tenant is and has been in full compliance with all of the environmental representations, warranties and covenants in this Lease.

(g) Notice to Landlord. Immediately upon receipt of any Notice from any party, Tenant shall deliver to Landlord a true, correct and complete copy of any written Notice or a true, correct, and complete report of any non-written Notice.

(h) Remediation. In the event (i) of any Notice; or (ii) if Tenant has caused, suffered or permitted, directly or indirectly, any Spill or Environmental Condition on or about the Property, or (iii) if any Spill or Environmental Condition has occurred on or about the Property or otherwise affecting the Property, then Tenant shall immediately take and Lease Guarantors shall cause Tenant immediately to take all of the following actions, at its sole cost and expense, and without limiting any other provision of this Lease:

(i) notify Landlord, as provided in Subsection (g), above;

(ii) effectuate any Remediation required by any Governmental Authority of any condition (including, but not limited to, a Release) in, on, under or from the Property and take any other reasonable action deemed necessary by any Governmental Authority for protection of human health or the environment;

(iii) promptly commence and diligently pursue all steps necessary or desirable, in Landlord’s reasonable opinion, to clean up any such Spill and any contamination related to the Spill or to remediate or abate such Environmental Condition or Notice;

(iv) promptly provide Landlord with copies of all reports, data, proposals, test results or analyses, assessment or remediation plans relating to such incidents;

(v) fully and diligently abate the Notice or otherwise restore the Property or affected property to its condition prior to the incident and Tenant’s Operations on the Property and in accordance with all Environmental Laws; and

(vi) fully cooperate with Landlord with respect to any such incident, including permitting Landlord to monitor and inspect all activities pursuant to subparagraphs (ii) - (v) above.

Should Tenant fail to undertake such Remediation in accordance with the preceding sentence, Landlord, after written notice to Tenant and to each Lease Guarantor and Tenant’s failure to immediately undertake such Remediation, shall be permitted to complete such Remediation, and all Costs incurred in connection therewith shall be paid by Tenant and/or the Lease Guarantors. Any Cost so paid by Landlord, together with interest at the Default Rate, shall be deemed to be a Monetary Obligation hereunder (and not Rent) and shall be immediately due from Tenant and/or the Lease Guarantors to Landlord.

(i) Tenant’s Indemnification of Landlord for Environmental Matters. Tenant and each Lease Guarantor, jointly and severally, hereby agree that it will indemnify, defend, save and hold harmless the Indemnified Parties against and from, and to reimburse the Indemnified Parties with respect to, any and all damages, claims, liabilities, loss, costs and expenses (including, without limitation, reasonable attorneys’ fees and expenses, whether in court, out of court, in bankruptcy or administrative proceedings or on appeal), penalties, or fines, incurred by or asserted against the Indemnified Parties by reason or arising out of: (a) the breach of any representation or undertaking of Tenant under this Article 8; (b) arising out of the Spill or Handling of any Waste by Tenant or any subtenant, licensee, concessionaire, manager, or other party occupying or using the Property, or affecting the Property or as a result of Tenant’s Operations on the Property; (c) arising out of any Notice, Spill or Environmental Condition or any other contamination governed by the terms of this Section, including without limitation, (i) any loss, cost, expense, claim, or liability arising out of any investigation, monitoring, clean-up, containment, removal, storage, or restoration work required by, or incurred by Landlord or any entity or person in a reasonable belief that such work is required by any Environmental Law, (ii) any claims of third parties for loss, injury, expense, or damage of any kind or nature arising out of any Environmental Condition, Spill or Handling of any Waste on, under, in, above, to, or from the Property; and (iii) any actual loss of use or actual diminution in value of the Property.

(j) Survival of Covenants, Representations and Warranties and Indemnities. Notwithstanding anything in this Lease to the contrary, the covenants, representations, warranties, indemnities and undertakings of Tenant and the Lease Guarantors set forth in this Section are the joint and several obligations of each and shall survive the expiration or termination of this Lease, regardless of the method of expiration or termination of this Lease.

(k) Surrender/Lease Net of Environmental Risk to Landlord. This Lease is intended to be, and shall be construed as a lease absolutely net of environmental risk to Landlord. As a material inducement to Landlord to enter into this Lease, Tenant and/or each Lease Guarantor has, by virtue of its prior, direct or indirect, ownership, occupancy and use of the Property, full responsibility for and, after the Effective Date, Tenant and/or each Lease Guarantor has contractually agreed to assume all responsibility and cost of any kind associated with or arising out of any Notice, Environmental Condition or Spill or any other contamination on or about the Property arising out of or in connection with Tenant’s use or Tenant’s Operations at the Property, to indemnify the Indemnified Parties against all such hazards as provided in Subsection (i), above, fully to comply with the terms and conditions of provisions of this Section, and to restore the Property at the termination or expiration of the Lease as provided below.

Notwithstanding anything herein to the contrary, at the expiration or termination of this Lease, the Property shall be returned to Landlord in as good condition as at the commencement of Tenant’s Operations on the Property, notwithstanding any remediation of levels for Waste or Spill cleanup imposed by Environmental Laws which may be in excess of the levels of such Wastes at the Property prior to the commencement of Tenant’s Operations.

(l) Installation. Unless disclosed in writing to the Landlord prior to the Effective Date, Tenant has not and Tenant and each Lease Guarantor represents that there are no and that it shall not during the Lease Term, install any fueling facilities, gas/propane tanks, underground or above ground storage tanks, vaults, sumps, hydraulic lifts or any kind or nature, in each case, without the prior written consent of Landlord which may be withheld in Landlord’s sole discretion.

(m) Definitions in Connection with Environmental Matters.

(i) “Environmental Condition” shall mean any noncompliance on or about the Property with any Environmental Law (as hereinafter defined).

(ii) “Environmental Law” shall mean any and all federal, state, local and foreign statutes, Laws, regulations, ordinances, rules, judgments, orders, decrees, permits, concessions, grants, franchises, licenses, agreements or other governmental restrictions relating to the environment, public health, safety, or worker protection, or to the Handling (as hereinafter defined), emissions, discharges, releases or threatened releases of pollutants, contaminants, chemicals, or industrial, toxic or hazardous substances, materials or wastes, including without limitation petroleum products, into the environment including, without limitation, ambient air, surface water, ground water, or land.

(iii) “Handling” shall mean use, treatment, storage, manufacture, processing, distribution, transport, placement, handling, discharge, generation, production or disposal.

(iv) “Indemnified Parties” means Landlord, and its members, managers, officers, directors, shareholders, partners, employees, agents, servants, representatives, contractors, subcontractors, affiliates, subsidiaries, participants, and each of their respective successors and assigns, including, but not limited to, any successors by merger, consolidation or acquisition of all or a substantial portion of the assets and business of Landlord.

(v) “Tenant’s Operations” shall mean the use or occupancy of the Property by Tenant, and any subtenant, licensee, manager, concessionaire of Tenant, commencing on or about the date of this Lease and through the Lease Term of this Lease including all extensions or renewals thereof.

(vi) “Notice” shall mean any notice or report, whether oral or written, of any the following:

(1) any Releases or Threatened Releases in, on, under or from the Property, or migrating towards the Property;

(2) any suit, proceeding, investigation, order, consent order, injunction, writ, award, or action related to or affecting the Handling of any Waste (as hereinafter defined) on or about the Property or relating to Tenant’s use and Operations on the Property;

(3) any Spill (as hereinafter defined) or Environmental Condition on or about the Property or relating to Tenant’s Operations on the Property;

(4) any dispute relating to Tenant’s or any other party’s Handling of any Waste, Spill or Environmental Condition on or about the Property or relating to Tenant’s use and Operations on the Property;

(5) any claims by or against any insurer related to or arising out of any Waste, Spill or Environmental Condition on or about the Property or relating to Tenant’s Operations on the Property;

(6) any recommendations or requirements of any governmental or regulatory authority, or insurer relating to any Handling of Waste, Spill, or Environmental Condition on or about the Property, or relating to Tenant’s Operations on the Property;

(7) any actual or potential Environmental Lien;

(8) any non-compliance with any Environmental Laws related in any way to the Property;

(9) any Legal Requirement or deficiency related to the Handling of Waste, Spill or Environmental Condition on or about the Property or relating to Tenant’s Operations on the Property; or

(10) any written or oral notice or other communication which Tenant becomes aware from any source whatsoever (including but not limited to a Governmental Authority) relating in any way to Hazardous Materials, Regulated Substances or USTs, or Remediation thereof at the Property, possible liability of any Person relating to the Property pursuant to any Environmental Law, other environmental conditions in connection with the Property, or any actual or potential administrative or judicial proceedings in connection with anything referred to in this Section.

(vii) “Spill” shall mean any spill, contamination, discharge, leakage, release or escape of any Waste in or affecting the Property, whether sudden or gradual, accidental or anticipated, or of any other nature or manner that have or will occur during Tenant’s Operations on the Property.

(viii) “Waste” shall mean any contaminant, pollutant, chemical, petroleum product, propane, waste, waste product, radioactive waste, poly-chlorinated biphenyls, asbestos, hazardous or toxic substance, contaminant, pollutant, material, substance, or waste of any kind, and any substance which is regulated by any Environmental Law.

(n) Medical Waste. Notwithstanding anything to the contrary in this Lease, Landlord acknowledges and agrees that Tenant’s use of the Property may produce medical waste, and so long as Tenant complies or causes compliance with all applicable environmental or other laws related to use, handling, storage and disposal of such medical waste, that Landlord will not interfere with Tenant’s use of the medical products that produce such medical waste. Tenant shall handle and dispose of all such medical waste in accordance with all applicable Laws and Legal Requirements and shall fully and completely indemnify, hold harmless and defend Landlord from and against any and all liability arising from or related to the handling of medical waste on or about the Property.

ARTICLE 9

ADDITIONAL COVENANTS

Section 9.01. Performance at Tenant’s Expense. Tenant acknowledges and confirms that Landlord may impose reasonable administrative, processing or servicing fees, and collect its reasonable attorneys’ fees, costs and expenses in connection with (i) any extension, renewal, modification, amendment and termination of this Lease; (ii) any release or substitution of Property; (iii) the procurement of consents, waivers and approvals with respect to the Property or any matter related to this Lease; (iv) the review of any assignment or sublease or proposed assignment or sublease or the preparation or review of any subordination or non-disturbance agreement; (v) the collection, maintenance and/or disbursement of reserves, if any, created under this Lease or the other Transaction Documents; and (vi) inspections required to make certain determinations under this Lease or the other Transaction Documents.

Section 9.02. Inspection and Access. Tenant shall permit Landlord, its agents, employees and contractors to enter the Property and all parts thereof at all reasonable times and upon reasonable notice to Tenant to inspect the Property, show the Property to prospective purchasers or Lenders of the Property and to carry out any provision or provisions of this Lease. Tenant hereby waives any claim for damages for any injury or inconvenience to or interference with Tenant’s business, any loss of occupancy or quiet enjoyment of the Property and any other loss occasioned by such entry. Tenant hereby waives any and all rights under and benefits of subsection 1 of Section 1932 and Sections 1941 and 1942 of the California Civil Code or under any similar law, statute, or ordinance now or hereafter in effect.

For the period of six (6) months prior to the expiration of the Lease Term of this Lease, Landlord shall have the right to display on the exterior of the Property a sign indicating that the Property is available for rent. During such period, Landlord may show the Property and all parts thereof to prospective tenants upon reasonable notice to Tenant. In addition, at any time during the Lease Term of this Lease, Landlord shall have a right to display on the exterior of the Property a sign indicating that the Property is for sale. In addition to the foregoing rights of inspection and access, during each Lease Year, Landlord and its agents shall have the right and the option to inspect the Property, including all mechanical systems contained therein, and all computer and software systems serving the business of the Tenant, at reasonable times, from time to time, to determine Tenant’s compliance with its obligations under this Lease. Tenant shall be responsible for the reasonable cost of such annual inspections, which cost shall not exceed on an annual basis the sum of Twenty Five Thousand and No/100 Dollars ($25,000.00).

Section 9.03. SEC and Financial Statements.

(a) The Tenant and each Lease Guarantor acknowledges that Landlord, or one or more of its Affiliates (together, the “Registered Company”), has informed the Tenant and the Lease Guarantors that the Registered Company intends to either conduct a public offering of its securities registered with the Securities and Exchange Commission (the “SEC”) or register its securities for initial listing on a national securities exchange, and that the rules and regulations of the SEC, including those set forth under the Securities Act of 1933, as amended (the “Securities Act”), and the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or instructions to any form of registration statement (collectively, the “SEC Rules”) could require the Registered Company to include certain financial statements of the Tenant and/or the Lease Guarantors in a registration statement filed with the SEC under either the Securities Act or the Exchange Act or in the Company’s periodic reports filed with the SEC under the Exchange Act.

(b) In order to assist the Registered Company with complying with the SEC Rules, the Tenant and each Lease Guarantor, as applicable, shall furnish, or cause to be furnished, to the Registered Company the following information and statements in such form and detail as the Registered Company may reasonably require:

(i) as soon as available, and in any event within one-hundred twenty (120) days after the end of each fiscal year, consolidated balance sheets, statements of operations and of cash flows and stockholders’ equity of the Tenant and Lease Guarantors, as applicable, in each case with accompanying notes and schedules (collectively, the “Financial Statements”), for the fiscal year then ended, each prepared in accordance with generally accepted accounting principles and audited by an independent certified public accounting firm reasonably acceptable to the Registered Company;

(ii) as soon as available, and in any event within thirty (30) days after the end of each fiscal quarter, the applicable Financial Statements for such quarter and for the year to date, setting forth in each case in comparative form the corresponding figures for the previous year, each prepared in accordance with generally accepted accounting principles (except for footnote disclosures and except for consolidation of non-Lease Guarantor entities) and each certified by an officer of the Tenant and/or each Lease Guarantor, as applicable, as being complete and accurate in all material respects to the best of the knowledge of such officer;

(iii) within thirty (30) days after the end of each month, current balance sheets, monthly income statements and cash flows of the Tenant and Lease Guarantors, as applicable; and

(iv) with reasonable promptness, such other information regarding the financial condition and affairs of the Tenant and Lease Guarantors as Landlord or the Registered Company may reasonably request from time to time, to enable the Registered Company to file reports or registration statements in compliance with the rules and regulations of the SEC.

(c) The Tenant and each Lease Guarantor agree to use their reasonable best efforts to (i) obtain the consent of the Tenant’s and Lease Guarantor’s auditors to the inclusion of their audit report with respect to the Financial Statements referred to in Section 9.03(b)(i) in any registration statement, periodic report or other filing of the Registered Company with the SEC and (ii) assist any underwriter engaged by the Registered Company in obtaining a standard comfort letter with respect to any Financial Statements audited or reviewed by the auditors of the Tenant or Lease Guarantors.

(d) In the event that the Financial Statements described in Section 9.03(b)(i) are not available or the audit of such Financial Statements will not be completed by the applicable filing deadline under the SEC Rules, the Tenant and each Lease Guarantor, as applicable, shall:

(i) provide access, at the Lease Guarantors’ principal place of business, to the Registered Company, within five (5) Business Days of such request, all books and records of the Tenant and Lease Guarantors (including, without limitation, bank statements and bank reconciliations, general ledgers, subsidiary ledgers, operating statements, reimbursement records, payroll records, fixed asset records and ledgers) reasonably sufficient to support the audit of any previously unaudited Financial Statements or the preparation and audit of financial statements for the applicable accounting periods, in each case to the extent required by SEC Rules, and cooperate with the Registered Company and the Registered Company’s auditors regarding any inquiries following receipt of such information; and

(ii) cause the appropriate persons to sign and deliver to the independent registered public accounting firm a management representation letter with respect to the financial statements and related information in form and substance as reasonably requested by the Registered Company or the independent registered public accounting firm.

(e) The Tenant and each of the Lease Guarantors hereby consent to the disclosure of the financial and other information provided pursuant to this Section 9.03 in any filings with the SEC that the Registered Company may be required to make under the Securities Act or the Exchange Act and the rules and regulations thereunder.

(f) Landlord or the Registered Company shall reimburse the Tenant and the Lease Guarantors for any reasonable additional costs that Tenant or the Lease Guarantors may incur in complying with this Section 9.03.

Section 9.04. Anti-Terrorism Laws. Upon receipt of notice or upon actual knowledge thereof, Tenant shall immediately notify Landlord in writing if any Person owning (directly or indirectly) any interest in the Tenant, in either of the Lease Guarantors or in any of the Tenant Entities, or any director, officer, shareholder, member, manager or partner of any of such holders is a Person whose property or interests are subject to being blocked under any of the Anti-Terrorism Laws, or is otherwise in violation of any of the Anti-Terrorism Laws, or is under investigation by any Governmental Authority for, or has been charged with, or convicted of, drug trafficking, terrorist related activities or any violation of the Anti-Money Laundering Laws, has been assessed civil penalties under these or related Laws, or has had funds seized or forfeited in an action under these or related Laws; provided, however, that the covenant in this Section 9.04 shall not apply to any Person to the extent such Person’s interest is in or through a U.S. Publicly Traded Entity.

Section 9.05. Estoppel Certificates.

(a) Estoppel Certificate. Tenant agrees that at any time, and from time to time at reasonable intervals, within ten (10) Business Days after written request by Landlord, Tenant will execute, acknowledge and deliver to Landlord or an assignee, purchaser or lender designated by Landlord, a writing ratifying this Lease and certifying, among other things:

(i) that Tenant has entered into occupancy of the Property and the date of such entry, if such is the case;

(ii) that this Lease is in full force and effect, and has not been assigned, modified, supplemented or amended in any way (or if there has been an assignment, modification, supplement or amendment, identifying the same);

(iii) that this Lease represents the entire agreement between Landlord and Tenant;

(iv) the date of the commencement and expiration of the Lease Term;

(v) that all conditions under this Lease to be performed by Landlord as of the date of such Estoppel have been satisfied (or specifying those conditions unsatisfied);

(vi) that no default exists in the performance or observance of any term, covenant or condition of this Lease and that there are no defenses or offsets in connection therewith (or specifying any claimed default or defense); and

(vii) such other information pertaining to this Lease and the property covered hereby that may be commercially reasonable for Landlord to request for itself, for a prospective transferee or a Lender, as applicable.

Section 9.06. Transfer of Operations Upon Termination of Lease.

(a) The date on which (i) this Lease either terminates or expires pursuant to its terms or is terminated by either party, whether pursuant to a right granted to it hereunder or otherwise, (ii) the date on which Tenant’s right to possession of the Property is terminated pursuant to a right granted to it hereunder or otherwise, or (iii) the date on which Tenant otherwise abandons the Property shall be referred to as the “Termination Date” in this Section. Notwithstanding the foregoing provision, the Landlord and Tenant acknowledge and agree that the provisions of this Section 9.06 are not intended to be triggered or be applicable to a termination of this Lease pursuant to subsection A of Exhibit F-1, Special Stipulations Concerning Seismic Compliance concerning a Substitution Transaction or to subsection B of Exhibit F-1, Special Stipulations Concerning Seismic Compliance concerning Construction of a Replacement Hospital.

On the Termination Date, this Lease shall be deemed and construed as an absolute assignment for purposes of vesting in Landlord (or Landlord’s designee, it being acknowledged and agreed that for purposes of this Section 9.06, the term Landlord shall be deemed to mean Landlord’s designee, if applicable) all of Tenant’s right, title and interest in and to the following intangible property which is now or hereafter used in connection with the operation of the Property (the “Intangibles”) and an assumption by Landlord or its designee of Tenant’s obligations under the Intangibles from and after the Termination Date; provided that, from and after the Termination Date, Tenant and each Lease Guarantor shall indemnify, defend and hold harmless Landlord and the other Indemnified Parties from and against any claims, losses, costs or damages, including reasonable attorneys’ fees incurred or arising by reason of Tenant’s obligations under the Intangibles prior to the Termination Date for a period of two (2) years after the Termination Date:

(i) service contracts and equipment leases for the benefit of the Property to which Tenant is a party, and which can be terminated without penalty by Tenant within thirty (30) or fewer days’ notice or which Landlord requests be assigned to Landlord pursuant to this Section 9.06;

(ii) any provider agreements with Medicare, Medicaid or any other third-party payor programs (excluding the right to any reimbursement for periods prior to the Termination Date, as defined above) entered in connection with the Property to the extent assignable by Tenant;

(iii) all existing agreements with patients of the Permitted Facility and any guarantors thereof, to the extent assignable by Tenant (excluding the right to any payments for periods prior to the Termination Date) and any and all patient trust fund accounts;

(iv) to the extent assignable, all required licenses and permits, both governmental and private, to use and operate the Property as a Permitted Facility; and

(v) at Landlord’s option, the business of Tenant as conducted at the Property as a going concern, including but not limited to the name of the business conducted thereon and all telephone numbers presently in use therein.

Tenant shall execute, deliver and file all documents and statements requested by Landlord to effect the transfer of the Permitted Facility’s license and permits to Landlord or a replacement operator designated by Landlord, subject to any required approval of governmental regulatory authorities, and Tenant shall provide to Landlord all information and records required by Landlord in connection with the transfer of the license and permits. Effective upon such date as provided in Section 9.06(a), Tenant hereby irrevocably and unconditionally appoint Landlord, or Landlord’s authorized officer, agent, employee or designee, as Tenant’s true and lawful attorney-in-fact, to act for Tenant in Tenant’s respective name, place, and stead, to execute, deliver and file all applications and any and all other necessary documents and statements to effect the issuance, transfer, reinstatement, renewal and/or extension of the Permitted Facility’s license and permits issued to Tenant or applied for by Tenant in connection with Tenant’s operation of the Permitted Facility, to permit any designee of Landlord or any other transferee to operate the Permitted Facility under such licenses and permits, and to do any and all other acts incidental to any of the foregoing. Tenant irrevocably and unconditionally grants to Landlord as their respective attorney-in-fact full power and authority to do and perform every act necessary and proper to be done in the exercise of any of the foregoing powers as fully as Tenant might or could do if personally present or acting, with full power of substitution, hereby ratifying and confirming all that said attorney shall lawfully do or cause to be done by virtue hereof. This power of attorney is coupled with an interest and is irrevocable.

(b) Landlord or its designee shall be responsible for and shall pay all accrued expenses with respect to the Property accruing on or after 12:01 a.m. on the day of the Termination Date and shall be entitled to receive and retain all revenues from the Property accruing on or after the Termination Date. Within fifteen (15) Business Days after the Termination Date, the following adjustments and prorations shall be determined as of the Termination Date:

(i) Taxes and Assessments, if any. If the information as to the actual amount of any of the foregoing taxes and assessments are not available for the tax year in which the Termination Date occurs, the proration of such taxes shall be estimated based upon reasonable information available to the parties, including information disclosed by the local tax office or other public information, and an adjustment shall be made when actual figures are published or otherwise become available.

(ii) Tenant will terminate the employment of all employees on the Termination Date and shall be and remain liable for any and all wages, accrued vacation and sick leave pay for employees of the Property with respect to the period prior to and including the Termination Date.

(iii) Landlord shall receive a credit equal to any advance payments by patients of the Permitted Facility to the extent attributable to periods on and after the Termination Date.

(iv) The present insurance coverage on the Property shall be terminated as of the Termination Date and there shall be no proration of insurance premiums.

(v) All other income from, and expenses of, the Property (other than mortgage interest and principal), including but not limited to public utility charges and deposits, maintenance charges and service charges shall be prorated between Tenant and Landlord as of the Termination Date. Tenant shall, if possible, obtain final utility meter readings as of the Termination Date. To the extent that information for any such proration is not available, Tenant and Landlord shall effect such proration within ninety (90) days after the Termination Date.

(vi) Tenant shall be and remain responsible for any employee severance pay and accrued benefits which may be payable as the result of any termination of an employee’s employment on or prior to the Termination Date.

(c) All necessary arrangements shall be made to provide possession of the Property to Landlord on the Termination Date, at which time of possession Tenant shall deliver to Landlord all medical records, patient records and other personal information concerning all patients of the Permitted Facility as of the Termination Date and other relevant records used or developed in connection with the business conducted at the Property. Such transfer and delivery shall be in accordance with all applicable Laws, rules and regulations concerning the transfer of medical records and other types of patient records.

(d) For the period commencing on the Termination Date and ending on the date Landlord, or its designee, obtains any and all appropriate state or other governmental licenses and certifications required to operate the Permitted Facility, Tenant hereby agrees that

Landlord, or Landlord’s designee (which shall include the Tenant in Landlord’s discretion), shall have the right, but not the obligation (unless Landlord elects to require Tenant or its designee), to manage and operate the Property, on a triple net basis, and Landlord shall be entitled to all revenues of the Property during such period, and to use any and all licenses, certifications and provider agreements issued to Tenant by any federal, state or other Governmental Authority for such operation of the Property, if permitted by any such Governmental Authority and applicable laws. If Landlord or its designee exercises the right described above in this Section 9.06, the provisions of this Section 9.06 shall, upon Landlord’s election, be self-operative and shall constitute a management agreement between Tenant, on the one hand, and Landlord or its designee, on the other hand, on the terms set forth above in this Section 9.06 provided, however, that upon the request of Landlord or its designee, Tenant shall enter into a separate management agreement on the terms set forth in this Section 9.06 and on such other terms and provisions as may be specified by Landlord or its designee.

(e) Tenant shall provide Landlord or its designee with an accounting within fifteen (15) days after the Termination Date of all funds belonging to patients at the Permitted Facility which are held by Tenant in a custodial capacity. Such accounting shall set forth the names of the patients for whom such funds are held, the amounts held on behalf of each such patient and Tenant’s warranty that the accounting is true, correct and complete. Additionally, Tenant, in accordance with all applicable rules and regulations, shall make all necessary arrangements to transfer such funds to a bank account designated by Landlord or its designee, and Landlord or its designee shall in writing acknowledge receipt of and expressly assume all Tenant’s financial and custodial obligations with respect thereto. Notwithstanding the foregoing, Tenant will indemnify, defend and hold Landlord and any other Indemnified Party harmless from and against all liabilities, claims and demands, including reasonable attorney’s fees, in the event the amount of funds, if any, transferred to Landlord’s or the designee’s bank account as provided above, did not represent the full amount of the funds then or thereafter shown to have been delivered to Tenant as custodian that remain undisbursed for the benefit of the patient for whom such funds were deposited, or with respect to any matters relating to patient funds which accrued during the Lease Term.

(f) All cash, checks and cash equivalent at the Property and deposits in bank accounts (other than patient trust accounts) relating to the Property on the Termination Date shall remain Tenant’s property after the Termination Date. Subject to the provisions of Section 16.01 hereof, all accounts receivable, loans receivable and other receivables of Tenant, whether derived from operation of the Property or otherwise, shall remain the property of Tenant after the Termination Date. Tenant shall retain full responsibility for the collection thereof. Landlord or its designee shall assume responsibility for the billing and collection of payments on account of services rendered by it on and after the Termination Date. In order to facilitate Tenant’s collection efforts, Tenant agrees to deliver to Landlord, within a reasonable time after the Termination Date, a schedule identifying all of those private pay balances owing for the month prior to the Termination Date and Landlord or its designee agrees to apply any payments received which are specifically designated as being applicable to services rendered prior to the Termination Date to reduce the pre-Termination Date balances of said patients by promptly remitting said payments to Tenant. All other payments received shall be retained by Landlord as being applicable to services rendered after the Termination Date. Landlord or its designee shall cooperate with Tenant in Tenant’s collection of its pre-termination accounts receivable.

Landlord or its designee shall have no liability for uncollectible receivables and shall not be obligated to bear any expense as a result of such activities on behalf of Tenant. Subject to the provisions of Section 16.01 hereof, Landlord shall remit to Tenant or its assignee those portions of any payments received by Landlord within five (5) Business Days of receipt which are specifically designated as repayment or reimbursement arising out of cost reports filed for the cost reporting periods ending on or prior to the Termination Date.

(g) With respect to patients at the Permitted Facility on the Termination Date, Landlord and Tenant agree as follows:

(i) If, following the Termination Date, Landlord or its designee receives payment from any state or federal agency or third-party provider which represents reimbursement with respect to services provided at the Property prior to the Termination Date, Landlord agrees that, subject to the provisions of Section 16.01 hereof, it shall remit such payments to Tenant within five (5) Business Days of receipt. Payments by Landlord to Tenant shall be accompanied by a copy of the appropriate remittance.

(ii) If, following the Termination Date, Tenant receives payment from any state or federal agency or third-party provider which represents reimbursement with respect to services provided at the Permitted Facility on or after the Termination Date, Tenant agrees that, it shall remit such payments to Landlord within five (5) Business Days of receipt. Payments by Tenant to Landlord shall be accompanied by a copy of the appropriate remittance.

(iii) After the Termination Date, Landlord and Tenant shall each have the right to review supporting books, records and documentation that are in the possession of the other relating to Medicaid or Medicare payments.

(h) In addition to the obligations required to be performed hereunder by Tenant and Landlord on and after the Termination Date, Tenant and Landlord agree to perform such other acts, and to execute, acknowledge, and/or deliver subsequent to the Termination Date such other instruments, documents and materials, as the other may reasonably request in order to effectuate the consummation of the transaction contemplated herein, including but not limited to any documents or filings which may be required to be delivered by Tenant to Landlord or be filed in order for the transaction contemplated hereunder to be in compliance with all local, state and federal Laws, Legal Requirements, statutes, rules and regulations.

(i) Tenant for itself, its successors and assigns hereby indemnifies and agrees that for a period of two (2) years after the Termination Date, to defend and hold Landlord and the other Indemnified Parties and their respective successors and assigns harmless from and against any and all claims, demands, obligations, losses, liabilities, damages, recoveries and deficiencies (including interest, penalties and reasonable attorney’s fees, costs and expenses) which any of them may suffer as a result of the breach by Tenant in the performance of any of its commitments, covenants or obligations under this Section 9.06, or with respect to any suits, arbitration proceedings, administrative actions or investigations which relate to the use by Tenant of the Property during the Lease Term or for any liability which may arise from operation of the Property as a LTCH during the Lease Term, including without limitation, any amounts due or to be reimbursed to any Governmental Authority based upon any audit or review of Tenant or of the Permitted Facility or the operation thereof and pertaining to the period prior to the Termination Date or any amounts recaptured under Titles XVIII or XIX based upon applicable Medicaid/Medicare recapture regulations. The rights of Landlord under this paragraph are without prejudice to any other remedies not inconsistent herewith which Landlord may have against Tenant pursuant to the terms of this Lease. The foregoing indemnity shall survive the expiration or termination of this Lease, whether due to lapse of time or otherwise.

(j) So long as the termination of this Lease is not due to a default by Tenant hereunder and provided further that Tenant has performed in accordance with this Section 9.06, Landlord for itself, its successors and assigns hereby indemnifies and agrees to defend and hold Tenant and its successors and assigns harmless from any and all claims, demands, obligations, losses, liabilities, damages, recoveries and deficiencies (including interest, penalties and reasonable attorney’s fees, costs and expenses) which any of them may suffer as a result of the breach by Landlord in the performance of any of its commitments, covenants or obligations under this Section 9.06, or with respect to any suits, arbitration proceedings, administrative actions or investigations which relate to the use of the Property after the Lease Term or for any liability which may arise from operation of the Property as a LTCH after the Lease Term. The rights of Tenant under this paragraph are without prejudice to any other remedies not inconsistent herewith which Tenant may have against Landlord pursuant to the terms of this Lease or otherwise.

ARTICLE 10

RELEASE AND INDEMNIFICATION

Section 10.01. Limit on Landlord’s Liability and Indemnity.

(a) Release of Landlord. To the maximum extent permitted by law, Tenant agrees to use and occupy the Property at its own risk, and hereby (for itself and all persons claiming under, by or through Tenant including on behalf of the Lease Guarantors each of which hereby consents and agrees hereto) releases Landlord, its agents, servants, contractors and employees, from any and all claims, costs, fines, losses, suits, actions, liabilities, damages and expense whatsoever (including all Attorneys’ Fees), interest, penalties, causes of action and expenses and demands of every kind resulting from any accident, damage or injury occurring therein, unless due solely to Landlord’s negligence or willful misconduct as determined by a court having jurisdiction over such matter. Tenant expressly covenants and agrees that Landlord shall not be responsible or liable to Tenant or to either Lease Guarantor for any loss of, or damage or injury to, inventory, fixtures, improvements, materials or any other property of Tenant, or for defects in workmanship or for improper design or construction of any alterations or improvements, whether or not approved by Landlord, or for any other loss or damage from any source whatsoever, unless such injury, loss, or damage is due solely to Landlord’s gross negligence or willful misconduct. Anything in this Section to the contrary notwithstanding, Landlord shall have no liability whatsoever for any loss, injury or damages suffered by Tenant or either Lease Guarantor to the extent such loss, injury or damage may be covered by applicable insurance policies, nor shall Landlord have any liability whatsoever for consequential damages suffered by Tenant. All Tenant Personalty and Existing Personalty which may be upon the Property during the Lease Term hereof shall be at and upon the sole risk and responsibility of Tenant.

It is expressly agreed by the parties that in no case shall Landlord, any partners, officers, directors, managers, members, agents or employees of Landlord be liable, under any express or implied covenant, agreement or provisions of this Lease, for any damages whatsoever to Tenant or to either Lease Guarantor beyond the loss of Rent reserved in this Lease, accruing after or upon any act or breach hereunder on the part of Landlord and for which damages may be sought to be recovered against Landlord.

Anything to the contrary notwithstanding, under no circumstances shall any personal liability attach to or be imposed upon Landlord or any partners, officers, directors, managers, members, agents or employees of Landlord. The term “gross negligence” shall not include gross negligence imputed as a matter of law to any of the Indemnified Parties solely by reason of Landlord’s interest in the Property or Landlord’s failure to act in respect of matters which are or were the obligation of Tenant under this Lease.

(b) Indemnity by Tenant. Tenant, jointly and severally with each Lease Guarantor, hereby agrees to defend, indemnify, and hold Landlord and the Indemnified Parties harmless from and against any cost, damage, claim, liability, or expense (including Attorneys’ Fees) incurred by or claimed against Landlord or any of the Indemnified Parties, directly or indirectly, which is occasioned by or results from (i) any default or Event of Default by Tenant under this Lease, (ii) any act, omission, fault, negligence, or misconduct on the part of Tenant or either Lease Guarantor, their respective agents, employees, contractors, invitees, licensees, customers, clients, family members or guests, or any other person entering the Property under the express or implied invitation of Tenant, or (iii) Tenant’s use and occupancy of the Property or the conduct of Tenant’s business. Landlord shall notify Tenant in writing of any claim or action brought against Landlord in which indemnity may be sought against Tenant pursuant to this section. Such notice shall be given in sufficient time to allow Tenant to defend or participate in such claim or action, but the failure to give such notice in sufficient time shall not constitute a defense hereunder nor in any way impair the obligations of Tenant under this section, unless the failure to give such notice as a matter of law, precludes Tenant’s defense of any such action. Any such cost, damage, claim, liability, or expense incurred by Landlord or the Indemnified Parties for which Tenant is obligated to reimburse Landlord or the Indemnified Parties shall be deemed Additional Rent due and payable within ten (10) Business Days of Landlord’s written demand therefor. It is expressly understood and agreed that Tenant’s and each Lease Guarantors liability under this Lease extends to the acts and omissions of any subtenant and any agent, employee, contractor, invitee, licensee, customer, client, family member and guest of any subtenant.

(c) Survival. The terms and provisions of this Section 10.01 shall survive termination or expiration of this Lease.

ARTICLE 11

CONDEMNATION AND CASUALTY

Section 11.01. Notification. Tenant shall promptly give Landlord written notice of (i) any Condemnation of the Property, (ii) the commencement of any proceedings or negotiations which might result in a Condemnation of the Property, and (iii) any Casualty to any of the Property or any part thereof. Such notice shall provide a general description of the nature and extent of such Condemnation, proceedings, negotiations or Casualty, and shall include copies of any documents or notices received in connection therewith. Thereafter, Tenant shall promptly send Landlord copies of all notices, correspondence and pleadings relating to any such Condemnation, proceedings, negotiations or Casualty.

Section 11.02. Partial Condemnation or Casualty. Except as otherwise provided in Section 11.03, in the event of a Partial Condemnation or a Casualty:

(a) Net Awards. All Net Awards shall be paid to Landlord.

(b) Landlord Election To Continue or Terminate Lease. Landlord shall have the option, (i) subject to the right of Tenant to elect otherwise as set forth in subsection (d) below, to terminate this Lease with respect to the Property, by notifying Tenant in writing within thirty (30) days after Tenant gives Landlord notice (A) of such Partial Condemnation or Casualty, or (B) that title has vested in the condemning authority; or (ii) to continue this Lease in effect, which election shall be evidenced by either a notice from Landlord to Tenant, or Landlord’s failure to notify Tenant in writing that Landlord has elected to terminate this Lease with respect to such Property within such thirty (30) day period. Tenant shall have a period of sixty (60) days after receipt of Landlord’s notice to terminate referenced above during which to elect, despite such Landlord notice of termination, to continue this Lease with respect to such Property on the terms herein provided.

(c) No Continuance of Lease. If Tenant does not elect to continue this Lease with respect to such Property or shall fail during such sixty (60) day period to notify Landlord of Tenant’s intent to continue this Lease with respect to such Property, then this Lease shall terminate with respect to such Property as of the last day of the month during which such sixty (60) day period expired. Tenant shall vacate and surrender such Property by such termination date, in accordance with the provisions of this Lease, and all obligations of either party hereunder with respect to such Property shall cease as of the date of termination; provided, however, Tenant’s obligations to the Indemnified Parties under any indemnification provisions of this Lease with respect to such Property and Tenant’s obligations to pay Rent and all other Monetary Obligations (whether payable to Landlord or a third party) accruing under this Lease with respect to such Property prior to the date of termination shall survive such termination. In such event, Landlord may retain all Net Awards related to the Partial Condemnation or Casualty, and Tenant shall immediately pay Landlord an amount equal to the insurance deductible applicable to any Casualty.

(d) Continuance of Lease. If Landlord elects not to terminate this Lease, or if Landlord elects to terminate this Lease with respect to such Property but Tenant elects to continue this Lease with respect to such Property, then this Lease shall continue in full force and effect upon the following terms:

(i) All Rent and other Monetary Obligations due under this Lease shall continue unabated.

(ii) Tenant shall promptly commence and diligently prosecute restoration of such Property to the same condition, as nearly as practicable, as prior to such Partial Condemnation or Casualty as approved by Landlord. Subject to the terms and provisions of the Mortgages and upon the written request of Tenant (accompanied by evidence reasonably satisfactory to Landlord that such amount has been paid or is due and payable and is properly part of such costs, and that Tenant has complied with the terms of Article 7 in connection with the restoration), Landlord shall promptly make available in installments, subject to reasonable conditions for disbursement imposed by Landlord, an amount up to but not exceeding the amount of any Net Award (after deducting all Costs incidental to the collection of the Net Award) received by Landlord with respect to such Partial Condemnation or Casualty. Prior to the disbursement of any portion of the Net Award with respect to a Casualty, Tenant shall provide evidence reasonably satisfactory to Landlord of the payment of restoration expenses by Tenant up to the amount of the insurance deductible applicable to such Casualty. Landlord shall be entitled to keep any portion of the Net Award which may be in excess of the cost of restoration, and Tenant shall bear all additional Costs of such restoration in excess of the Net Award.

Section 11.03. Total Condemnation. In the event of a Total Condemnation of any Property, other than a Temporary Taking, then, in such event:

(a) Termination of Lease. All obligations of either party hereunder with respect to the Property shall cease as of the date of the Total Condemnation; provided, however, that Tenant’s obligations to the Indemnified Parties under any indemnification provisions of this Lease with respect to such Property and Tenant’s obligation to pay Rent and all other Monetary Obligations (whether payable to Landlord or a third party) accruing under this Lease with respect to such Property prior to the date of termination shall survive such termination. If the date of such Total Condemnation is other than the first day of a month, the Fixed Monthly Rent for the month in which such Total Condemnation occurs shall be apportioned based on the date of the Total Condemnation.

(b) Net Award. Landlord shall be entitled to receive the entire Net Award in connection with a Total Condemnation without deduction for any estate vested in Tenant by this Lease, and Tenant hereby expressly assigns to Landlord all of its right, title and interest in and to every such Net Award and agrees that Tenant shall not be entitled to any Net Award or other payment for the value of Tenant’s leasehold interest in this Lease.

Section 11.04. Temporary Taking. In the event of a Condemnation of all or any part of any Property for a temporary use (a “Temporary Taking”), this Lease shall remain in full force and effect without any reduction of Fixed Monthly Rent or any other Monetary Obligation payable hereunder. Except as provided below and subject to the terms and provisions of the Mortgages, Tenant shall be entitled to the entire Net Award for a Temporary Taking, unless the period of occupation and use by the condemning authorities shall extend beyond the date of expiration of this Lease, in which event the Net Award made for such Temporary Taking shall be apportioned between Landlord and Tenant as of the date of such expiration. At the termination of any such Temporary Taking, Tenant will, at its own cost and expense and pursuant to the provisions of Article 7, promptly commence and complete restoration of such Property.

Section 11.05. Adjustment of Losses. Any loss under any property damage insurance required to be maintained by Tenant shall be adjusted by Landlord and Tenant. Subject to the terms and provisions of the Mortgages, any Net Award relating to a Total Condemnation or a Partial Condemnation shall be adjusted by Landlord or, at Landlord’s election, Tenant. Notwithstanding the foregoing or any other provisions of this Section 11.05 to the contrary, but subject to the terms and provisions of the Mortgages, if at the time of any Condemnation or any Casualty or at any time thereafter an Event of Default shall have occurred and be continuing, Landlord is hereby authorized and empowered but shall not be obligated, in the name and on behalf of Tenant and otherwise, to file and prosecute Tenant’s claim, if any, for a Net Award on account of such Condemnation or such Casualty and to collect such Net Award and apply the same to the curing of such Event of Default and any other then existing Event of Default under this Lease and/or to the payment of any amounts owed by Tenant to Landlord under this Lease, in such order, priority and proportions as Landlord in its discretion shall deem proper.

Section 11.06. Tenant Obligation in Event of Casualty. During all periods of time following a Casualty, Tenant shall take reasonable steps to ensure that the related Property is secure and does not pose any risk of harm to any adjoining property and Persons (including owners or occupants of such adjoining property).

Section 11.07. Tenant Awards and Payments. Notwithstanding any provision contained in this Article 11, Tenant shall be entitled to claim and receive any award or payment from the condemning authority expressly granted for the taking of any Tenant Personalty, any insurance proceeds with respect to any Tenant Personalty, the interruption of its business and moving expenses (subject, however, to the provisions of Section 6.03(e) above), but only if such claim or award does not adversely affect or interfere with the prosecution of Landlord’s claim for the Condemnation or Casualty, or otherwise reduce the amount recoverable by Landlord for the Condemnation or Casualty, including payments or proceeds related to any Existing Personalty then owned by Landlord.

Section 11.08. Waiver of Statutory Provisions. The provisions of this Lease, including this ARTICLE 11, constitute an express agreement between Landlord and Tenant with respect to any and all damage to, or destruction of, all or any part of the Property, and any statute or regulation of the State of California, including, without limitation, Sections 1932(2) and 1933(4) of the California Civil Code, with respect to any rights or obligations concerning damage or destruction in the absence of an express agreement between the parties, and any similar or successor Law, shall have no application to this Lease or any damage or destruction to all or any part of the Property. With respect to Condemnation, the Tenant agrees that the provisions of the Lease shall control in lieu of the rights Tenant may have under Section 1265.130 of the California Code of Civil Procedure.

ARTICLE 12

DEFAULT, REMEDIES AND MEASURE OF DAMAGES.

Section 12.01. Event of Default. The following acts or events shall be deemed to be an event of default on the part of Tenant under this Lease (each, an “Event of Default”):

(a) If any representation or warranty of Tenant or of either of the Lease Guarantors set forth in this Lease is false in any material respect when made, or if any representation or warranty of Tenant or of either of the Lease Guarantors becomes inaccurate, and Tenant or either of the Lease Guarantors, as applicable, fails to correct such inaccuracy within thirty (30) days after written notice thereof from Landlord, then it shall be considered an Event of Default under this Lease; provided, however, that if the nature of such inaccuracy is such that more than thirty (30) days are required for its correction, Tenant or either of the Lease Guarantors, as applicable, shall not be in default if Tenant or either of the Lease Guarantors, as applicable, commences to correct such inaccuracy within the thirty (30) day period and thereafter diligently prosecutes the same to completion within ninety (90) additional days, unless the Landlord, upon good cause as shown by the Tenant agrees to a longer cure period in Landlord’s sole discretion; provided, further, that if such representation or warranty pertains to a filed lawsuit or other litigation before judicial authority, then such time limit for the available cure period shall not be applicable if and to the extent the Tenant demonstrates to Landlord’s reasonable satisfaction that any such matter could not reasonably be expected to result in a Material Adverse Effect;

(b) The failure of Tenant to pay when due any payment of Rent, or any part thereof, or any other sum or sums of money due or payable to Landlord under the provisions of this Lease within 10 days after such payment is due;

(c) If Tenant fails to pay, prior to delinquency, any Taxes, assessments or other charges the failure of which to pay will result in the imposition of a lien against the Property; provided that Tenant shall be allowed a period to cure such non-payment equal to the lesser of ten (10) Business Days or the date upon which such lien is filed;

(d) Except as set forth in Section 12.01(b), the failure of Tenant or of either Lease Guarantor to perform, or the violation by Tenant or either Lease Guarantor of, any of the covenants, terms, conditions or provisions of this Lease, if such failure or violation shall not be cured within thirty (30) days after notice thereof by Landlord to Tenant or such Lease Guarantor, as applicable; provided, however, that if the nature of Tenant’s such Lease Guarantor’s obligation is such that more than thirty (30) days are required for its performance, Tenant or such Lease Guarantor, as applicable, shall not be in default if Tenant or such Guarantor commences to cure such default within the thirty (30) day period and thereafter diligently prosecutes the same to completion;

(e) Any breach, default or other failure of either Lease Guarantor under this Lease and/or under either of the Lease Guaranties executed by the Lease Guarantors in connection with this Lease after the expiration of all cure or grace periods;

(f) Any breach, default or other failure after all applicable cure periods of the Parent Guarantor or the Affiliate Guarantor, respectively, in their capacity as Related Loan Co-Borrowers under the Related Loan or of RealCo II or VHWH Hospital under their respective Guaranties of the Related Loan or under any loan document to which either is a party with respect to the Related Loan;

(g) Any event of default that is not cured or waived in writing by the applicable landlord within any applicable cure period which occurs under any leases under the control of the Guarantors’ respective controlled subsidiaries;

(h) The license for the Facility (including but not limited to any license, permit or approval granted Tenant for the operation of a LTCH on the Property) or any other Government Authorization (including but not limited to decertification or limitation in participation in Medicare or Medicaid (or the applicable state provisions)) is canceled, suspended, reduced to provisional or temporary status, or otherwise invalidated and not reinstated within ninety (90) days thereafter (or, if sooner within ten (10) days prior to expiration of any time period permitted by such authority for cure), or license revocation or decertification proceedings are commenced against Tenant and not dismissed within ninety (90) days (or, if sooner within ten (10) days prior to expiration of any time period permitted by such authority for cure), or any reduction occurs in the number of licensed beds or units at the Facility and such original number of beds is not reinstated within ninety (90) days, or an admissions ban is issued for the Facility and not dismissed within ninety (90) days; provided that, if Tenant is diligently proceeding to cure any of the foregoing conditions to remedy the default or is afforded any applicable extensions to remedy or cure the foregoing conditions by the applicable governmental entities, and if no other Event of Default has occurred and is continuing or no Material Adverse Effect is occurring or expected to occur on the Tenant, then the cure periods in this subsection shall be extended during such applicable period and no Event of Default shall occur until the end of the applicable cure period, as so extended;

(i) The voluntary transfer by Tenant of ten percent (10%) or more patients located in the Permitted Facility and under circumstances that such transfer is not for reasons relating to the health and well-being of the patients that were transferred unless, otherwise approved in writing by Landlord;

(j) The levying of a writ of execution or attachment on or against the property of Tenant, of either of the Lease Guarantors, or any other guarantor, if any, of this Lease which is not discharged or stayed by action of Tenant, the applicable Lease Guarantor, or any other guarantor, if any, contesting same, within ninety (90) days after such levy or attachment (provided if the stay is vacated or ended, this paragraph shall again apply);

(k) Tenant or either of the Lease Guarantors, shall be in default of any obligation to any person or entity, which obligation is, in the case of the Tenant, in excess of One Million and No/100 Dollars ($1,000,000.00), or, in the case of either Lease Guarantor, in excess of Five Million and No/100 Dollars ($5,000,000.00), subject to any applicable cure or grace periods;

(l) Tenant, either of the Lease Guarantors or any other guarantor, if any, of this Lease shall make a transfer in fraud of creditors or shall make an assignment for the benefit of creditors;

(m) If proceedings are instituted in a court of competent jurisdiction for the reorganization, liquidation or involuntary dissolution of Tenant, of either of the Lease Guarantors or any other guarantor, if any, of this Lease for its adjudication as a bankrupt or insolvent, or for the appointment of a receiver of the property of Tenant, either of the Lease Guarantors, or any other guarantor, if any, and said proceedings are not dismissed and any receiver, trustee or liquidator appointed therein is not discharged within ninety (90) days after the institution of said proceedings;

(n) Any unauthorized assignment or subletting or transfer of Tenant’s interest under this Lease or by operation of law;

(o) The sale of any interest of Tenant in the Property or portion thereof under a writ of execution or other legal process;

(p) The failure of Tenant or either Lease Guarantor to give any notice or notices required to be given by any such party under the term of this Lease, which, in either case may reasonably be expected by the Landlord to have a Material Adverse Effect on the Tenant or either Lease Guarantor, as applicable;

(q) The abandonment of the Property, or any portion thereof, by Tenant;

(r) The suspension or loss of the right by the Tenant to receive Medicaid or Medicare reimbursement based on actual or alleged fraud or misfeasance or malfeasance which could reasonably be expected to result in a Material Adverse Effect; or

(s) The failure of Tenant to immediately pay when due (which may include payment either by recoupment of amounts owed from future payments otherwise payable to Tenant or by entering into a contractual repayment plan with the applicable Medicare or Medicaid fiscal intermediary) of overpayments or other impositions in connection with provider agreements, certifications or licenses for the Property.

Section 12.02. Remedies. Upon the occurrence of an Event of Default, with or without notice or demand, except as otherwise expressly provided herein or such other notice as may be required by statute and cannot be waived by Tenant and each of the Lease Guarantors, Landlord shall be entitled to exercise, at its option, concurrently, successively, or in any combination, all remedies available at law or in equity, including, without limitation, any one or more of the following:

(a) terminate this Lease by giving Tenant and each Lease Guarantor written notice of termination, in which event this Lease shall terminate on the date specified in such notice and all rights of Tenant under this Lease shall expire and terminate as of such date, Tenant shall remain liable for all obligations under this Lease up to the date of such termination and for such obligations hereunder which by their terms survive termination of this Lease, and Tenant shall surrender the Property to Landlord on the date specified in such notice; and if Tenant fails to so surrender, Landlord shall have the right, without notice, to enter upon and take possession of the Property and to expel and remove Tenant and its effects without being liable for prosecution or any claim of damages therefor;

(b) terminate this Lease as provided in the immediately preceding subsection and recover from Tenant all damages Landlord may incur by reason of Tenant’s default, including without limitation, the then present value (discounted at a rate equal to the then issued treasury bill having a maturity approximately equal to the remaining Lease Term of this Lease had such default not occurred) of (i) the total Rent which would have been payable hereunder by Tenant for the period beginning with the day following the date of such termination and ending with the Expiration Date of the Lease Term as originally scheduled hereunder, minus (ii) the aggregate reasonable rental value of the Property for the same period (as determined by a real estate broker selected by Landlord who is licensed in the state where the Property is located, who has at least ten (10) years’ experience immediately prior to the date in question in evaluating medical space, taking into account all relevant factors including, without limitation, the length of the remaining Lease Term, the then current market conditions in the general area, the likelihood of reletting for a period equal to the remainder of the Lease Term, net effective rates then being obtained by landlords for similar type space in similar buildings in the general area, vacancy levels in the general area, current levels of new construction in the general area and how that would affect vacancy and rental rates during the period equal to the remainder of the Lease Term and inflation), plus (iii) the costs of recovering the Property, and all other reasonable expenses incurred by Landlord due to Tenant’s default, including, without limitation, reasonable attorneys’ fees, and any and all costs and expenses incurred by Landlord in dealing with Landlord’s Lender, if any, which may have a Mortgage secured by the Property, plus (iv) the unpaid Rent earned as of the date of termination, plus (v) any other amount necessary to compensate Landlord for all the detriment proximately caused by Tenant’s failure to perform its obligations under this Lease or which in the ordinary course would be likely to result therefrom, including but not limited to, brokerage commissions and advertising expenses incurred, plus (vi) at Landlord’s election, such other amounts in addition to or in lieu of the foregoing as may be permitted from time to time by any applicable Law, plus (vii) interest, all of which sum shall be immediately due and payable by Tenant to Landlord;

(c) to bring an action against Tenant and/or against the Lease Guarantors or either of them for any damages sustained by Landlord or any equitable relief available to Landlord and to seize all Tenant Personalty upon the Property, in which Landlord shall have a landlord’s lien and/or security interest, and, at Landlord’s election, to dispose thereof in accordance with the Laws prevailing at the time and place of such seizure or to remove all or any portion of such Tenant Personalty and cause the same to be stored in a public warehouse or elsewhere at Tenant’s sole expense, without becoming liable for any loss or damage resulting therefrom and without resorting to legal or judicial process, procedure or action;

(d) to accelerate and recover from Tenant and/or from the Lease Guarantors or either of them all Rent and other Monetary Obligations due and owing and scheduled to become due and owing under this Lease both before and after the date of such breach for the entire Initial Term or any exercised Extension Term;

(e) without terminating this Lease, and without notice to Tenant, or either Lease Guarantor, (i) Landlord shall have the remedy described in California Civil Code Section 1951.4 (lessor may continue lease in effect after lessee’s breach and abandonment and recover rent as it becomes due, if lessee has the right to sublet or assign, subject only to reasonable limitations). Accordingly, if Landlord does not elect to terminate this Lease on account of an Event of Default, Landlord may, from time to time, without terminating this Lease, enforce all of its rights and remedies under this Lease, including the right to recover all rent as it becomes due and (ii) Landlord shall have the right in its own name, but as agent for Tenant enter into and take possession of the Property and re-let the Property, or any portion thereof, as agent of Tenant, upon any terms and conditions as Landlord may deem necessary or desirable (Landlord shall have no obligation to attempt to re-let the Property or any part thereof except to the extent required by applicable law). Upon any such re-letting, all rentals received by Landlord from such re letting shall be applied first to the costs incurred by Landlord in accomplishing any such re-letting, and thereafter shall be applied to the Rent owed by Tenant and/or the Lease Guarantors or either of them to Landlord during the remainder of the Lease Term of this Lease and Tenant shall pay any deficiency between the remaining Rent due hereunder and the amount received by such re-letting as and when due hereunder;

(f) allow the Property to remain unoccupied (so long as Landlord satisfies any duty established by applicable law to mitigate its damages) and collect Rent from Tenant as it becomes due; and/or

(g) pursue such other remedies as are available at law or in equity against the Tenant and/or against the Lease Guarantors or either of them.

In the event Landlord elects either to terminate this Lease or to terminate Tenant’s right to possession of the Property upon the occurrence of an Event of Default, then all licenses, certifications, permits and authorizations issued by any governmental agency, body or authority in connection with or relating to the Permitted Facility shall be deemed as being assigned to Landlord, to the extent assignable. Landlord shall also have the right to continue to utilize the telephone numbers and names of the Permitted Facility used by Tenant in connection with the operation of the Permitted Facility. To effectuate the foregoing, this Lease shall be deemed and construed as an assignment for purposes of vesting in Landlord all right, title and interest in and to (i) all licenses, certifications, permits and authorizations obtained in connection with the Permitted Facility, to the extent assignable, and (ii) the names of the Permitted Facility and telephone numbers used in connection with the Permitted Facility. Tenant hereby agrees to take such other action and execute such other documents as may be necessary in order to vest in Landlord all right, title and interest to the items specified herein.

Section 12.03. Landlord’s Option to Cure. If: (i) Tenant defaults in the making of any payment or in the doing of any act herein required to be made or done by Tenant in each case beyond any applicable cure period; or (ii) Tenant defaults in the making of payment to any third party, or doing any act required to be made or done by Tenant for or on behalf of said third party relating to the Property in each case beyond any applicable cure period, then Landlord may, but shall not be required to, make such payment or do such act, and charge the amount of the expense thereof, if made or done by Landlord, with interest thereon at the Default Rate, from the date paid by Landlord to the date of payment thereof by Tenant. Such payment and interest shall constitute Additional Rent hereunder due and payable with the next installment of Fixed Monthly Rent; but the making of such payment or the taking of such action by Landlord shall not operate to cure such default or to stop Landlord from the pursuit of any remedy to which Landlord would otherwise be entitled.

Section 12.04. No Election. No reentry or retaking possession of the Property by Landlord shall be construed as an election on its part to terminate this Lease, unless a written notice of such intention be given to Tenant, nor shall pursuit of any remedy herein provided constitute a forfeiture or waiver of any Fixed Monthly Rent, Additional Rent or other monies due to Landlord hereunder or of any damages accruing to Landlord by reason of the violations of the terms, provisions and covenants herein contained. Landlord’s acceptance of Fixed Monthly Rent or Additional Rent or other monies following any Event of Default hereunder shall not be construed as Landlord’s waiver of such Event of Default. No forbearance by Landlord of action upon any violation or breach of any of the terms, provisions, and covenants herein contained shall be deemed or construed to constitute a waiver of the terms, provisions, and covenants herein contained. Forbearance by Landlord to enforce one or more of the remedies herein provided upon an Event of Default shall not be deemed or construed to constitute a waiver of any other violation or default. Legal actions to recover for loss or damage that Landlord may suffer by reason of termination of this Lease or the deficiency from any reletting as provided for above shall include the expense of repossession or reletting, including brokerage commissions, and any repairs or remodeling undertaken by Landlord following repossession. The remedies of Landlord are cumulative.

Section 12.05. Tenant Waiver. Tenant and each of the Lease Guarantors hereby expressly waives, for itself and all Persons claiming by, through and under Tenant, or such Lease Guarantor, including creditors of all kinds, (i) any right and privilege which Tenant has under any present or future Legal Requirements to redeem the Property or to have a continuance of this Lease for the Lease Term after termination of Tenant’s right of occupancy by order or judgment of any court or by any legal process or writ, or under the terms of this Lease; (ii) the benefits of any present or future Legal Requirement that exempts property from liability for debt or for distress for rent; (iii) any present or future Legal Requirement relating to notice or delay in levy of execution in case of eviction of a tenant for nonpayment of rent; and (iv) any benefits and lien rights which may arise pursuant to any present or future Legal Requirement. With respect to any notices required to be delivered by the Landlord under Article 12, the provisions of the Lease shall control and shall be in lieu of, and not in addition to, any notice required under California Code of Civil Procedure Section 1161 and any similar or successor Law, which Tenant hereby waives.

Section 12.06. Counterclaim Waiver. THE PARTIES HERETO SHALL, AND THEY HEREBY DO, KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE TRIAL BY JURY IN ANY ACTION, PROCEEDING, CLAIM OR COUNTERCLAIM BROUGHT BY THE PARTIES HERETO AGAINST THE OTHERS ON ANY MATTERS WHATSOEVER ARISING OUT OF, OR IN ANY WAY CONNECTED WITH, THIS LEASE, THE PROPERTY, AND/OR CLAIM OF INJURY OR DAMAGE. FURTHERMORE, TENANT AND EACH LEASE GUARANTOR HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVES THE RIGHT IT MAY HAVE TO SEEK PUNITIVE, CONSEQUENTIAL, SPECIAL AND INDIRECT DAMAGES FROM LANDLORD AND

ANY OF THE AFFILIATES, OFFICERS, DIRECTORS, MEMBERS, MANAGERS OR EMPLOYEES OF LANDLORD OR ANY OF THEIR SUCCESSORS WITH RESPECT TO ANY AND ALL ISSUES PRESENTED IN ANY ACTION, PROCEEDING, CLAIM OR COUNTERCLAIM BROUGHT WITH RESPECT TO ANY MATTER ARISING OUT OF OR IN CONNECTION WITH THIS LEASE OR ANY DOCUMENT CONTEMPLATED HEREIN OR RELATED HERETO. THE WAIVER BY TENANT AND EACH LEASE GUARANTOR OF ANY RIGHT IT MAY HAVE TO SEEK PUNITIVE, CONSEQUENTIAL, SPECIAL AND INDIRECT DAMAGES HAS BEEN NEGOTIATED BY THE PARTIES HERETO AND IS AN ESSENTIAL ASPECT OF THEIR BARGAIN.

Section 12.07. Attorneys’ Fees. In the event of any legal action or proceeding brought by any party against the other parties arising out of this Lease, the prevailing party shall be entitled to recover reasonable attorneys’ fees and costs (including, without limitation, court costs and expert witness fees) incurred in such action. Such amounts shall be included in any judgment rendered in any such action or proceeding.

ARTICLE 13

MORTGAGE, SUBORDINATION AND ATTORNMENT

Section 13.01. No Liens. Landlord’s interest in this Lease and/or the Property shall not be subordinate to any liens or encumbrances placed upon the Property by or resulting from any act of Tenant, and nothing herein contained shall be construed to require such subordination by Landlord. NOTICE IS HEREBY GIVEN THAT TENANT IS NOT AUTHORIZED TO PLACE OR ALLOW TO BE PLACED ANY LIEN, MORTGAGE, DEED OF TRUST, DEED TO SECURE DEBT, SECURITY INTEREST OR ENCUMBRANCE OF ANY KIND UPON ALL OR ANY PART OF THE PROPERTY OR TENANT’S LEASEHOLD INTEREST THEREIN, AND ANY SUCH PURPORTED TRANSACTION SHALL BE VOID; PROVIDED, HOWEVER, THAT THE FOREGOING PROHIBITION SHALL NOT APPLY TO PROHIBIT A PURCHASE MONEY SECURITY INTEREST IN TENANT PERSONALTY OR PROHIBIT TENANT PERSONALTY FROM BEING SUBJECT TO A CAPITAL LEASE.

Section 13.02. Subordination. This Lease, at all times, shall automatically be subordinate to the lien of any and all ground leases, liens and Mortgages now or hereafter placed upon all or any part of the Property by Landlord or its successors, including purchasers or transferees, and any and all renewals, modifications, and extensions thereof. The foregoing subordination shall be self-operative and no further instruments of subordination shall be necessary, but Tenant hereby agrees to execute upon demand, any customary and reasonable instrument which the Landlord or any Lender may deem necessary or desirable to effect the subordination of this Lease to any such Mortgage, ground lease or lien, upon the condition that Tenant shall have the right to remain in possession of and operate the Property under the terms of this Lease, notwithstanding any default in any or all such ground leases or Mortgages, or after the foreclosure of any such Mortgages, so long as no Event of Default shall have occurred and be continuing (such instrument herein an “SNDA”). It is specifically understood and agreed by the parties hereto that this agreement and all rights, privileges, and benefits hereunder are and shall be, at all times, subject to and subordinate to the lien of any and all Mortgages and the accompanying documents executed by the Landlord on behalf of the Property. Notwithstanding the preceding provisions of this Section 13.02, Tenant will be provided with a SNDA executed by each Lender holding a Mortgage on commercially reasonable terms and conditions, and Tenant agrees to promptly execute and return such SNDA to Landlord. This Lease is expressly made subject to and is subordinate to all current or future mortgages and liens upon the Property or any part thereof.

Section 13.03. Election To Declare Lease Superior. If any Lender, receiver or other secured party elects to have this Lease and the interest of Tenant hereunder, be superior to any Mortgage and evidences such election by notice given to Tenant, then this Lease and the interest of Tenant hereunder shall be deemed superior to any such Mortgage, whether this Lease was executed before or after such Mortgage and in that event such Lender, receiver or other secured party shall have the same rights with respect to this Lease as if it had been executed and delivered prior to the execution and delivery of such Mortgage and had been assigned to such Lender, receiver or other secured party.

Section 13.04. Tenant’s Attornment. Tenant covenants and agrees that, if by reason of a default upon the part of Landlord herein in the performance of any of the terms and conditions of any Mortgage, and the estate of Landlord thereunder is terminated by summary dispossession proceedings or otherwise, Tenant will attorn to the then Lender or the purchaser in such foreclosure proceedings, as the case may be, and will recognize such Lender or such purchaser as the Landlord under this Lease. Tenant covenants and agrees to execute and deliver, at any time and from time to time, upon the request of Landlord or of any Lender or the purchaser in foreclosure proceedings, any instrument which may be necessary or appropriate to evidence such attornment. Tenant further waives the provisions of any statute or rule of law now or hereafter in effect which may terminate this Lease or give or purport to give Tenant any right of election to terminate this Lease or to surrender possession of the Property in the event any such proceedings are brought against Landlord under such Mortgage or by any Lender, and agrees that this Lease shall not be affected in any way whatsoever by any such proceedings.

Section 13.05. Notice to Lender. Tenant shall give written notice to any Lender having a recorded lien upon any of the Property or any part thereof of which Tenant has been notified of any breach or default by Landlord of any of its obligations under this Lease and give such Lender at least thirty (30) days beyond any notice period to which Landlord might be entitled to cure such default before Tenant may exercise any remedy with respect thereto.

ARTICLE 14

ASSIGNMENT

Section 14.01. Assignment by Landlord. As a material inducement to Landlord’s willingness to enter into the transactions contemplated by this Lease (the “Transaction”) and the other Transaction Documents, Tenant hereby agrees that Landlord may, from time to time and at any time and without the consent of Tenant, engage in all or any combination of the following, or enter into agreements in connection with any of the following or in accordance with requirements that may be imposed by applicable securities, tax or other Laws: (i) the sale, assignment, grant, conveyance, transfer, financing, refinancing, purchase or reacquisition of all, less than all or any portion of the Property, this Lease or any other Transaction Document,

Landlord’s right, title and interest in this Lease or any other Transaction Document, the servicing rights with respect to any of the foregoing, or participations in any of the foregoing; or (ii) a Securitization and related transactions. Without in any way limiting the foregoing, the parties acknowledge and agree that Landlord, in its sole discretion, may assign this Lease or any interest herein to another Person (including without limitation, a taxable REIT subsidiary) in order to maintain Landlord’s or any of its Affiliates’ status as a REIT.

In the event of any such sale, transfer or assignment other than a security assignment by Landlord of its interest in this Lease and the Property, Landlord shall thereby be released from any obligations accruing hereunder as of and after the date of such transfer, and Tenant agrees to attorn to the successor in interest of Landlord following any such transfer of such interest either voluntarily or by operation of law, to recognize such successor as Landlord under this Lease, and look solely to such successor in interest of Landlord for the performance of such obligations. Landlord shall remain liable for any obligations of Landlord hereunder accruing prior to the date of the transfer of the Property by Landlord. Any security given by Tenant to secure the performance of Tenant’s obligations hereunder may be assigned and transferred by Landlord to its successor in interest, and Landlord shall thereby be discharged of any further obligation relating thereto. At the request of Landlord, Tenant will execute such documents confirming the sale, assignment or other transfer and such other agreements as Landlord may reasonably request, provided that the same do not increase the liabilities and obligations of Tenant hereunder.

Section 14.02. Transfer by Tenant.

(a) No Transfer. Tenant shall not voluntarily or by operation of law assign, license, franchise, transfer, mortgage, hypothecate, or otherwise transfer or encumber (collectively “Transfer”) all or any part of this Lease or any interest therein, and shall not sublet, franchise, change ownership or license (also included as a “Transfer”) all or any part of the Property, without first obtaining the prior written consent of Landlord, which consent may be withheld in Landlord’s sole discretion. If Tenant hereunder is a corporation, an unincorporated association, a limited liability company or a partnership, the transfer, merger, assignment or hypothecation of any stock or interest in such corporation, association or partnership in the aggregate in excess of ten percent (10%) shall be deemed an assignment within the meaning and provisions of this Section; provided, however, that: (a) an assignment of any such stock or interest with respect to a corporation, a limited liability company, or partnership whose shares or partnership interests are publicly traded, (b) an assignment or sublease to any corporation which controls, is controlled by or is under common control with Tenant, or (c) an assignment or sublease by a shareholder or member to his spouse, legal partner or children or to a trust for the benefit of his spouse, legal partner or children, are all excepted from the foregoing provision. For the avoidance of doubt, a merger, equity exchange, change of control or any corporate reorganization or transaction as described above, whether or not Tenant survives such transaction (including any transaction resulting in a change of control of the board of directors or other governing body from that which existed at the commencement of this Lease) shall also be considered to be a “Transfer” by Tenant for purposes of this Section 14.02.

Notwithstanding anything to the contrary contained in this Lease, in the event of a Transfer, Tenant shall remain fully liable for all of the Tenant’s obligations under this Lease,

including obligations arising subsequent to the date of the Transfer. Any attempted Transfer without any required consent being first had and obtained shall be wholly void and shall confer no rights upon any third parties.

Without in any way limiting Landlord’s right to refuse to give such consent for any other reason or reasons, Landlord hereby reserves the right to refuse to give such consent if, in Landlord’s sole discretion (i) the quality of the business operation conducted on the Property is or may in any way be adversely affected during the Lease Term of this Lease by such proposed Transfer, (ii) the financial net worth and/or cash flow and/or credit worthiness of a proposed new tenant is less than that of Tenant, (iii) the proposed new tenant is less experienced and/or less successful as an operator of LTCH facilities than Tenant, (iv) the proposed new tenant is a governmental agency or instrumentality thereof, or (v) the proposed new tenant competes, either directly or indirectly, with Landlord or any facilities which Landlord owns or in which Landlord has a mortgage or other financial interest. Landlord may also require, as a condition of its approval that the then remaining term of this Lease be renewed and extended so that the then remaining term shall be not less than fifteen (15) full years.

Landlord furthermore hereby reserves the right to condition Landlord’s consent to any Transfer upon Landlord’s receipt from Tenant of a written agreement, in form and substance reasonably acceptable to Landlord, pursuant to which Tenant shall pay over to Landlord fifty percent (50%) all rent or other consideration received by Tenant from any such subtenant or assignee, either initially or over the term of the assignment or sublease, in excess of the Rents called for hereunder, or, in case of the sublease of a portion of the Property, in excess of such rent fairly allocable to such portion, after appropriate adjustments to assure that all other payments called for hereunder are taken into account (the “Transfer Premium”). Consent by Landlord to any Transfer of the Property or any interest therein shall not be a waiver of Landlord’s rights under this Section as to any subsequent Transfer.

(b) Notice. In the event that Tenant desires at any time to Transfer the Property or any portion thereof, Tenant shall submit to Landlord at least sixty (60) days prior to the proposed effective date of the Transfer (“Proposed Effective Date”), in writing: (i) a request for permission to Transfer, setting forth the Proposed Effective Date, which shall be no less than sixty (60) nor more than ninety (90) days after the sending of such notice; (ii) the name of the proposed subtenant or assignee or other party; (iii) the nature of the business to be carried in the Property after the Transfer: (iv) the terms and provisions of the proposed Transfer; (v) a copy of all existing executed and/or proposed documentation pertaining to the Transfer; and (vi) current financial statements (audited, if requested by Landlord) of Tenant and the proposed subtenant or assignee; and such additional information that Landlord may reasonably request in order to make a reasoned judgment.

(c) Rental Collection/Effect of Transfer. If this Lease be assigned, or if the Property or any part thereof be sublet or occupied by anybody other than Tenant, Landlord may collect Rents from the assignee, subtenant or occupant and apply the net amount collected to the Rents herein reserved and retain any excess Rents so collected, but no such assignment, subletting, occupancy or collection shall be deemed a waiver of Tenant’s covenant set forth in the first sentence of Section 14.02(a) above, nor shall such assignment, subletting, occupancy or collection be deemed an acceptance by Landlord of the assignee, subtenant or occupant as tenant, or a release of Tenant , the Lease Guarantors, or any other guarantor, if any, from the further performance by Tenant of covenants on the part of Tenant herein contained, or affect the continuing primary liability of Tenant hereunder or of the Lease Guarantors under their respective Lease Guaranties (which, following any assignment, shall be joint and several with the assignee). If Landlord consents to a Transfer, (i) the terms and conditions of this Lease shall in no way be deemed to have been waived or modified, (ii) such consent shall not be deemed consent to any further Transfer by either Tenant or a transferee, (iii) Tenant shall deliver to Landlord, promptly after execution, an original executed copy of all documentation pertaining to the Transfer in form reasonably acceptable to Landlord, and (iv) Tenant shall furnish upon Landlord’s request a complete statement, certified by an independent certified public accountant, or Tenant’s chief financial officer, setting forth in detail the computation of any Transfer Premium Tenant has derived and shall derive from such Transfer. Landlord or its authorized representatives shall have the right, at all reasonable times, to audit the books, records and papers of Tenant relating to any Transfer, and shall have the right to make copies thereof. If the Transfer Premium respecting any Transfer shall be found understated, Tenant shall within thirty (30) days after demand, pay the deficiency, and if understated by more than five percent (5%), Tenant shall pay Landlord’s reasonable costs of such audit.

(d) No Waiver. Notwithstanding any assignment or sublease, or any indulgences, waivers or extensions of time granted by Landlord to assignee or subtenant, or any failure by Landlord to take action against any assignee or subtenant, Tenant and each Lease Guarantor waives notice of any default of any assignee or subtenant and agrees that Landlord may, at Landlord’s option, proceed against Tenant and/or each Lease Guarantor without having taken action against or joined such assignee or subtenant, except that Tenant shall have the benefit of any indulgences, waivers and extensions of time granted to any such assignee or subtenant. Landlord may make reasonable charges to Tenant for any reasonable attorneys’ fees or expenses incident to any documentation relating to any proposed Transfer by Tenant.

(e) Conditions to Landlord’s Consent. Landlord’s consent to any assignment shall be conditioned inter alia, upon the requirement that the proposed assignee shall have the same or greater financial net worth as Tenant and that the proposed assignee shall expressly assume all of Tenant’s obligations hereunder. Landlord’s consent to any sublease shall be conditioned, inter alia, upon the requirement that the sublease shall state: (i) that it is subject to all of the provisions of this Lease; and (ii) that the subtenant’s rights shall not survive the earlier termination of this Lease, whether by voluntary cancellation between Landlord and Tenant, or otherwise.

Section 14.03. No Sale of Assets. Without the prior written consent of Landlord, Tenant shall not sell all or substantially all of Tenant’s assets. Any sale of Tenant’s assets in violation of this Section 14.03, shall be voidable at the sole option of Landlord. Any consent to a sale of Tenant’s assets given by Landlord hereunder shall not be deemed a consent to any subsequent sale of Tenant’s assets.

ARTICLE 15

NOTICES

Section 15.01. Notices. Any notice required or desired to be given to a party hereto shall be valid and sufficient if in writing and addressed to the addresses listed below and delivered by personal delivery or overnight delivery or mailed by United States registered or certified mail, with postage and charges prepaid thereon. Any notice shall be deemed to have been given on the day receipt or the date of first refusal of delivery (based on written evidence thereof). Landlord or Tenant may designate the place to which notices shall be given and addressed by giving at least fifteen (15) days’ prior written notice to the other party, such notice to be given in accordance with the foregoing provisions of this paragraph. The initial address for each party shall be as follows:

As to Landlord:	MRT of Kentfield CA – LTACH, LLC
c/o MedEquities Realty Trust, Inc.
201 Seaboard Lane, Suite 100
Franklin, TN 37067
Attn: William C. Harlan, President
Telephone: (615) 943-5621
Email: wharlan@medequities.com

with copy to:	H3GM
333 Commerce Street, Suite 1500
Nashville, Tennessee 37201
Attn: Glen Allen Civitts, Esq.
Telephone: (615) 251-1070
Facsimile: (615) 251-1059
Email: gac@h3gm.com

As to Tenant:	1125 Sir Francis Drake Operating Company, LLC
c/o Vibra Healthcare, LLC
4550 Lena Drive, Suite 225
Mechanicsburg, PA 17055
Attn: Douglas C. Yohe, General Counsel
Telephone: (717) 591-5737
Facsimile: (717) 591-5710
Email: dyohe@vibrahealth.com

As to Lease Guarantors:	Vibra Healthcare, LLC and Vibra Healthcare II, LLC
c/o Vibra Healthcare, LLC
4550 Lena Drive, Suite 225
Mechanicsburg, PA 17055
Attn: Douglas C. Yohe, General Counsel
Telephone: (717) 591-5737
Facsimile: (717) 591-5710
Email: dyohe@vibrahealth.com

ARTICLE 16

LANDLORD’S LIEN/SECURITY INTEREST

Section 16.01. Lien on Personal Property. Landlord shall have and Tenant hereby grants to Landlord a lien on every right and interest of Tenant in and to this Lease, and on any Tenant Personalty, certificates of need, licenses, provider agreements, certifications, books, records and other property of any kind belonging to Tenant and used in connection with the Lease or located at the Property but excluding Tenant’s Accounts. Notwithstanding the foregoing, Landlord hereby agrees to subordinate to Tenant’s lenders (including institutional financing for purchase money and capital lease liens) any statutory liens and rights of distress Landlord has with respect to Tenant’s tangible personal property purchased by Tenant with purchase-money financing after the Lease Commencement Date and located within the Premises. For purposes of this Section, the term “Accounts” means collectively (a) any right to payment of a monetary obligation, whether or not earned by performance, (b) without duplication, and “account” (as defined in the Uniform Commercial Code as in effect in the State of Delaware (the “UCC Code”), as the same may be amended from time to time), any accounts receivable (whether in the form of payments for services rendered or goods sold, rents, license fees or otherwise), any “health-care-insurance receivables” (as defined in the UCC Code), any “payment intangible” (as defined in the UCC Code), and all other rights to payment and/or reimbursement of every kind and description, whether or not earned by performance, (c) all accounts, rights, remedies, guarantees, supporting obligations, letter of credit rights and security interest in respect to the foregoing, all rights of enforcement and collection, (d) all information and data compiled or derived by Tenant or which Tenant is entitled in respect of or related to the foregoing, and (e) all proceeds of the foregoing. The Landlord’s security interest in the Tenant’s assets are subject to the terms of the Intercreditor Agreement dated on or about the Lease Commencement Date between Midcap Financial IV, LLC and Landlord, as the same may be amended, restated and modified by the parties thereto.

Such lien is granted for the purpose of securing the payments of Rent, charges, penalties, and damages herein covenanted to be paid by Tenant, and for the purpose of securing the performance of all of Tenant’s obligations under this Lease. Such lien shall be in addition to all rights to Landlord given and provided by law. This Lease shall constitute a security agreement under the Uniform Commercial Code pursuant to which Tenant as debtor grants to Landlord as secured party a security interest in any Tenant Personalty, certificates of need, licenses, provider agreements, certifications, books, records and other personal property of any kind belonging to Tenant but excluding Tenant’s accounts receivable, and Tenant shall execute such other instruments and financing statements as Landlord may request to evidence or perfect said security interest. None of the Tenant Personalty, goods, wares, merchandise, inventory, equipment or other personal property of Tenant situated on the Property shall be removed from the Property without the prior written consent of Landlord. In the Event of Default of Tenant hereunder, Landlord shall have any and all rights and remedies granted a secured party under the Uniform Commercial Code then in effect in the state where the Property is located. The exercise of the foregoing remedy by Landlord shall not relieve or discharge Tenant from any deficiency owed to Landlord which Landlord has the right to enforce pursuant to any other provision of this Lease. Tenant covenants to promptly notify Landlord of any changes in Tenant’s name and/or organizational structure which may necessitate the execution and filing of additional financing statements; provided, however, the foregoing shall not be construed as Landlord’s consent to such changes.

ARTICLE 17

MISCELLANEOUS

Section 17.01. Recitals and Exhibits. The recitals of fact set forth above are true and correct and are by this reference made a part of this Lease. All Exhibits attached to this Lease and incorporated herein by this reference.

Section 17.02. Landlord Definition. The term “Landlord” as used in this Lease means only the owner of fee simple title of the Property, or the Lender in possession for the time being of the Property so that in the event of any sale, or other transfer of the Property, Landlord shall be and hereby is entirely freed and relieved of all obligations of Landlord hereunder and it shall be deemed without further agreement between the parties and such purchaser(s), assignee(s) or Tenant(s) that the purchaser, assignee or Tenant has assumed and agreed to observe and perform all obligations of Landlord hereunder.

Notwithstanding anything to the contrary provided in this Lease, it is specifically understood and agreed, such agreement being a primary consideration for the execution Lease by Landlord, that Landlord’s obligations and liability with respect to this Lease shall be limited solely to Landlord’s interest in the Property and improvements thereon, as such interest is constituted from time to time, which interest shall include all proceeds from the sale of the building, insurance awards, and Condemnation awards, and neither Landlord nor any partner of Landlord, or any officer, director, shareholder, manager, partner or member, shall have any individual or personal liability whatsoever with respect to this Lease.

Section 17.03. Remedies Cumulative. Mention in this Lease of any specific right or remedy shall not preclude Landlord from exercising any other right or from having any other remedy or from maintaining any action to which it may be otherwise entitled either at law or in equity including, without limitation Landlord’s remedies for Tenant’s default in the payment of Rent. The failure of Landlord to insist in any one or more instances upon a strict performance of any covenant of Tenant or either Lease Guarantor under this Lease or to exercise any option or right herein contained shall not be construed as a waiver or relinquishment for the future of any such covenant, right or option, but it shall remain in full force and effect unless the contrary is expressly waived in writing by Landlord.

Section 17.04. Recording. It is agreed that Tenant shall not record this Lease without first obtaining written permission from Landlord, which permission may be withheld at Landlord’s sole option. Any violation of this clause shall be deemed a default on the part of Tenant, and Landlord at its option reserves the right to cancel this Lease and take those steps necessary to remove this Lease and/or a memorandum hereof from record. Landlord and Tenant shall record a memorandum of this Lease and Tenant agrees to bear any and all costs and expenses in connection with same.

Section 17.05. Successors and Assigns. This Lease and the covenants, terms and conditions herein contained shall inure to the benefit of and be binding upon Landlord, its successors and assigns, and shall be binding upon Tenant, its successors and permitted assigns.

Section 17.06. Brokerage. The parties each represent and warrant to each other that neither has employed a broker in connection with this transaction. In the event there is a claim against either party hereto with respect to any broker whatsoever other than as set forth in this Section, the party whose action gives rise to the claim for commission shall indemnify the other party against any liability, damage, cost or fee in connection with such claim, including, without limitation, attorneys’ fees and costs.

Section 17.07. Securitizations. As a material inducement to Landlord’s willingness to enter into the Transactions contemplated by this Lease and the other Transaction Documents, Tenant hereby acknowledges and agrees that Landlord may, from time to time and at any time (i) advertise, issue press releases, send direct mail or otherwise disclose information regarding the Transaction for marketing purposes; and (ii) (A) act or permit another Person to act as sponsor, settler, transferor or depositor of, or a holder of interests in, one or more Persons or other arrangements formed pursuant to a trust agreement, indenture, pooling agreement, participation agreement, sale and servicing agreement, limited liability company agreement, partnership agreement, articles of incorporation or similar agreement or document; and (B) permit one or more of such Persons or arrangements to offer and sell stock, certificates, bonds, notes, other evidences of indebtedness or securities that are directly or indirectly secured, collateralized or otherwise backed by or represent a direct or indirect interest in whole or in part in any of the assets, rights or properties described in Section 14.01 of this Lease, in one or more Persons or arrangements holding such assets, rights or properties, or any of them (collectively, the “Securities”), whether any such Securities are privately or publicly offered and sold, or rated or unrated (any combination of which actions and transactions described in both clauses (A) and (B) in this paragraph, whether proposed or completed, are referred to in this Lease as a “Securitization”).

Tenant and Lease Guarantors shall cooperate fully with Landlord and any Affected Party with respect to all reasonable requests and due diligence procedures and to use reasonable efforts to facilitate such Securitization, including, without limitation, providing for inclusion in any prospectus or other Securities offering material such documents, financial and other data, and other information and materials which would customarily be required with respect to Tenant or Lease Guarantors by a purchaser, transferee, assignee, servicer, participant, investor or rating agency involved with respect to such Securitization, and Tenant and Lease Guarantors shall indemnify and hold harmless Landlord for any and all liabilities, losses and expenses arising under the Securities Act, or the Exchange Act, in connection with any material misstatement (or alleged misstatement) contained in such information provided in writing (including, without limitation, electronically) by Tenant or Lease Guarantors or their respective officers, managers, members, employees, or agents, or any omission (or alleged omission) of a material fact by Tenant or its officers, managers, members, employees, or agents, the inclusion of which was necessary to make such written information not misleading, unless such material misstatement or alleged misstatement or omission or alleged omission is caused by Landlord or its directors, officers, managers, members, shareholders, employees, or agents.

Tenant and/or Lease Guarantors shall deliver to Landlord, any Affected Party and to any Person designated by Landlord, such statements and audit letters of reputable, independent certified public accountants pertaining to the written information provided by Tenant and/or Lease Guarantors pursuant to this Section as shall be requested by Landlord or such Affected Party, as the case may be. Tenant and/or Lease Guarantors also shall deliver to Landlord, any Affected Party and to any Person designated by Landlord or any Affected Party, such opinions of counsel (including, without limitation, local counsel opinions), appraisals, environmental reports and zoning letters, or updates of any of the foregoing, as are customarily delivered in connection with Securitizations or as may be required by any rating agency in connection with any Securitization.

Section 17.08. Bankruptcy. As a material inducement to Landlord executing this Lease, Tenant acknowledges and agrees that Landlord is relying upon (i) the financial condition and specific operating experience of Tenant and Tenant’s obligation to use the Property as a Permitted Facility; (ii) Tenant’s timely performance of all of its obligations under this Lease notwithstanding the entry of an order for relief under the Bankruptcy Code for Tenant; and (iii) all defaults under this Lease being cured promptly and this Lease being assumed within sixty (60) days of any order for relief entered under the Bankruptcy Code for Tenant, or this Lease being rejected within such sixty (60) day period and the Property surrendered to Landlord. Accordingly, in consideration of the mutual covenants contained in this Lease and for other good and valuable consideration, Tenant hereby agrees that: (i) all obligations that accrue under this Lease (including the obligation to pay Rents), from and after an Insolvency Event shall be timely performed exactly as provided in this Lease and any failure to so perform shall be harmful and prejudicial to Landlord; (ii) any and all Rents that accrue from and after an Insolvency Event and that are not paid as required by this Lease shall, in the amount of such Rents, constitute administrative expense claims allowable under the Bankruptcy Code with priority of payment at least equal to that of any other actual and necessary expenses incurred after an Insolvency Event; (iii) any extension of the time period within which Tenant may assume or reject this Lease without an obligation to cause all obligations under this Lease to be performed as and when required under this Lease shall be harmful and prejudicial to Landlord; (iv) any time period designated as the period within which Tenant must cure all defaults and compensate Landlord for all pecuniary losses which extends beyond the date of assumption of this Lease shall be harmful and prejudicial to Landlord; (v) any assignment of this Lease must result in all terms and conditions of this Lease being assumed by the assignee without alteration or amendment, and any assignment which results in an amendment or alteration of the terms and conditions of this Lease without the express written consent of Landlord shall be harmful and prejudicial to Landlord; (vi) any proposed assignment of this Lease shall be harmful and prejudicial to Landlord if made to an assignee that does not possess financial condition adequate to operate Permitted Facility upon the Property or operating performance and experience characteristics satisfactory to Landlord equal to or better than the financial condition, operating performance and experience of Tenant as of the Effective Date; and (vii) the rejection (or deemed rejection) of this Lease for any reason whatsoever shall constitute cause for immediate relief from the automatic stay provisions of the Bankruptcy Code, and Tenant stipulates that such automatic stay shall be lifted immediately and possession of the Property will be delivered to Landlord immediately without the necessity of any further action by Landlord. No provision of this Lease shall be deemed a waiver of Landlord’s rights or remedies under the Bankruptcy Code or applicable Law to oppose any assumption and/or assignment of this Lease, to require timely performance of Tenant’s obligations under this Lease, or to regain possession of the Property as a result of the failure of Tenant to comply with the terms and conditions of this Lease or the Bankruptcy Code. Notwithstanding anything in this Lease to the contrary, all amounts payable by Tenant to or on behalf of Landlord under this Lease, whether or not expressly denominated as such, shall constitute “rent” for the purposes of the Bankruptcy Code. For purposes of this Section addressing the rights and obligations of Landlord and Tenant upon an Insolvency Event, the term “Tenant” shall include Tenant’s successor in bankruptcy, whether a trustee, Tenant as debtor in possession or other responsible person.

Section 17.09. Pronouns. All pronouns and all variations thereof shall be deemed to refer to the masculine, feminine or neuter, singular or plural, as the identity of the person or persons or entity may require.

Section 17.10. Counterparts. This Lease may be executed in counterparts, each of which constitutes an original and all of which taken together shall constitute one agreement.

Section 17.11. Governing Law. This Lease is to be construed under the Laws of the state where the Property is located.

Section 17.12. Section Headings. The section headings of this Lease are for convenience only and shall not be considered in the interpretation of the terms and provisions of this Lease.

Section 17.13. Exhibits. This Lease is subject to any Exhibit attached hereto and made a part hereof.

Section 17.14. Attorneys Fees. In the event of any judicial or other adversarial proceeding concerning this Lease, to the extent permitted by Law, Landlord shall be entitled to recover all of its reasonable attorneys’ fees and other Costs in addition to any other relief to which it may be entitled. In addition, Landlord shall, upon demand, be entitled to all attorneys’ fees and all other Costs incurred in the preparation and service of any notice or demand hereunder, whether or not a legal action is subsequently commenced.

Section 17.15. Lender Protection. In the event that a Lender or potential Lender of the Property requests modifications to this Lease, Tenant agrees to consent to all such reasonable modifications to this Lease, provided none of the modifications change the Fixed Rent due hereunder and none of the modifications impose any additional economic burden or expense on Tenant. Tenant agrees that in the event of any default by Landlord in any of the terms and conditions of this Lease, that Tenant shall notify any Lender holding a Mortgage on the Property

(provided any such Lender furnishes Tenant notice in writing of: (i) any such Lender’s lien on the Property; and (ii) any such Lender’s address for such notice purposes of any such default by Landlord) and any such Lender shall have a period of thirty (30) days after receipt of such notice from Tenant to cure any default. When, however, the nature of the default of Landlord is such that it cannot be cured within said thirty (30) days, any such Lender shall have such additional time as may be reasonably required to cure any such default, provided any such Lender: (i) shall have commenced to cure any such default within said thirty (30) day period; and (ii) shall diligently continue such steps until such default is cured. No alleged default by Landlord shall be deemed perfected until the expiration of the time(s) given to the Lender under the provisions of this section.

Section 17.16. Easements, Agreements, or Encumbrances. The parties shall be bound by all existing easements, agreements, and encumbrances of record relating to the Property. During the Lease Term, Landlord shall have the right to grant easements on, over, under and above the Property without the prior consent of Tenant, provided that such easements will not materially interfere with Tenant’s use of the Property or materially increases the obligations of Tenant. Tenant shall comply with and perform all obligations of Landlord under all easements, declarations, covenants, restrictions and other items of record now or hereafter encumbering the Property. Without Landlord’s prior written consent which consent will not be unreasonably withheld, conditioned or delayed, Tenant shall not grant any easements on, over, under or above the Property. Landlord shall not be liable to Tenant for any damages resulting from any action taken by a holder of an interest pursuant to the rights of that holder thereunder.

Section 17.17. Writing; Applicable to Successors. This Lease cannot be changed or terminated, except by a written instrument subsequently executed by the parties hereto. This Lease and the terms and conditions hereof apply to and are binding upon the successors and assigns of both parties.

Section 17.18. Time of the Essence. Time is of the essence and in all provisions of this Lease.

Section 17.19. Severability. Should any provisions of this Lease and/or of its conditions be illegal or unenforceable under any court decision or any Laws, ordinances or regulations of any governing authority having jurisdiction over the parties hereto or the Property, it or they shall be considered severable, and all other provisions of the Lease shall remain in full force and be binding upon the parties as though the illegal or unenforceable provisions had never been included.

Section 17.20. Real Estate Investment Trust. If Landlord in good faith determines that its status as a real estate investment trust under the provisions of the Internal Revenue Code of 1986, as heretofore or hereafter amended, will be jeopardized because of any provision of this Lease, Landlord may request reasonable amendments to this Lease and Tenant will not unreasonably withhold, delay or defer its consent thereto, provided that such amendments do not (a) materially increase the economic obligations of Tenant or impair Tenant’s rights pursuant to this Lease or (b) in any other manner materially adversely affect Tenant’s interest in the Property.

Section 17.21. Covenant Not To Compete. Except as specifically permitted below, Tenant agrees that during the Lease Term, and for a period of two (2) years thereafter, neither Tenant nor any subsidiary or other affiliated entity of Tenant or any company under common ownership, management or control with Tenant, shall own, acquire, build, construct, lease, manage or operate a “Competing Facility”, as defined herein, located within a thirty-five (35) mile radius of the Property. This non-compete provision shall not apply to any existing, operational facility as of the commencement of this Lease. As used herein, Competing Facility means any licensed long term care hospital or, unless permitted with Landlord’s consent, not to be unreasonably withheld, conditioned or delayed, as to a particular facility, any similar facility, however designated or described, which provides comparable care and services. In the event Tenant should breach these non-compete provisions, Tenant may be permanently enjoined from doing so. In the event of any suit to enforce the non-compete provisions, if Landlord is granted any relief against Tenant, Tenant shall be liable to Landlord for all of Landlord’s court costs, expenses and legal fees incurred in seeking to enforce the provisions of this non-compete provision. Landlord and Tenant agree, that the foregoing provision shall not limit the Tenant’s ability to open and operate a satellite hospital-in-hospital offering LTCH beds under the auspices of the existing LTCH licensure of the Property which satellite hospital shall be located on the sixth floor of the Dignity Health St. Mary’s Medical Center, located at 450 Stanyon Street, San Francisco, CA 94117.

Section 17.22. State or Local Law Provisions. The State/Local Law Provisions, if any, attached hereto as Exhibit E are modifications to the terms of this Lease and, if conflicting, such State/Local Law Provisions shall control in the event of any conflict with the other provisions of this Lease or any exhibits hereto.

Section 17.23. Special Stipulations. The Special Stipulations, if any, attached hereto as Exhibits F-1, F-2 and F-3 are modifications to the terms of this Lease and, if conflicting, such Special Stipulations shall control in the event of any conflict with the other provisions of this Lease or any exhibits hereto.

Section 17.24. Force Majeure. Any prevention, delay or stoppage due to strikes, lockouts, acts of God, enemy or hostile governmental action, civil commotion, fire or other casualty beyond the control of the party obligated to perform (each, a “Force Majeure Event”) shall excuse the performance by such party for a period equal to any such prevention, delay or stoppage, expressly excluding, however, the obligations imposed upon Tenant with respect to Rent and other Monetary Obligations to be paid hereunder.

Section 17.25. No Merger. There shall be no merger of this Lease nor of the leasehold estate created by this Lease with the fee estate in or ownership of the Property by reason of the fact that the same person, corporation, firm or other entity may acquire or hold or own, directly or indirectly, (a) this Lease or the leasehold estate created by this Lease or any interest in this Lease or in such leasehold estate, and (b) the fee estate or ownership of the Property or any interest in such fee estate or ownership. No such merger shall occur unless and until all persons, corporations, firms and other entities having any interest in (i) this Lease or the leasehold estate created by this Lease, and (ii) the fee estate in or ownership of the Property or any part thereof sought to be merged shall join in a written instrument effecting such merger and shall duly record the same.

Section 17.26. Interpretation. Landlord and Tenant acknowledge and warrant to each other that each has been represented by independent counsel and has executed this Lease after being fully advised by said counsel as to its effect and significance. This Lease shall be interpreted and construed in a fair and impartial manner without regard to such factors as the party which prepared the instrument, the relative bargaining powers of the parties or the domicile of any party. Whenever in this Lease any words of obligation or duty are used, such words or expressions shall have the same force and effect as though made in the form of a covenant.

Section 17.27. Entire Agreement. The submission of this Lease for examination does not constitute a reservation of, or option for, the Property, and this Lease shall become effective only upon execution by all parties hereto and delivery thereof by Landlord to Tenant. There are no oral agreements between the parties hereto affecting this Lease, and this Lease supersedes and cancels any and all previous negotiations, arrangements, letters of intent, lease proposals, brochures, agreements, representations, promises, warranties and understandings between the parties hereto or displayed by Landlord to Tenant with respect to the subject matter thereof, and none thereof shall be used to interpret or construe this Lease. Tenant hereby expressly acknowledges that Landlord or Landlord’s employees or agents have made no representations, warranties, inducements or promises with respect to the Property except as herein expressly set forth.

Section 17.28. Characterization. The following expressions of intent, representations, warranties, covenants, agreements, stipulations and waivers are a material inducement to Landlord entering into this Lease:

(a) Tenant has made its own independent determination that this Lease qualifies for sale-leaseback accounting in accordance with FASB Accounting Standards Codification (ASC) Subtopic 840-40.

(b) Landlord and Tenant intend that (i) this Lease is a “true lease,” is not a financing lease, capital lease, mortgage, equitable mortgage, deed of trust, trust agreement, security agreement or other financing or trust arrangement, and the economic realities of this Lease are those of a true lease and (ii) the business relationship created by this Lease and any related documents is solely that of a long term commercial lease between Landlord and Tenant, the Lease has been entered into by both parties in reliance upon the economic and legal bargains contained herein, and none of the agreements contained herein is intended, nor shall the same be deemed or construed, to create a partnership (de facto or de jure) between Landlord and Tenant, to make them joint venturers, to make Tenant an agent, legal representative, partner, subsidiary or employee of Landlord, nor to make Landlord in any way responsible for the debts, obligations or losses of Tenant.

(c) Landlord and Tenant covenant and agree that: (i) each will treat this Lease as an operating lease pursuant to ASC Subtopic 840-40, as amended, and as a true lease for state law reporting purposes and for federal income tax purposes; (ii) each party will not, nor will it permit any Affiliate to, at any time, take any action or fail to take any action with respect to the preparation or filing of any statement or disclosure to Governmental Authority, including without limitation, any income tax return (including an amended income tax return), to the extent that such action or such failure to take action would be inconsistent with the intention of the parties expressed in this Section 17.28; (iii) with respect to the Property, the Lease Term (including any Extension Term) is less than eighty percent (80%) of the estimated remaining economic life of the Property; and (iv) the Fixed Annual Rent is the fair market value for the use of the Property and was agreed to by Landlord and Tenant on that basis, and the execution and delivery of, and the performance by Tenant of its obligations under, this Lease do not constitute a transfer of all or any part of the Property.

(d) Tenant waives any claim or defense based upon the characterization of this Lease as anything other than a true lease of all of the Property. Tenant stipulates and agrees (i) not to challenge the validity, enforceability or characterization of the lease of the Property as a true lease and/or as a single, unitary, unseverable instrument pertaining to the lease of all the Property; and (ii) not to assert or take or omit to take any action inconsistent with the agreements and understandings set forth in this Section 17.28.

[Signature pages follow.]

IN WITNESS WHEREOF, the parties hereto have executed this Lease as of the day and year first above written.

WITNESSES:		LANDLORD:

MRT OF KENTFIELD CA – LTACH,
/s/ Forrest G. Gardner		LLC, a Delaware limited liability company
Print Name:	Forrest G. Gardner

		By:	/s/ William C. Harlan
		Name:	William C. Harlan
		Title:	President

STATE OF Tennessee

~~CITY~~/COUNTY OF Davidson, to-wit:

On this 1st day of August, 2014, before me personally appeared William C. Harlan, as President of MRT OF KENTFIELD CA – LTACH, LLC, a Delaware limited liability company, personally known to me or satisfactorily proven to be the person whose name is subscribed to the within instrument and acknowledged that she/he has executed the same for the purpose therein contained.

In witness whereof, I have hereunto set my hand and official seal.

/s/ Elizabeth Puckett
Notary Public
Printed Name:	Elizabeth Puckett

[SEAL]

My Commission Expires:	7/6/15
Notary Registration No.:	N/A

WITNESSES:		TENANT:

1125 SIR FRANCIS DRAKE BOULEVARD
/s/ Donna Beccia		OPERATING COMPANY, LLC
Print Name:	Donna Beccia	D/B/A KENTFIELD REHABILITATION AND
SPECIALTY HOSPITAL

		By:	/s/ Clint Fegan
		Name:	Clint Fegan
		Title:	Secretary

COMMONWEALTH OF PENNSYLVANIA

CITY/COUNTY OF CUMBERLAND, to-wit:

On this 1st day of August, 2014, before me personally appeared Clint Fegan as Secretary of 1125 SIR FRANCIS DRAKE BOULEVARD OPERATING COMPANY, LLC D/B/A KENTFIELD REHABILITATION AND SPECIALTY HOSPITAL, a Delaware limited liability company, personally known to me or satisfactorily proven to be the person whose name is subscribed to the within instrument and acknowledged that she/he has executed the same for the purpose therein contained.

In witness whereof, I have hereunto set my hand and official seal.

/s/ Donna M. Beccia
Notary Public
Printed Name:	Donna M. Beccia

[SEAL]

My Commission Expires:	7/9/17
Notary Registration No.:	1008774

JOINDER

The undersigned parties, being the Lease Guarantors as set forth in this Lease, hereby join in the execution of this Lease to evidence their consent to an agreement with the terms and conditions applicable to each of them in this Lease.

WITNESSES:		PARENT GUARANTOR:

VIBRA HEALTHCARE, LLC, a Delaware
/s/ Donna Beccia		limited liability company
Print Name:	Donna Beccia

		By:	/s/ Clint Fegan
		Name:	Clint Fegan
		Title:	Secretary

COMMONWEALTH OF PENNSYLVANIA

CITY/COUNTY OF CUMBERLAND, to-wit:

On this 1st day of August, 2014, before me personally appeared Clint Fegan, as Secretary of VIBRA HEALTHCARE, LLC, a Delaware limited liability company, personally known to me or satisfactorily proven to be the person whose name is subscribed to the within instrument and acknowledged that she/he has executed the same for the purpose therein contained.

In witness whereof, I have hereunto set my hand and official seal.

/s/ Donna M. Beccia
Notary Public
Printed Name:	Donna M. Beccia

[SEAL]

My Commission Expires:	7/9/17
Notary Registration No.:	1008774

WITNESSES:		AFFILIATE GUARANTOR:

VIBRA HEALTHCARE II, LLC,
/s/ Donna Beccia		a Delaware limited liability company
Print Name:	Donna Beccia

		By:	/s/ Clint Fegan
		Name:	Clint Fegan
		Title:	Secretary

COMMONWEALTH OF PENNSYLVANIA

CITY/COUNTY OF CUMBERLAND, to-wit:

On this 1st day of August, 2014, before me personally appeared Clint Fegan, as Secretary of VIBRA HEALTHCARE, LLC, a Delaware limited liability company, personally known to me or satisfactorily proven to be the person whose name is subscribed to the within instrument and acknowledged that she/he has executed the same for the purpose therein contained.

In witness whereof, I have hereunto set my hand and official seal.

/s/ Donna M. Beccia
Notary Public
Printed Name:	Donna M. Beccia

[SEAL]

My Commission Expires:	7/9/17
Notary Registration No.:	1008774

EXHIBIT A

DEFINED TERMS

The following terms shall have the following meanings for all purposes of this Lease:

“Affected Party” means each direct or indirect participant or investor in a proposed or completed Securitization, including, without limitation, any prospective owner, any rating agency or any party to any agreement executed in connection with the Securitization.

“Affiliate” means any Person which directly or indirectly controls, is under common control with or is controlled by any other Person. For purposes of this definition, “controls,” “under common control with,” and “controlled by” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities or otherwise.

“Anti Money Laundering Laws” means all applicable laws, regulations and government guidance on the prevention and detection of money laundering, including, without limitation, (a) 18 U.S.C. §§ 1956 and 1957; and (b) the Bank Secrecy Act, 31 U.S.C. §§ 5311 et seq., and its implementing regulations, 31 CFR Part 103.

“Anti-Terrorism Law” means any law relating to terrorism, anti-terrorism, money-laundering or anti-money laundering activities, including without limitation the United States Bank Secrecy Act, the United States Money Laundering Control Act of 1986, Executive Order No. 13224, and Title 3 of the USA Patriot Act, and any regulations promulgated under any of them. As used herein “Executive Order No. 13224” is defined as Executive Order No. 13224 on Terrorist Financing effective September 24, 2001, and relating to “Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism”, as may be amended from time to time. “Prohibited Person” is defined as (i) a person or entity that is listed in the Annex to Executive Order No. 13224, or a person or entity owned or controlled by an entity that is listed in the Annex to Executive Order No. 13224; (ii) a person or entity with whom Landlord is prohibited from dealing or otherwise engaging in any transaction by any Anti-Terrorism Law; or (iii) a person or entity that is named as a “specially designated national and blocked person” on the most current list published by the U.S. Treasury Department Office of Foreign Assets Control at its official website, http://www.treas.gov/ofac/t11sdn.pdf or at any replacement website or other official publication of such list. “USA Patriot Act” is defined as the “Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001” (Public Law 107-56), as may be amended from time to time.

“Attorneys’ Fees” as used herein shall mean all reasonable attorneys’ and paralegals’ fees, whether incurred in court, out of court, on appeal or in any bankruptcy or administrative proceeding.

“Bankruptcy Code” means the United States Bankruptcy Code, 11 U.S.C. Sec. 101 et seq., as amended.

“Business Day” means a day on which banks located in Nashville, Tennessee are not required or authorized to remain closed.

“Casualty” means any loss of or damage to any property included within or related to the Property or arising from an adjoining property caused by an Act of God, fire, flood or other catastrophe.

“Code” means the Internal Revenue Code of 1986, as the same may be amended from time to time.

“Condemnation” means a Taking and/or a Requisition.

“Costs” means all actual, reasonable costs and expenses incurred by a Person, including, without limitation, reasonable attorneys’ fees and expenses, court costs, expert witness fees, costs of tests and analyses, travel and accommodation expenses, deposition and trial transcripts, copies and other similar costs and fees, brokerage fees, escrow fees, title insurance premiums, appraisal fees, stamp taxes, recording fees and transfer taxes or fees, as the circumstances require.

“Default Rate” means 18% per annum or the highest rate permitted by law, whichever is less.

“Effective Date” has the meaning set forth in the second introductory paragraph of this Lease.

“Environmental Laws” means federal, state and local Laws, ordinances, common law requirements and regulations and standards, rules, policies and other governmental requirements, administrative rulings and court judgments and decrees having the effect of law in effect now or in the future and including all amendments, that relate to Hazardous Materials, Regulated Substances, USTs, and/or the protection of human health or the environment, or relating to liability for or Costs of Remediation or prevention of Releases, and apply to Tenant and/or the Property.

“Environmental Liens” has the meaning set forth in Section 8.05(a)(ii).

“Event of Default” has the meaning set forth in Section 12.01.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Existing Personalty” has the meaning set forth in Section 3.04.

“Expiration Date” has the meaning set forth in Section 3.01.

“Extension Option” has the meaning set forth in Section 3.02.

“Extension Term” has the meaning set forth in Section 3.02.

“Fixed Annual Rent” means $4,462,500.00.

“Force Majeure Event” has the meaning set forth in Section 17.24.

“GAAP” means generally accepted accounting principles, consistently applied from period to period.

“Governmental Authority” means any governmental authority, agency, department, commission, bureau, board, instrumentality, court or quasi governmental authority of the United States, any state or any political subdivision thereof with authority to adopt, modify, amend, interpret, give effect to or enforce any federal, state and local Laws, statutes, ordinances, rules or regulations, including common law, or to issue court orders.

“Hazardous Materials” includes: (a) oil, petroleum products, flammable substances, explosives, radioactive materials, hazardous wastes or substances, toxic wastes or substances or any other materials, contaminants or pollutants which pose a hazard to the Property or to Persons on or about the Property, cause the Property to be in violation of any local, state or federal law or regulation, (including without limitation, any Environmental Law), or are defined as or included in the definition of “hazardous substances,” “hazardous wastes,” “hazardous materials,” “toxic substances,” “contaminants,” “pollutants,” or words of similar import under any applicable local, state or federal law or under the regulations adopted, orders issued, or publications promulgated pursuant thereto, including, but not limited to: (i) the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, 42 U.S.C. § 9601, et seq.; (ii) the Hazardous Materials Transportation Act, as amended, 49 U.S.C. § 1801, et seq.; (iii) the Resource Conservation and Recovery Act, as amended, 42 U.S.C. § 6901, et seq.; and (iv) regulations adopted and publications promulgated pursuant to the aforesaid Laws; (b) asbestos in any form which is or could become friable, urea formaldehyde foam insulation, transformers or other equipment which contain dielectric fluid containing levels of polychlorinated biphenyls in excess of fifty (50) parts per million; (c) underground storage tanks; and (d) any other chemical, material or substance, exposure to which is prohibited, limited or regulated by any governmental authority or which may or could pose a hazard to the health and safety of the occupants of the Property or the owners and/or occupants of any adjoining property.

“Indemnified Party” or “Indemnified Parties” means individually or collectively, as the context may require, Landlord, and its members, managers, officers, directors, shareholders, partners, employees, agents, servants, representatives, contractors, subcontractors, affiliates, subsidiaries, participants, and each of their respective successors and assigns, including, but not limited to, any successors by merger, consolidation or acquisition of all or a substantial portion of the assets and business of Landlord and any Lender as defined herein.

“Initial Term” has the meaning set forth in Section 3.01.

“Insolvency Event” means (a) a Person’s (i) failure to generally pay its debts as such debts become due; (ii) admitting in writing its inability to pay its debts generally; or (iii) making a general assignment for the benefit of creditors; (b) any proceeding being instituted by or against any Person (i) seeking to adjudicate it bankrupt or insolvent; (ii) seeking liquidation, dissolution, winding up, reorganization, arrangement, adjustment, protection, relief, or composition of it or its debts under any law relating to bankruptcy, insolvency, or reorganization or relief of debtors; or (iii) seeking the entry of an order for relief or the appointment of a receiver, trustee, or other similar official for it or for any substantial part of its property, and in the case of any such proceeding instituted against any Person, either such proceeding shall remain undismissed for a period of one hundred twenty (120) days or any of the actions sought in such proceeding shall occur; or (c) any Person taking any corporate action to authorize any of the actions set forth above in this definition.

“Landlord Entity” or “Landlord Entities” means individually or collectively, as the context may require, Landlord and all Affiliates of Landlord.

“Law(s)” means any constitution, statute, rule of law, code, ordinance, order, judgment, decree, injunction, rule, regulation, policy, requirement or administrative or judicial determination, even if unforeseen or extraordinary, of every duly constituted Governmental Authority, court or agency, now or hereafter enacted or in effect.

“Lease Term” shall have the meaning described in Section 3.01.

“Lease Year” shall mean and refer to the twelve (12) month period beginning on the Lease Commencement Date and any successive twelve (12) month periods thereafter occurring during this Lease. Calendar Year shall mean and refer to the twelve (12) month period beginning January 1 and ending December 31.

“Legal Requirements” means the requirements of all present and future Laws (including, without limitation, Environmental Laws and Laws relating to accessibility to, usability by, and discrimination against, disabled individuals), all judicial and administrative interpretations thereof, including any judicial order, consent, decree or judgment, and all covenants, restrictions and conditions now or hereafter of record which may be applicable to Tenant or to the Property, or to the use, manner of use, occupancy, possession, operation, maintenance, alteration, repair or restoration of the Property, even if compliance therewith necessitates structural changes or improvements or results in interference with the use or enjoyment of the Property.

“Lender” means any lender in connection with any loan secured by Landlord’s interest in the Property, and any servicer of any loan secured by Landlord’s interest in the Property.

“Losses” means any and all claims, suits, liabilities (including, without limitation, strict liabilities), actions, proceedings, obligations, debts, damages, losses, Costs, diminutions in value, fines, penalties, interest, charges, fees, judgments, awards, amounts paid in settlement and damages of whatever kind or nature, inclusive of bodily injury and property damage to third parties (including, without limitation, attorneys’ fees and other Costs of defense).

“Material Adverse Effect” means a material adverse effect as determined in the Landlord’s sole good faith discretion on (a) the Property, including, without limitation, the operation of the Property as a Permitted Facility and/or the value of the Property; (b) the contemplated business, condition, worth or operations of any Tenant Entity; (c) Tenant’s ability to perform its obligations under this Lease; or (d) Landlord’s interests in the Property, this Lease or the other Transaction Documents.

“Monetary Obligations” has the meaning set forth in Section 4.03.

“Mortgages” means, collectively, the mortgages, deeds of trust or deeds to secure debt, assignments of rents and leases, security agreements and fixture filings executed by Landlord for the benefit of Lender with respect to the Property, as such instruments may be amended, modified, restated or supplemented from time to time and any and all replacements or substitutions.

“Net Award” means (a) the entire award payable with respect to a Property by reason of a Condemnation whether pursuant to a judgment or by agreement or otherwise; or (b) the entire proceeds of any insurance required under Section 6.03 payable with respect to a Property, as the case may be, and in either case, less any Costs incurred by Landlord in collecting such award or proceeds.

“Partial Condemnation” means a Condemnation which is not a Total Condemnation.

“Permitted Amounts” shall mean, with respect to any given level of Hazardous Materials or Regulated Substances, that level or quantity of Hazardous Materials or Regulated Substances in any form or combination of forms which does not constitute a violation of any Environmental Laws and is customarily employed in, or associated with, similar businesses located in the states where the Property is located.

“Permitted Facility” means a long-term acute care hospital and skilled nursing facility, all related purposes such as ingress, egress and parking, and uses incidental thereto.

“Person” means any individual, partnership, corporation, limited liability company, trust, unincorporated organization, Governmental Authority or any other form of entity.

“Price Index” means the Consumer Price Index which is designated for the applicable month of determination as the United States City Average for All Urban Consumers, All Items, Not Seasonally Adjusted, with a base period equaling 100 in 1982 1984, as published by the United States Department of Labor’s Bureau of Labor Statistics or any successor agency. In the event that the Price Index ceases to be published, its successor index as published by the same Governmental Authority which published the Price Index shall be substituted and any necessary reasonable adjustments shall be made by Landlord and Tenant in order to carry out the intent of Section 4.02. In the event there is no successor index, Landlord shall reasonably select an alternative price index that will constitute a reasonable substitute for the Price Index.

“Property” means those parcels of real estate legally described on Exhibit B attached hereto, all rights, privileges, and appurtenances associated therewith, and all buildings, fixtures and other improvements now or hereafter located on such real estate (whether or not affixed to such real estate).

“Purchase Agreement” means that certain Purchase and Sale Agreement dated as of June 1, 2014 between MedEquities Realty Trust, Inc. and Seller, as amended by that certain First Amendment to Purchase and Sale Agreement dated on or about July 28, 2014 with respect to the Property.

“Regulated Substances” means “petroleum” and “petroleum based substances” or any similar terms described or defined in any of the Environmental Laws and any applicable federal, state, county or local Laws applicable to or regulating USTs.

“REIT” means a real estate investment trust as defined under Section 856 of the Code.

“Release” means any presence, release, deposit, discharge, emission, leaking, spilling, seeping, migrating, injecting, pumping, pouring, emptying, escaping, dumping, disposing or other movement of Hazardous Materials, Regulated Substances or USTs.

“Remediation” means any response, remedial, removal, or corrective action, any activity to cleanup, detoxify, decontaminate, contain or otherwise remediate any Hazardous Materials, Regulated Substances or USTs, any actions to prevent, cure or mitigate any Release, any action to comply with any Environmental Laws or with any permits issued pursuant thereto, any inspection, investigation, study, monitoring, assessment, audit, sampling and testing, laboratory or other analysis, or any evaluation relating to any Hazardous Materials, Regulated Substances or USTs.

“Requisition” means any temporary requisition or confiscation of the use or occupancy of the Property by any Governmental Authority, civil or military, whether pursuant to an agreement with such Governmental Authority in settlement of or under threat of any such requisition or confiscation, or otherwise.

“Securities” has the meaning set forth in Section 17.07.

“Securities Act” means of the Securities Act of 1933, as amended.

“Securitization” has the meaning set forth in Section 17.07.

“Seller” means Kentfield THCI Holding Company, LLC and 1125 Sir Francis Drake Boulevard Operating Company, LLC, d/b/a Kentfield Rehabilitation and Specialty Hospital, as identified in the Purchase Agreement.

“SNDA” means subordination, nondisturbance and attornment agreement.

“State where the Property is located” or words of similar import shall mean the State of California.

“Taking” means (a) any taking or damaging of all or a portion of the Property (i) in or by condemnation or other eminent domain proceedings pursuant to any Law, general or special; (ii) by reason of any agreement with any condemnor in settlement of or under threat of any such condemnation or other eminent domain proceeding; or (iii) by any other means; or (b) any de facto condemnation. The Taking shall be considered to have taken place as of the later of the date actual physical possession is taken by the condemnor, or the date on which the right to compensation and damages accrues under the law applicable to the Property.

“Temporary Taking” has the meaning set forth in Section 11.04.

“Tenant Entity” or “Tenant Entities” means individually or collectively, as the context may require, Tenant and all Affiliates thereof that are guarantors of this Lease.

“Tenant Personalty” has the meaning set forth in Section 3.03.

“Threatened Release” means a substantial likelihood of a Release which requires action to prevent or mitigate damage to the soil, surface waters, groundwaters, land, stream sediments, surface or subsurface strata, ambient air or any other environmental medium comprising or surrounding any Property which may result from such Release.

“Total Condemnation” means a Condemnation of all or substantially all of any Property, including a Condemnation (other than for a temporary use) of such a substantial part of such Property resulting in the portion of the Property remaining after such Condemnation being unsuitable for use as a Permitted Facility, as determined by Tenant in the exercise of good faith business judgment.

“Transaction” has the meaning set forth in Section 14.01.

“Transaction Documents” means this Lease, the Purchase Agreement, the Contribution and Closing Agreement and all documents related thereto.

“U.S. Publicly Traded Entity” means an entity whose securities are listed on a national securities exchange or quoted on an automated quotation system in the United States or a wholly owned subsidiary of such an entity.

“USTs” means any one or combination of tanks and associated product piping systems used in connection with storage, dispensing and general use of Regulated Substances.

EXHIBIT B

Legal Description and Street Address of the Property

All that certain real property situated in the County of Marin, State of California, described as follows:

Unincorporated Area

PARCEL ONE:

Beginning at a point on the Southwest line of Sir Francis Drake Boulevard at the most Easterly corner of Lot B, as shown upon that certain Map entitled “Amended Map of Bosqui Tract, Ross Valley, Marin Co., Cal.”, filed for record March 13, 1905 in Volume 2 of Maps, at Page 18, Marin County records; running thence from said point of beginning along the Southwest line of said road, North 46 degrees 39 minutes West 137 feet to the most Easterly corner of the lands conveyed by Phillipe Lenoir, et ux, to Henry W. Turner, by Deed recorded June 27, 1913 in Book 154 of Deeds at Page 32, Marin County Records; thence Southwesterly on and along the Southeast line of the lands so described, South 71 degrees 04 minutes West to the center of San Anselmo Creek, at a point 13 feet Southerly measured at right angles from the northerly line of Lot C of Map above referred to; thence Southerly at right angles to said line of Lot C, 1 foot; thence continuing Westerly along said Turner’s Line to the Easterly line of the right of way of the North Shore Railroad at a point 25 feet Southerly from the Northwest corner of Lot B; thence Southeasterly along said right of way line 125 feet to the Southwest corner of Lot B; thence North 69 degrees 20 minutes East on and along the Southeasterly line of said Lot B, 472.6 feet to the Ross Landing and Red Hill Road and the point of beginning.

Excepting from the above, the following described parcel of land:

Beginning at a point on the Southwest line of Sir Francis Drake Boulevard, at the most Easterly corner of Lot B, as shown upon that certain Map entitled “Amended Map of Bosqui Tract, Ross Valley, Marin Co., Cal.”, filed for record March 13, 1905 in Volume 2 of Maps, at Page 18, Marin County Records; thence running from said point of beginning along the Southwest line of said road, North 46 degrees 39 minutes West 137 feet to the most Easterly corner of lands conveyed by Phillipe Lenoir, et ux, to Henry W. Turner by Deed recorded June 27, 1913 in Book 154 of Deeds at Page 32, Marin County Records; thence running along the Southeast line of the lands so conveyed to Turner, South 71 degrees 04 minutes West 212 feet; thence leaving said line, South 23 degrees 25 minutes East 129.57 feet to a point on the Southeast line of the aforesaid Lot B; thence along said lot line, North 69 degrees 20 minutes East 266 feet to the point of beginning.

Excepting therefrom the portion conveyed to Marin County Flood Control and Water Conservation District, a political subdivision of the State of California, recorded March 7, 1972 in Book 2547 of Official Records at Page 298, Marin County Records.

PARCEL TWO:

Beginning at a point on the Northwesterly line of Lot A, as shown upon that certain Map entitled “Amended Map of Bosqui Tract, Ross Valley, Marin Co., Cal.”, filed for record March 13, 1905 in Volume 2 of Maps, at Page 18, Marin County Records; said point being distant thereon South 69 degrees 20 minutes West 323.84 feet from the most Northerly corner of said Lot A; thence from said point of beginning, along the northwesterly boundary line of said lot, South 69 degrees 20 minutes West 144.25 feet, more or less, to the most Westerly corner of said Lot A; thence along the Southwesterly line of said lot, which line is also the Northeasterly line of the North Shore Railroad in a Southeasterly direction for a distance of 123 feet to the most Southerly corner of said Lot A; thence leaving said line of the North Shore Railroad and running North 86 degrees 50 minutes East 52.53 feet, more or less, to the Westerly bank of the Arroyo san Anselmo; thence along said Westerly bank North 26 degrees 15 minutes East 49.63 feet to a point; thence leaving said Bank of the Arroyo San Anselmo and continuing along the same course, North 26 degrees 15 minutes East 24.52 feet to a point; thence North 63 degrees 05 minutes West 31.13 feet; thence North 27 degrees 34 minutes West 6.78 feet; thence North 29 degrees 34 minutes 44 seconds East 27.68 feet; thence North 22 degrees 38 minutes 30 seconds West 30.14 feet; thence North 61 degrees 23 minutes 20 seconds East 36.29 feet; thence South 85 degrees 46 minutes 20 seconds East 6.86 feet; thence North 20 degrees 40 minutes West 11.22 feet to the point of beginning.

Excepting therefrom the portion conveyed to Marin County Flood Control and Water Conservation District, a political subdivision of the State of California, recorded March 7, 1972 in Book 2547 of Official Records at Page 298, Marin County Records.

PARCEL THREE:

That portion of the former right of way of the Northwestern Pacific Railroad Company, as described in Deed to Malcolm Ross Perry, et al, recorded January 21, 1947 in Book 538 of Official Records Page 447, Marin County Records, which lies between the extension Easterly of the Southerly boundary line of Lot 3, as shown upon that certain Map entitled “Amended Map of Bosqui Tract, Ross Valley, Marin Co., Cal.”, filed for record March 13, 1905 in Volume 2 of Maps, at Page 18, Marin County Records and a line drawn South 70 degrees 11 minutes West from the most Westerly corner of the land conveyed to Andrea Minutoli, et ux, in Deed recorded April 11, 1944, in Book 463 of Official Records at Page 160, Marin County Records.

Excepting therefrom the following described land:

Beginning at the most Easterly corner of Lot 4, as shown upon that certain Map entitled “Amended Map of Bosqui Tract, Ross Valley, Marin Co., Cal.”, filed for record March 13, 1905 in Volume 2 of Maps, at Page 18, Marin County Records; thence North 76 degrees 49 minutes East 5 feet; thence North 22 degrees 11 minutes West 100 feet; thence South 76 degrees 49 minutes West 5 feet to the Northeasterly corner of Lot 5, as shown on the above referred to; thence South 22 degrees 11 minutes East along the Easterly line of Lots 5 and 4 to the point of beginning.

And further excepting the following:

Beginning at the most Easterly corner of said Lot 3; thence from said point of beginning along the Easterly boundary line of said Lot 3, North 22 degrees 11 minutes West 50 feet to the most Easterly corner of Lot 4 of said map; thence North 76 degrees 49 minutes East 5 feet; thence South 22 degrees 11 minutes East 50 feet, more or less, to a point which in North 67 degrees 42 minutes East 5 feet from the point of beginning; thence South 67 degrees 42 minutes West 5 feet to the point of beginning.

PARCEL FOUR:

Those portions of the former right of way of the Northwestern Pacific Railroad Company, as described in the Deed recorded June 27, 1913 in Book 538 of Official Records at Page 447, Marin County Records, which is described as follows:

Beginning at a point on the Northeasterly line of said former right of way line; said point begin distant 60 feet Northeasterly from the most Northerly corner of Lot 2, as shown upon that certain Map entitled “Amended Map of Bosqui Tract, Ross Valley, Marin Co., Cal.”, filed for record March 13, 1905 in Volume 2 of Maps, at Page 18, Marin County Records; running thence from said point of beginning, Southwesterly 19.5 feet along a line which is the extension Easterly of the Northerly line of said Lot 2; thence leaving said line and running Southeasterly parallel with the Northeasterly line of said former right of way line 50 feet to a line which is the extension Easterly of the Northerly line of said Lot 2; thence leaving said line and running Southeasterly parallel with the Northeasterly line of said former right of way line 50 feet to a line which is the extension Easterly of the Southerly line of said Lot 2; thence along said last mentioned line Northeasterly 19.5 feet to the Northeasterly line of said right of way line; thence along said line Northwesterly 50 feet to the point of beginning.

PARCEL FIVE:

Beginning at the most Westerly corner of Parcel Four, described herein and running thence Southwesterly 10 feet along a line which is the extension Easterly of the Northerly line of said Lot 2, to a point; thence leaving said line and running Southeasterly in a straight line to a point in the Southwesterly boundary line of Parcel Four described herein, which point is distant thereon Southeasterly 10 feet from the point of beginning; running thence along said Southwesterly boundary line in a Northwesterly direction, 10 feet to the point of beginning.

PARCEL SIX:

Beginning at a point on a line which is the Easterly extension of the Southerly line of Lot 2, as shown upon that certain Map entitled “Amended Map of Bosqui Tract, Ross Valley, Marin Co., Cal.”, filed for record March 13, 1905 in Volume 2 of Maps, at Page 18, Marin County Records, which point is distant thereon 40.5 feet Easterly from the most Easterly corner of said Lot 2; running thence from said point of beginning, along the Easterly extension of Lot 2, Westerly 10.5 feet; thence leaving said Easterly extension of Lot 2 and running Northwesterly parallel with the Easterly boundary line of said Lot 2, 50 feet to a point in a line which is the Easterly extension of the Northerly line of said Lot 2, which point is distant thereon easterly 30.0 feet from the Northeast corner of said Lot 2; thence Easterly along said Easterly extension 0.5 feet; thence leaving said Easterly extension and running South 67 degrees 18 minutes East 14.14 feet; thence Southeasterly in a straight line parallel with the Easterly boundary line of said Lot 2, 40 feet to the point of beginning.

Being a portion of the former railroad right of way lying Northeasterly of Lot 2, map hereinabove referred to.

PARCEL SEVEN:

Beginning at a point on the Northwesterly line of the parcel of land conveyed to Alwyn K. Safholm, et ux, by Deed recorded September 23, 1960 in Book 1401 of Official Records at Page 155, Marin County Records, distant thereon Northeasterly 180 feet from the Northeasterly line of Poplar Avenue; thence continuing along said Northwesterly line Northeasterly 24 feet; thence Southeasterly 6 feet to a point on the Northeasterly line of said Safholm Parcel, distant thereon Southeasterly 6 feet from the most Northerly corner thereof; thence along said Northeasterly line Southeasterly 61 feet to the Southeasterly corner of said Safholm Parcel; thence Southwesterly along the Southeasterly line of said parcel, 30 feet; thence leaving said line Northwesterly 67 feet to the point of beginning.

PARCEL EIGHT:

An easement for parking purposes, 10 feet in width, lying Westerly of, adjacent to and parallel with the following described line:

Beginning at a point on the Northwesterly line of the parcel of land conveyed to Alwyn K. Safholm, et ux, by Deed recorded September 23, 1960 in Book 1401 of Official Records at Page 155, Marin County Records, distant thereon 180 feet from the Northeasterly line of Poplar Avenue; thence Southeasterly 67 feet to a point on the Southeasterly line of said Safholm Parcel which bears Northeasterly 180 feet from said Northeasterly line of Poplar Avenue.

PARCEL NINE:

An easement for parking purposes, 10 feet in width, lying Westerly of, adjacent to, and parallel with the following described line:

Beginning at a point on a line which is the Easterly extension of the Southerly line of Lot 2, as shown upon that certain Map entitled “Amended Map of Bosqui Tract, Ross Valley, Marin Co., Cal.”, filed for record March 13, 1905 in Volume 2 of Maps, at Page 18, Marin County Records, which point is distant 30.00 feet Easterly thereon; thence from said point of beginning Northwesterly in a straight line parallel with the Easterly boundary line of said Lot 2, 50.00 feet.

PARCEL TEN:

An easement, 5 feet in width for sewer purposes lying Southerly of, adjacent to and parallel with the Northerly line of Lot 2, and its extension easterly 30.5 feet, as shown upon that certain map entitled “Amended Map of Bosqui Tract, Ross Valley, Marin Co., Cal.”, filed for record March 13, 1905 in Volume 2 of Maps, at Page 18, Marin County Records.

PARCEL ELEVEN:

Beginning at the Northeasterly corner of the land conveyed to Alwyn K. Safholm, et ux, in Deed recorded September 23, 1960 in Book 1401 of Official Records at Page 155, Marin County Records; thence along the Northwesterly line of said land conveyed to Alwyn K. Safholm, et ux, above referred to, South 67 degrees 42 minutes West 6 feet; thence Easterly to a point on the Easterly line of the land of Alwyn K. Safholm, et ux, above referred to distant thereon Southeasterly 6 feet from the point of beginning; thence along said Easterly line Northwesterly 6 feet to the point of beginning.

PARCEL TWELVE:

Beginning at a point on the intersection lines of the land of the North Shore Railroad Company and the Southwesterly corner of Lot A, as shown upon that certain Map entitled “Amended Map of Bosqui Tract, Ross Valley, Marin Co., Cal.”, filed for record March 13, 1905 in Volume 2 of Maps, at Page 18, Marin County Records; thence running Southerly along the Easterly boundary line of the land of the North Shore Railroad Company, 105 feet, more or less, to the middle of the creek; thence running Northerly along the center of said creek to a certain point; said point being the Southeasterly corner of Lot A, as shown upon that certain Map entitled “Amended Map of Bosqui Tract, Ross Valley, Marin Co., Cal.”, field for recorded March 13, 1905 in Volume 2 of Maps, at Page 18, Marin County Records; thence running Westerly along the Southerly boundary line of said Lot A, 67 feet, more or less, to the point of beginning.

Said premises are shown as Lot 63, upon that certain Map entitled “Map of Granton Park”, filed for record February 4, 1907 in Volume 2 of Maps, at Page 77, Marin County Records.

Excepting therefrom the portion conveyed to Marin County Flood Control and Water Conservation District, a political subdivision of the State of California, recorded March 7, 1972 in Book 2547 of Official Records at Page 298, Marin County Records.

PARCEL THIRTEEN:

Beginning at a point on the Easterly right of way line formerly of the Northwestern Pacific Railway Company; said point also being the Southwesterly corner of the land described in the Deed to Robert R. Busse, et ux recorded March 25, 1959 in Book 1266 of Official Records at Page 121, Marin County Records; thence South 68 degrees 08 minutes West along the Southeasterly line of said parcel if extended, 60.00 feet to a point; said point being on the Westerly right of way line formerly of the Northwestern Pacific Railway Company; thence along said Westerly right of way line, North 22 degrees 11 minutes West 124.67 feet to an iron pipe monument; thence North 67 degrees 49 minutes East 180.00 feet to an iron pipe monument; thence South 22 degrees 11 minutes East 50.39 feet to an iron pipe monument; thence North 73 degrees 58 minutes East 34.06 feet; thence South 26 degrees 15 minutes East 72.02 feet to a point on the Southerly line of lands now or formerly of Busse, as above described; thence along said Southerly line, South 68 degrees 08 minutes West 158.97 feet to the point of beginning. NOTE: Iron pipe monuments are marked with Engineers Tag No. RCE 10734.

Excepting therefrom the portion conveyed to Marin County Flood Control and Water Conservation District, a political subdivision of the State of California, recorded March 7, 1972 in Book 2547 of Official Records at Page 298, Marin County Records.

PARCEL FOURTEEN:

Being a portion of the lands conveyed to the Marin County Flood Control and Water Conservation District, by Deed recorded June 30, 1971 in Book 2478 of Official Records at Page 22, Marin County Records.

Beginning at the most Southerly corner of Parcel Two of said Lands of Marin County Flood Control and Water Conservation District; said point of beginning is marked by a found iron pipe and tag PE 10734; thence North 20 degrees 47 minutes 59 seconds West 55.00 feet along the Southwesterly line of the former right of way of the Northwestern Pacific Railroad Company; thence leaving said Southwesterly right of way line, North 69 degrees 20 minutes 16 seconds East 161.09 feet; thence South 36 degrees 39 minutes 32 seconds East 57.22 feet to a point in the Northwesterly line of the lands conveyed to Reese by a Deed recorded February 19, 1965 in Book 1912 of Official Records at Page 364, Marin County Records; thence along said Northwesterly line of Lands of Reese, South 69 degrees 20 minutes 16 seconds West 177.33 feet to the point of beginning.

PARCEL FIFTEEN:

A permanent non-exclusive access easement for ingress and egress and travel over the following described real property:

Being a portion of the Lands of Ralph E. Ellis and Catherine A. Ellis, his wife as Joint Tenants, described by Joint Tenancy Deed, recorded July 9, 1969 in Book 2310 of Official Records at Page 647, Marin County Records.

Beginning at a point in the Southerly line of said Lands of Ellis, distant thereon South 73 degrees 50 minutes 20 seconds West (record South 72 degrees 45 minutes West) 180.57 feet from a found nail and tag LS 2738; marking the most Easterly corner of said lands; thence from said point of beginning, North 36 degrees 39 minutes 32 seconds West 4.75 feet; thence South 84 degrees 40 minutes West 43.32 feet; thence North 41 degrees 15 minutes 24 seconds West 39.17 feet to a found hub and tag LS 2738 marking an angle point in the Westerly line of said Lands of Ellis; thence South 28 degrees 16 minutes 50 seconds East (record South 29 degrees 24 minutes East) 49.15 feet to a found nail and tag LS 2738 marking the most Southerly corner of said Lands of Ellis; thence North 73 degrees 50 minutes 20 seconds East 50.51 feet to the point of beginning.

PARCEL SIXTEEN:

That portion of Lots C, D, E, F and the former right of way of the Northwestern Pacific Railroad Company, as shown upon that certain Map entitled “Amended Map of Bosqui Tract, Ross Valley, Marin Co., Cal.”, filed for record March 13, 1905 in Volume 2 of Maps, at Page 18, Marin County Records, described as follows:

Beginning at a point on the Southwestern line of Sir Francis Drake Boulevard, formerly known as Red Hill and Ross Landing Road, distant thereon South 47 degrees 47 minutes East 13 feet from the Northern corner of said Lot D; thence continuing along said Southwestern line, South 47 degrees 47 minutes East 75 feet to the Eastern corner of the parcel of land described in the Deed from Phillipe Lenoir, et ux to Henry W. Turner, recorded June 27, 1913 in Book 154 of Deeds at Page 32, Marin County Records; thence along the Southeasterly line thereof, South 70 degrees 11 minutes West 233 feet to a point in the center line of San Anselmo Creek, distant at a right angle 13 feet Southeasterly from the Northwestern line of said Lot C; running thence Southeasterly at a right angle to said Northwestern line of Lot C, 1 foot and South 68 degrees 08 minutes West 21.00 feet to the intersection thereof with the Northeastern line of the parcel of land described in the Deed from Eugene P. Aureguy, et al to Russell Reese, et al, recorded February 19, 1965 in Book 1912 of Official Records at Page 354, Marin County Records; thence running along said Northeastern line, North 26 degrees 15 minutes West 72.02 feet to an angle point therein; thence leaving said Reese Parcel (1912/354) and thence running South 73 degrees 59 minutes West 34.06 feet, North 22 degrees 11 minutes West 50.39 feet and South 67 degrees 49 minutes West 180.00 feet to a point on the Westerly line of the former right of way of the Northwestern Pacific Railroad Company as described in the Deed to Malcolm Ross Perry, et al, recorded January 21, 1947 in Book 538 of Official Records at Page 447, Marin County Records; thence running along said Westerly line of the former right of way, North 22 degrees 11 minutes West to its intersection with the most Easterly corner of Lot 13, as shown upon that certain Map entitled, “Bosqui Tract”, filed for record March 13, 1905 in Volume 2 of Maps, at Page 18, Marin County Records; thence leaving said line of the former right of way and running Easterly to Northwesterly corner of Lot F, as shown upon that certain Map entitled “Bosqui Tract”, filed for record March 13, 1905 in Volume 2 of Maps, at Page 18, Marin County Records; thence Easterly along the Northerly line of said Lot F to the Westerly bank of San Anselmo Creek; thence Southeasterly along the Westerly bank of said creek and following the meanderings thereof to the Northerly line of Lot D; thence North 72 degrees 45 minutes East along said Northerly line to the Southwesterly line of Ross Landing and Red Hill Road; thence Southeasterly along said line, 13 feet to a point of beginning.

Excepting therefrom that portion conveyed by Cal-West Capital Corporation to Marin County Flood Control and Water Conservation District, a political subdivision of the State of California by Deed recorded June 30, 1971 in Book 2478 of Official Records at Page 22, Marin County Records.

Further excepting therefrom that portion conveyed to the County of Marin by Deed recorded October 6, 1965 in Book 1987 of Official Records at Page 216, Marin County Records, and being described as follows:

Beginning at a point on the Westerly line of Red Hill and Ross Landing Road, distant thereon South 47 degrees 47 minutes East 13 feet from the most Northerly corner of Lot D, as shown upon that certain map entitled “Bosqui Tract”, filed for record December 3, 1904 in Volume 2 of Maps, at Page 12, Marin County Records; said point also being the Northeasterly corner of that certain parcel of land described in the Deed from R.E. Valentine, et ux to Harry G. Henderson, et ux, recorded January 15, 1936 in Book 308 of Official Records at Page 241, Marin County Records; thence leaving said road line and running along the Northerly boundary line of said Henderson Parcel, South 71 degrees 45 minutes West 34.48 feet to a point; thence leaving said line and running North 47 degrees 47 minutes West 13.00 feet, more or less, to a point on the Northerly line of said Lot D; thence Northeasterly along said Northerly line of Lot D, 34.83 feet, more or less, to the Northerly corner of said Lot D; thence South 47 degrees 47 minutes East 13 feet to the point of beginning.

PARCEL SEVENTEEN:

Suites A through P, inclusive and 100% interest in the “common area”, as shown upon that certain Map entitled “Map of Vertical Subdivision of Redwood Medical Center, being a portion of Lots B & C, Amended Map of Bosqui Tract, recorded by Marin County Records, in Book 2, Page 18, in the County of Marin, California”, filed for record March 13, 1963 in Volume 11 of Maps, at Page 68, Marin County Records.

PARCEL EIGHTEEN:

An easement for ingress, egress and travel, 20 feet in width with a vertical clearance of 8 feet more particularly described as follows:

Beginning at a point which bears South 46 degrees 39 minutes East 23.00 feet, South 60 degrees 50 minutes West 38.66 feet, South 87 degrees 54 minutes West 52.30 feet South 68 degrees 44 minutes 30 seconds West 169.5 feet and South 23 degrees 17 minutes East 10.006 feet from the most Easterly corner of Lot B, as shown upon that certain Map entitled “Bosqui Tract”, filed for record March 13, 1905 in Volume 2 of Maps, at Page 18, Marin County Records; thence running from said true point of beginning, South 68 degrees 44 minutes 30 seconds West 74.8 feet, North 22 degrees 08 minutes West 57.5 feet, North 67 degrees 52 minutes East 19.3 feet, North 22 degrees 08 minutes West 52.0 feet, North 67 degrees 42 minutes East 14.2 feet, South 22 degrees 08 minutes East 90.05 feet, North 68 degrees 44 minutes 30 seconds East 40.89 feet and South 23 degrees 17 minutes East 20.012 feet to the point of beginning.

PARCEL NINETEEN:

Easement as contained in an instrument entitled Grant of Easement and Agreement, recorded in Volume 2014-0018113, Marin County Records.

THE ABOVE TRACTS MORE PARTICULARLY DESCRIBED AS:

The land referred herein is based on official records Documents No. 83-29794 and 84-57880 being a portion of Lots A through F “Amended Map of Bosqui Tract” recorded in Book 2 of Maps on Page 18, also being a portion of Lot 63 “Map of Granton Park” recorded in Book 2 Page 77 of Maps, Records of Marin County described as follows:

PARCEL ONE:

BEGINNING at the most easterly corner of Map of Vertical Subdivision of Redwood Medical Center being a portion of Lots B & C, “Amended Map of Bosqui Tract” recorded in Book 2 of Maps on Page 18, Records of Marin County, California and recorded March 13, 1963 in Volume 11 of Maps, Page 68, Records of Marin County;

THENCE along the following course south 70 degrees 43 minutes 00 seconds West 232.64 feet;

THENCE North 21 degrees 53 minutes 40 seconds West 130.25 feet;

THENCE South 72 degrees 33 minutes 32 seconds West 20.94 feet;

THENCE South 17 degrees 01 minute 43 seconds East 1.00 feet

THENCE South 69 degrees 39 minutes 17 seconds West 11.37 feet to a point on a curve concave southwesterly with a radius of 273.00 feet, a radial of bearing through said point bears North 64 degrees 21 minutes 52 seconds East;

THENCE Southerly along said curve through a central angle of 17 degrees 45 minutes 03 seconds and a length of 84.58 feet to a point on non tangency;

THENCE South 08 degrees 00 minutes 53 seconds West 61.37 feet;

THENCE South 62 degrees 42 minutes 20 seconds West 30.23 feet;

THENCE South 21 degrees 15 minutes 30 seconds East 30.14 feet;

THENCE South 30 degrees 57 minutes 44 seconds West 27.68 feet;

THENCE South 26 degrees 11 minutes 00 seconds East 6.78 feet;

THENCE South 61 degrees 48 minutes 00 seconds East 9.57 feet;

THENCE South 24 degrees 09 minutes 05 seconds West 40.96 feet;

THENCE South 18 degrees 32 minutes 02 seconds West 81.92 feet to the beginning of a curve concave southeasterly with a radius of 229.00 feet;

THENCE Southwesterly along said curve through a central angle of 3 degrees 44 minutes 02 seconds, a length of 14.92 feet to a point of non tangency;

THENCE North 20 degrees 39 minutes 44 seconds West 24.44 feet;

THENCE South 69 degrees 20 minutes 16 seconds West 30.00 feet;

THENCE North 20 degrees 39 minutes 44 seconds West 116.07 feet;

THENCE South 69 degrees 20 minutes 17 seconds West 25.00 feet;

THENCE North 20 degrees 39 minutes 44 seconds West 150.23 feet;

THENCE South 69 degrees 20 minutes 16 seconds West 5.00 feet;

THENCE North 20 degrees 39 minutes 44 seconds West 197.80 feet;

THENCE North 69 degrees 20 minutes 16 seconds East 161.56 feet;

THENCE South 36 degrees 39 minutes 32 seconds East 57.22 feet;

THENCE North 69 degrees 20 minutes 16 seconds East 2.66 feet;

THENCE South 20 degrees 39 minutes 44 seconds East 18.91 feet;

THENCE North 84 degrees 40 minutes 00 seconds East 101.13 feet;

THENCE North 73 degrees 50 minutes 20 seconds East 124.64 feet;

THENCE South 45 degrees 13 minutes 36 seconds East 12.67 feet;

THENCE North 74 degrees 18 minutes 24 seconds East 34.48 feet to a point on the southwesterly line of Sir Francis Drake Boulevard;

THENCE along said line South 45 degrees 13 minutes 36 seconds East 74.92 feet;

THENCE leaving Sir Francis Drake Boulevard South 72 degrees 33 minutes 32 seconds West 33.85 feet;

THENCE South 45 degrees 14 minutes 24 seconds East 138.34 feet to the point of BEGINNING.

PARCEL TWO

AN EASEMENT for parking purposes 10 feet in width lying Westerly of, adjacent to and parallel with the following described line:

BEGINNING at a point on the Northwesterly line of the parcel of land conveyed to Alwyn K. Safholm, et ux, by Deed recorded September 23, 1960 in Book 1401 of Official Records, at page 155, Marin County Records, distant thereon 180 feet from said Northeasterly line of Poplar Avenue; thence Southeasterly 67 feet to a point on the Southeasterly line of said Safholm Parcel which bears Northeasterly 180 feet from said Northeasterly line of Poplar Avenue.

PARCEL THREE

AN EASEMENT for parking purposes 10 feet in width lying Westerly of, adjacent to, and parallel with the following described line:

BEGINNING at a point on line which is the Easterly extension of the Southerly line of Lot 2, as said lot is shown on that certain Map entitled “Amended Map of Bosqui Tract, Ross Valley, Marin County, Calif.” filed March 13, 1905 in Book 2 of Maps, at page 18, Marin County Records, which point is distant 30.00 feet Easterly thereon;

THENCE from said point of beginning Northwesterly in a straight line parallel with the Easterly boundary line of said Lot 2, 50.00 feet.

Assessor’s Parcel Number 074-011-83, 074-011-84, 074-011-86, 074-280-22

Street Address of Property:	1125 Sir Francis Drake Boulevard
Kentfield, Marin County, California 94904

EXHIBIT C

Form of Continuing Lease Guaranty

[Form to be executed by Vibra Healthcare, LLC and Vibra Healthcare II, LLC]

CONTINUING LEASE GUARANTY

by

Vibra Healthcare, LLC,

a Delaware limited liability company

and

Vibra Healthcare II, LLC,

a Delaware limited liability company

as Guarantors

for

Facility Lease Agreement

by and between

MRT OF KENTFIELD CA – LTACH, LLC

or its assignee,

as Landlord

AND

1125 SIR FRANCIS DRAKE BOULEVARD OPERATING COMPANY, LLC

d/b/a KENTFIELD REHABILITATION AND SPECIALTY HOSPITAL,

a Delaware limited liability company,

as Tenant

Made as of August 1, 2014

CONTINUING LEASE GUARANTY

(Vibra Healthcare, LLC and

Vibra Healthcare II, LLC)

This Continuing Lease Guaranty (“Guaranty”) is executed by Vibra Healthcare, LLC, a Delaware limited liability company and Vibra Healthcare II, LLC, a Delaware limited liability company (each a “Guarantor” and collectively the “Guarantors”), to guarantee all obligations under that certain Facility Lease Agreement (“Lease”) executed on or about this date by MRT OF KENTFIELD CA – LTACH, LLC, a Delaware limited liability company or its assignee (“Landlord”) and 1125 SIR FRANCES DRAKE BOULEVARD OPERATING COMPANY, LLC d/b/a KENTFIELD REHABILITATION AND SPECIALTY HOSPITAL, a Delaware limited liability company (“Tenant”) for the leased premises (“Premises”) located at 1125 Sir Frances Drake Boulevard, Kentfield, Marin County, California.

In consideration of Landlord making the Lease, and for the purpose of inducing prompt payment of rent and all other sums required to be paid by Tenant under the Lease (“Guaranteed Payments”) and the full and faithful performance of all terms, conditions, covenants, obligations and agreements contained in the Lease on the Tenant’s part to be performed (“Guaranteed Obligations”), Guarantors, jointly and severally, irrevocably guarantee, absolutely and unconditionally, to Landlord the payment of the Guaranteed Payments and performance of the Guaranteed Obligations. Guarantors further, jointly and severally, promise to pay all of the Landlord’s costs and expense (including reasonable attorney’s fees) incurred in endeavoring to collect the Guaranteed Payments or to enforce the Guaranteed Obligations or otherwise to enforce this Guaranty, as well as all other damages which Landlord may suffer in consequence of any default or breach under the Lease or this Guaranty.

TERMS AND CONDITIONS OF GUARANTY:

1. Landlord may, at any time and from time to time, without notice to or consent by Guarantors or either of them, take any or all of the following actions without affecting or impairing each Guarantor’s liability and obligations under this Guaranty:

(a) grant an extension or extensions of time for payment of any Guaranteed Payment or for performance of any Guaranteed Obligation;

(b) grant an indulgence or indulgences in any Guaranteed Payment or in the performance of any Guaranteed Obligation;

(c) modify or amend the Lease, including the term thereof and any obligation of Tenant arising thereunder;

(d) consent to any assignment or assignments, sublease or subleases and successive assignments or subleases by Tenant;

(e) consent to an extension or extensions of the term of the Lease;

(f) accept other guarantors; and/or

(g) release any person primarily or secondarily liable under the Lease.

Guarantors’ liability is not affected or impaired by any failure or delay by Landlord in enforcing the Lease or this Guaranty or in pursuing any security therefor or in exercising any right or power in respect thereto, or by any compromise, waiver, settlement, change, subordination, modification or disposition of any Guaranteed Payment or Guaranteed Obligation or of any security therefor. Guarantors waive any obligation on the part of Landlord to seek payment from Tenant or any other guarantor, foreclose any security or enforce any other rights and remedies, and Landlord shall have the right to enforce this Guaranty whether or not other proceedings or actions are pending or being taken seeking resort to or realization upon or from any of the foregoing, it being agreed that Guarantors’ obligations under this Guaranty are primary.

2. Each of the Guarantors acknowledge full and complete notice and knowledge of all terms, conditions, covenants, obligations and agreements set forth in the Lease. Guarantors will receive substantial economic and other benefits from Tenant’s use of the Premises.

3. Within thirty (30) days after the end of the month, Guarantors shall deliver a calculation of Financial Covenants (defined collectively as those certain covenants set forth in subsection (a) of this Section below) made by Guarantors, all of which shall be certified by a Chief Financial Officer of Guarantors (or such other responsible officer of Guarantors as may be reasonably acceptable to the Landlord) to be true and correct. Guarantors shall deliver audited financial statements to Landlord within one hundred twenty (120) days after the end of the fiscal year with supplemental consolidating schedules for the Tenant. The Financial Covenants shall be made in accordance with GAAP.

(a) Financial Covenants.

(i) Minimum EBITDAR. As of the last day of each of Guarantor’s fiscal quarters, for the duration of the Term of the Lease, and any extensions thereof, Guarantors shall maintain, on a consolidated basis for the four (4) fiscal quarters then ended, EBITDAR (as defined below) of not less than $50,000,000.00. The Minimum EBITDAR shall exclude the financial results for Post Acute Medical Center, LLC.

(ii) Minimum EBITDAR Ratio. As of the last day of each of Guarantor’s fiscal months, Guarantors shall maintain on a consolidated basis for the four (4) fiscal quarters then ended, a EBITDAR Ratio of no less than 1.50 to 1.00. The term “EBITDAR Ratio” means, for any period, the ratio of EBITDAR (as this term is defined below) to rent on any real estate leases. The Minimum EBITDAR Ratio shall exclude the financial results for Post Acute Medical Center, LLC.

(iii) Minimum Fixed Charge Coverage Ratio. As of the last day of each of Guarantor’s fiscal quarters, Guarantors shall maintain, on a consolidated basis for the four (4) fiscal quarters then ended, a Fixed Charge Coverage Ratio of no less than 1.10 to 1.00. The term “Fixed Charge Coverage Ratio” means, for any period, the ratio of EBITDAR to Fixed Charges, as those terms are defined below. The Minimum Fixed Charge Coverage Ratio shall exclude the financial results of Post Acute Medical Center, LLC.

(iv) Minimum EBITDA. Guarantors shall maintain on a consolidated basis a minimum EBITDA (as this term is defined below) of no less than Twenty Million and No/100 Dollars ($20,000,000.00). The Minimum EBITDA shall exclude the financial results of Post Acute Medical Center, LLC.

(b) Capitalized terms not otherwise defined herein shall have the following meanings:

(i) “Capital Expenditures” means, without duplication, any expenditures for any purchase or other acquisition of any asset which would be classified as a fixed or capital asset on a consolidated balance sheet of either of the Guarantors and any Subsidiaries prepared in accordance with GAAP.

(ii) “Capitalized Lease Obligation” means the amount of Indebtedness under a lease of property by Guarantors or either of them that would be shown as a liability on a balance sheet of Guarantors prepared for financial reporting purposes in accordance with GAAP.

(iii) “EBITDA” means, for any period, an amount equal to (a) net income determined in accordance with GAAP, plus (b) the sum of the following to the extent deducted in the calculation of net income: (i) interest expense; (ii) depreciation; (iii) income taxes; (iv) franchise taxes; and (v) amortization. For the first four (4) fiscal quarters following the Effective Date, EBITDA shall be calculated as of the end of each fiscal quarter by reference to EBITDA for the trailing twelve (12) month period ending as of the end of such fiscal quarter.

(iv) “EBITDAR” means the trailing 12-month period for the most recent quarter end, an amount equal to the sum of (A) EBITDA and (B) rent on any real estate leases and equipment operating leases.

(v) “Fixed Charges” means, for (A) scheduled principal payments (excluding balloon payments and principal payments from time to time on any accounts receivable/payable working capital line of credit provided by a commercial lender, (B) any payments (including but not limited to principal and interest payments) related to equipment financing and/or capital leasing (to the extent not included in clause (A) above), (C) non-financed Capital Expenditures, (D) interest expense, and (E) rent on any real estate leases and equipment operating leases.

(vi) “GAAP” shall mean generally accepted accounting principles in the United States set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or such other principles as may be approved by a significant segment of the accounting profession in the United States, that are applicable to the circumstances as of the date of determination, consistently applied.

(vii) “Guarantee” means (a) any obligation, contingent or otherwise, of Guarantors or either of them guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation payable or performable by another Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of Guarantors, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation, (ii) to purchase or lease property, securities, or services for the purpose of assuring the obligee in respect of such Indebtedness or other obligation of the payment or performance of such Indebtedness or other obligation, (iii) to maintain working capital, equity capital, or any other financial statement condition or Liquidity or level of income or cash flow of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation, or (iv) entered into for the purpose of assuring in any other manner the obligee in respect of such Indebtedness or other obligation of the payment or performance thereof or to protect such obligee against loss in respect thereof (in whole or in part), or (b) any Lien on any assets of Guarantors securing any Indebtedness or other obligation of any other Person, whether or not such Indebtedness or other obligation is assumed by Guarantors. If the Guarantors or either of them at some future time shall enter into or maintain a Swap Contract the amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by Guarantor in good faith. The term “Guarantee” as a verb has a corresponding meaning.

(viii) “Indebtedness” means, at a particular time, all of the following, whether or not included as indebtedness, liabilities, or obligations in accordance with GAAP:

(1) all indebtedness, liabilities, and obligations of Guarantors or either of them for borrowed money and all indebtedness, liabilities, and obligations of Guarantors evidenced by bonds, debentures, notes, loan agreements, or other similar instruments;

(2) all direct or contingent indebtedness, liabilities, and obligations of Guarantors or either of them arising under letters of credit (including standby and commercial), bankers’ acceptances, bank guaranties, surety bonds, and similar instruments;

(3) net indebtedness, liabilities, and obligations of Guarantors or either of them under any Swap Contract;

(4) all indebtedness, liabilities, and obligations of Guarantors or either of them to pay the deferred purchase price of property or services (other than trade accounts payable in the ordinary course of business);

(5) indebtedness (excluding prepaid interest thereon), liabilities, and obligations secured by a Lien on property owned or being purchased by Guarantors or either of them (including indebtedness, liabilities, and obligations arising under conditional sales or other title retention agreements), whether or not such indebtedness shall have been assumed by Guarantors or is limited in recourse;

(6) Capitalized Lease Obligations;

(7) all Guarantees of Guarantors or either of them in respect of any of the foregoing; and

(8) For all purposes hereof, the Indebtedness of a Guarantor shall include the Indebtedness of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which such Guarantor is a general partner or a joint venturer, unless such Indebtedness is expressly made non-recourse to Guarantor. The amount of any net indebtedness, liability, or obligation under any Swap Contract on any date shall be the Swap Termination Value thereof as of such date. The amount of any Capitalized Lease Obligation as of any date shall be deemed to be the capitalized amount of such Capitalized Lease Obligation that would appear on a balance sheet of Guarantor prepared as of such date in accordance with GAAP.

(ix) “Liquidity” shall mean cash and cash equivalents reflected on a balance sheet of either Guarantor prepared for financial reporting purposes in accordance with GAAP.

(x) “Swap Contract” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement, including any such obligations or liabilities under any such master agreement.

(xi) “Swap Termination Value” means, in respect of anyone or more Swap Contracts, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Contracts, (a) for any date on or after the date such Swap Contracts have been closed out and termination value(s) determined in accordance therewith, such termination value(s) and (b) for any date prior to the date referenced in clause (a) preceding, the amount(s) determined as the market-to-market value(s) for such Swap Contracts, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Swap Contracts.

(xii) “Unfinanced Capital Expenditures” means Capital Expenditures of Guarantors or either of them which are paid for other than with the proceeds of Indebtedness incurred to finance such Capital Expenditures.

4. Each of the Guarantors shall be permitted to make distributions to their respective equity owners so long as all of the following conditions are satisfied: (a) an event of default of this Guaranty does not exist at the time of such distribution and would not exist after giving effect to such distribution, (b) each of the Guarantors is in pro forma compliance with the financial covenants set forth in Section 3 of this Guaranty after giving effect to such distribution, and, (c) if any loan or credit agreement to which Guarantors or either of them is a party restricts distributions, such distributions are otherwise permitted thereunder.

5. It shall be a default under this Guaranty if Guarantors or either of them shall be in default of any obligation of Indebtedness in excess of One Million and No/100 Dollars ($1,000,000.00), which remains uncured after any applicable grace periods.

6. Guarantors acknowledge that as of the date hereof, each Guarantor is also a Co-Borrower under that certain Term Loan and Security Agreement with an affiliate of Landlord (the “Springfield Term Loan Agreement”) relating to a term loan in the original principal amount of Ten Million and No/100 Dollars ($10,000,000.00) (the “Springfield Term Loan”).

Guarantors also have a portfolio of leases under their control or the control of their respective controlled subsidiaries (collectively the “Portfolio Leases”).

Guarantors’ obligations set forth in this Guaranty respecting the Lease and in the Term Loan Agreement respecting the Term Loan shall be cross-defaulted and cross-collateralized with each other and vice versa such that (a) an event of default under the Lease and/or this Guaranty shall be an event of default not only under the Lease but also an event of default under the Term Loan Agreement and the Term Loan; (b) an event of default under the Term Loan Agreement and the Term Loan shall be not only a an event of default under the Term Loan and the related guaranty but also an event of default under the Lease and this Guaranty; (c) all collateral securing the Lease and this Guaranty shall also serve as collateral for and shall secure the Term Loan Agreement and the Term Loan; and (d) all collateral securing the Term Loan Agreement and the Term Loan shall also serve as collateral for and shall secure the Lease and this Guaranty. Furthermore, if an event of default that is not cured or waived in writing by the applicable landlord within any applicable cure period specified in such lease occurs under any of the Portfolio Leases, Landlord shall be entitled to exercise all of its rights and remedies under the Lease and this Guaranty and under the Term Loan and related guaranty, whether now existing or hereafter arising, and such Event of Default under the Term Loan and/or any of the Portfolio Leases, past any applicable grace periods, shall constitute an default under this Guaranty and under the Lease.

7. Each of the Guarantors waive all diligence in collection or in protection of any security, presentment, protest, demand, notice of dishonor or default, notice of acceptance of this Guaranty, notice of any extensions granted or other action taken in reliance hereon and all demands and notices of any kind in connection with this Guaranty or any Guaranteed Payment or Guaranteed Obligation.

8. Guarantors’ payment of any amount pursuant to this Guaranty shall not in any way entitle either Guarantor to (and each Guarantor hereby waives) any right, title or interest (whether by subrogation or otherwise) of the Tenant under the Lease or to any security being held for any Guaranteed Payment or Guaranteed Obligation, including any security being held for the Term Loan.

9. This Guaranty is a continuing, absolute and unconditional guaranty of payment and not of collection and shall remain in full force and effect until all Guaranteed Payments are made, all Guaranteed Obligations are performed, and all Guarantors’ obligations are fulfilled. This Guaranty is unsecured.

10. This Guaranty binds Guarantors’ successors and assigns, and inures to the benefit of Landlord, its successors and assigns. Landlord may, without notice to or consent of Guarantors or either of them, assign or transfer this Guaranty in whole or in part and no assignment or transfer of the Lease shall operate to extinguish or diminish the liability of the Guarantors hereunder.

11. This Guaranty shall be construed according to the laws of the state where the Premises are located and shall be performed in the county where the Premises are located.

12. If this Guaranty is executed by more than one person, all singular nouns and verbs herein relating to Guarantor shall include the plural number, obligations of the several Guarantors shall be joint and several, and Landlord may enforce this Guaranty against any one or more Guarantors without joinder of any other Guarantor hereunder.

13. Landlord and Guarantors intend and believe that each provision of this Guaranty complies with and is valid under all applicable law. However, if any provision of this Guaranty is found by a court to be invalid for any reason, the remainder of this Guaranty shall continue in full force and effect and the invalid provisions shall be construed as if it were not contained herein.

14. Guarantors acknowledge that Landlord is relying upon this Guaranty in agreeing to execute the Lease, and that, but for the execution of this Guaranty by Guarantor, Landlord would not lease the Premises to Tenant.

15. Each of the Guarantors shall, from time to time, within ten (10) days after request from Landlord, or from any mortgagee of Landlord, deliver Guarantors’ most current financial statements prepared in accordance with recognized accounting principles and certified to be true and correct by the chief financial officer of Guarantors.

16. This Guaranty shall be released upon the satisfaction of all obligations guaranteed hereby, including but not limited to, the Guaranteed Payments, the Guaranteed Obligations, any and all payment and performance obligations arising from or relating to the Term Loan Agreement and the Term Loan. Notwithstanding the foregoing, the obligations of the Guarantors hereunder shall continue and remain in full force and effect in the event that all or any portion of any payment or performance guaranteed or made by the Guarantors is subsequently avoided or recovered directly or indirectly from the Landlord with respect to the Lease or from the Lender (as defined in the Term Loan Agreement) with respect to the Term Loan as a preference, a fraudulent transfer or otherwise under the Bankruptcy Code or other similar laws or otherwise set aside and this Guaranty shall be deemed automatically reinstated in such event until Landlord or Lender, as the case may be, has indefeasibly recovered the benefit of full payment and performance due the Landlord under the Lease and/or the Lender due under the Term Loan.

17. An Event of Default (as that term is defined in the Lease) and a breach of this Guaranty shall occur if Guarantors or either of them (i) enter into any merger or consolidation, or sells, leases, assigns or otherwise disposes of or transfers any of its assets except in the normal course of business in which Brad Hollinger does not maintain at least fifty-one percent (51%) direct and indirect economic and legal control; or (ii) allows its ownership to change or be restructured during the term of the Lease without the prior written consent of Landlord or if longer during the term of the Loan without the consent of the Lender, as applicable; provided however that in the event of Brad Hollinger’s death, it shall not be an Event of Default if Brad Hollinger’s interest in either of the Guarantors is transferred to such entities or persons that are acceptable to Landlord or Lender, as applicable in its sole discretion. Notwithstanding the foregoing, Landlord shall consent to the substitution of the Guarantors with a substitute guarantor (the “Substitute Guarantor”); provided that (1) Guarantor’s obligations under this Guaranty are assumed by the Substitute Guarantor, and (2) the net worth of the of the Substitute Guarantor is not less than the greater of (a) the net worth of Guarantors on the date hereof or (b) the net worth of the Guarantors immediately preceding the effective date of the Substitute Guarantor entering into a guaranty agreement for this Lease.

18. Except as specifically provided for in this Guaranty and addition to the other terms of this Guaranty, Guarantors hereby waive to the fullest extent provided by Law (a) all defenses by reason of any disability of Tenant, or based on the termination of Tenant’s liability from any cause and (b) the provisions of Sections 2809, 2810, 2819, 2845, 2849, 2850 and 3433 of the California Civil Code.

This Guaranty is executed by Guarantors as of this 1st day of August, 2014.

Notice Address:	GUARANTORS:

4550 Lena Drive, Suite 225	Vibra Healthcare, LLC,
Mechanicsburg, PA 17055	a Delaware limited liability company

By:
	Name:	Clint Fegan
	Title:	Secretary

Vibra Healthcare II, LLC,
a Delaware limited liability company

By:
	Name:	Clint Fegan
	Title:	Secretary

EXHIBIT D

Approved Signs

[None]

D-1

EXHIBIT E

[State and Local Law Provisions]

Accessibility Disclosure. Pursuant to Section 1938 of the California Civil Code, Landlord hereby advises Tenant that the Property has not undergone inspection by a Certified Access Specialist.

Asbestos Disclosures. Based on representations Landlord obtained in connection with acquisition of the property, Landlord has advised Tenant that there has been no release of asbestos-containing material (“ACM”) in the Building and no disclosure statement under Section 25359.7 of the California Health and Safety Code is required. As the prior and current occupant of the property, Tenant has advised Landlord that there has been no release of ACM in the Building and no disclosure statement under Section 25359.7 of the California Health and Safety Code is required.

E-1

EXHIBIT F

Special Stipulations

Exhibit F-1

to

Facility Lease Agreement

For

Kentfield Rehabilitation and Specialty Hospital

Kentfield, Marin County, California

Special Stipulations Regarding Seismic Compliance

General Background

The State of California has imposed various construction, building code and/or other requirements pertaining to the ability of healthcare facilities to withstand an earthquake or other seismic events. These requirements include the Alfred E. Alquist Hospital Seismic Safety Act, as amended by California SB 1953 (collectively, the “Alquist Act”). The Alquist Act requires hospitals, including the Kentfield Rehabilitation and Specialty Hospital (the “Existing Hospital Facility”), to evaluate and rate a building’s ability to withstand a seismic event. In connection with such ratings, certain seismic resistance standards have been promulgated by the California Office of Statewide Health Planning (“OSHP”). (The Alquist Act and similar legislation, whether now existing or hereafter enacted, including seismic resistance standards set by OSHP herein referred to as the “Seismic Standards”).

Non-Compliance With Seismic Standards; Potential Service Removal

In January 2002, OSHP confirmed that the Existing Hospital Facility complies with the standards identified as SPC2. Hospitals classified as SPC2, including the Existing Hospital Facility, must be upgraded and retrofitted to be brought into compliance with applicable Seismic Standards by January 1, 2030 (the “Current Compliance Date”). If the Existing Hospital Facility is not compliant with applicable Seismic Standards by the Current Compliance Date (or any subsequent date determined for required compliance), then the Existing Hospital Facility will be required to be removed from acute care service (“Service Removal”) and, thereafter, can no longer be used as an LTCH or for any other acute care inpatient use.

Investment Underwriting Impact of Seismic Standards

Under the above circumstances, Landlord and Tenant acknowledge and agree, as an investment underwriting issue, that Landlord would not have agreed to acquire the Property to implement the sale leaseback under the Facility Lease because of the foreseeable, known risk of the Service Removal due to failure to comply with Seismic Standards. The parties further acknowledge and agree that non-compliance with Seismic Standards and/or possible Service

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Removal will result in potentially extreme financial loss to the Landlord and may possibly make the Landlord’s investment in the Existing Hospital Facility virtually worthless. Therefore, as a material inducement to the Landlord to acquire the Property, Landlord and Tenant have agreed to address the underwriting issue raised by the Seismic Standards as described below.

Protection of Landlord’s Investment

1. Compliance with Seismic Requirements. The Tenant covenants and agrees that, at its sole cost and expense, it shall plan, design, implement, and complete all work required for the construction, strengthening, bracing, upgrading, and/or retrofitting, as applicable, of the Existing Hospital Facility as required to be in full and complete compliance with all applicable Seismic Standards. All such work (“Compliance Work”) shall be completed, approved and accepted by OSHP (and any other applicable governmental entities) on or before January 1, 2028; provided, however, if the Current Compliance Date is further extended to a later date prior to January 1, 2045 (such later date herein, the “Extended Compliance Date”), then such Compliance Work shall be completed, approved and accepted by OSH (and any other applicable governmental entities), by a date two (2) years before the Extended Compliance Date (the applicable date for completion of Compliance Work, whether based on the Current Compliance Date or a subsequent Extended Compliance Date, herein referred to as the “Determination Date”). Tenant shall, at all times, keep Landlord timely and reasonably informed about progress of the Compliance Work in reaching full compliance with applicable Seismic Standards. Tenant shall provide such evidence as Landlord may reasonably require to confirm satisfactory completion of such Compliance Work prior to the Determination Date.

2. Alternatives to Compliance Work. Notwithstanding the foregoing provisions, in the event that Tenant determines, in its good faith reasonable judgment, prior to the applicable Determination Date, that it is practically and/or economically unfeasible to bring the Existing Hospital Facility into full compliance with applicable Seismic Standards prior to the Compliance Date, then the Tenant and the Lease Guarantors shall be required to irrevocably elect by written notice to the Landlord one of the three options set forth in subsections A, B or C below. Landlord shall also have the right to elect the option set forth in subsection C as more fully set forth below. Under all circumstances, however, it shall be an overriding requirement that the actions of the Tenant and Lease Guarantors shall be designed and implemented in such a manner as to protect, to the greatest degree possible, the Landlord against loss or diminution in value of its investment due to imposition of Seismic Standards.

A.	Property Substitution.

Tenant and Lease Guarantors may elect to end the sale leaseback of the Existing Hospital Facility by terminating the Facility Lease Agreement and substituting in lieu thereof (the “Substitution Transaction”), a new sale leaseback arrangement (the “Property Substitution”) for another property or properties (the “Substitute Facility”) already owned by one of the Lease Guarantors (or its affiliates) and reasonably acceptable to Landlord (as applicable, the “Substitute Facility Owner”). The Substitute Facility shall be acquired by the Landlord (or its designee) and shall be leased back to the Tenant (or its designee) on such terms and conditions described herein or as otherwise may be acceptable to Landlord.

F F-1 2

Tenant and Lease Guarantors shall specify a Substitute Facility and the Substitute Facility Owner shall negotiate with Landlord an appropriate new purchase and sale agreement substantially similar to the existing Purchase and Sale Agreement (the “New Purchase and Sale Agreement”) and an appropriate new facility lease agreement substantially similar to the existing Facility Lease Agreement (the “New Facility Lease Agreement”). The Substitution Transaction shall provide to the Landlord the same or greater investment return as would have resulted from the Existing Facility Lease absent the affect of the Seismic Standards.

The Substitution Transaction shall be comprised of a purchase of a Substitute Facility by Landlord (or its designee) having a value not less than the Property comprising the Existing Hospital Facility and a lease back of the Substitute Facility to the Tenant (or its affiliate) under the New Facility Lease Agreement. The New Facility Lease Agreement shall have a term of not less than fifteen (15) years and an initial fixed monthly rent in an amount not less than one hundred two percent (102%) of the fixed monthly rent payable for the prior lease year under the Existing Facility Lease. The New Facility Lease shall require continued annual rental escalations equal to the lesser of (i) escalations in the CPI or (ii) two percent (2%) per year for the remainder of the lease term and for any applicable extension term(s).

Upon the effective date of the New Facility Lease, the existing Facility Lease Agreement shall be terminated by mutual agreement of Landlord and Tenant. Landlord shall reconvey the Property and the Existing Hospital Facility to the Tenant (or its designee) without any additional consideration from the Tenant and without representation or warranty of any type. Title to the Property and the Existing Hospital Facility to be reconveyed to the Tenant (or its designee) shall be the same as the date upon which Landlord originally took title to the Property, except for such easements, restrictions or other title matters or allowed to be created and/or to exist under the Existing Facility Lease or as may otherwise have been mutually agreed upon by the Landlord and Tenant.

Notwithstanding the foregoing provision concerning the status of title, if the Substitute Facility is located within thirty five (35) miles of the Property, the Landlord reserves the right to record restrictive covenants upon the Property and the Existing Hospital Facility to prohibit the Tenant or its designee, as applicable, or any subsidiary or affiliated entity or any successor, from acquiring, building, rebuilding, renovating, leasing, operating or managing a Competing Facility (as defined in the Existing Facility Lease) to the Substitute Facility.

B.	Construction of Replacement Hospital.

In lieu of the Property Substitution, the Tenant and Lease Guarantors, in the alternative, may elect to cause to be constructed a new replacement hospital facility (the “Replacement Facility”) for operation as a LTCH in place and stead of the Existing Hospital Facility.

F F-1 3

The Replacement Hospital may be constructed with Landlord’s approval which shall not be unreasonably withheld, conditioned or delayed either (i) on the site of the existing MOB located on the Property or (ii) on a new site selected by the Tenant with Landlord’s approval, which shall not be unreasonably withheld, conditioned or delayed. In either case, as applicable, the Landlord shall be responsible for the costs incurred to demolish the MOB and to prepare the existing site for construction of the Replacement Hospital or for the purchase costs arising from acquiring a new site for construction of the Replacement Hospital. All such costs shall be included in the Aggregate Investment as such term is defined below.

The Replacement Hospital, if constructed, shall be designed and constructed according to plans and specifications prepared by an architect chosen by the Tenant and Lease Guarantors and approved by the Landlord which shall not be unreasonably withheld, conditioned or delayed. Tenant and Lease Guarantors shall submit such plans and specifications to the Landlord for its approval, which shall not be unreasonably withheld, conditioned or delayed.

The Replacement Hospital, if constructed at Tenant’s election, shall be constructed by the Landlord, at Landlord’s expense (other than any mutually agreed upon contribution as may be provided by Tenant), generally on the site of the existing MOB located on the Property or on a new site selected by the Tenant with the Landlord’s approval, which shall not be unreasonably withheld, conditioned or delayed (such location herein, the “Replacement Hospital Site”).

Notwithstanding the obligation of the Landlord to develop and construct the Replacement Hospital on the Replacement Hospital Site, the Tenant shall be responsible for paying all costs of furniture and equipment and for otherwise upfitting the Replacement Hospital to be ready for operation. Such costs to be incurred by the Tenant shall include, but not be limited to, all linens, supplies and other soft goods for operation of the Replacement Hospital; all moveable equipment, furniture and other personal property necessary to equip the Replacement Hospital, all inventory of supplies, goods, and consumables to be maintained by the Replacement Hospital, all working capital and any and all other costs and expenses of any nature and kind as necessary or desirable for opening and operating the Replacement Hospital as a long-term acute care hospital. In this regard, it is understood and agreed that the Landlord shall not supply or pay for any items necessary for the Replacement Hospital to commence operation to the extent such costs are not capital in nature and which would generate return to the Landlord which would not be considered as disqualified REIT income.

Additional rights and obligations of the parties related to development and construction of the Replacement Hospital will be as set forth in a separate Hospital Development Agreement to be negotiate in good faith with commercially reasonable terms and conditions and executed by the Landlord on the one hand and the Tenant, Lease Guarantors and other applicable affiliates, if any, on the other hand.

The Replacement Hospital would be subject to a leaseback under the New Facility Lease Agreement from the Landlord to the Tenant (or another affiliate of Tenant

F F-1 4

designated to lease and operate the Replacement Hospital). The New Facility Lease Agreement would be a non-terminable triple net lease with a minimum lease term of fifteen (15) years with multiple extension options as Landlord and Tenant may agree. The New Facility Lease Agreement would require a minimum fixed annual rent payment equal to the greater of (i) one hundred two percent (102%) of the fixed annual rent then required to be paid by the Tenant under the prior Facility Lease of the Existing Hospital Facility or (ii) the Landlord’s Minimum Required Return. Landlord’s Minimum Required Return shall be determined as the product of “Total Capital Investment” multiplied by the “Applicable Cap Rate”. In either case, the minimum fixed annual rent would be subject to escalation by the lesser of (i) the CPI escalation or (ii) two percent (2%) per annum beginning in the second lease year and in each lease year thereafter including during any applicable extension terms.

For purpose of the provisions in the preceding paragraph, “Total Capital Investment” shall be defined to mean the amount of capitalized new construction cost (inclusive of usual and customary development soft costs and inclusive of the costs of installed equipment and fixtures) as shown on the accounts of the Landlord determined in accordance with generally accepted accounting practices as pertain to a REIT (“GAAP”) plus the amount of the Landlord’s then current net book value of the Landlord’s original investment in the Existing Hospital Facility (such value herein, “Existing Hospital NBV”). Existing Hospital NBV, in turn, shall be determined as the sum of (i) the Landlord’s original investment in the Existing Hospital Facility of Fifty Eight Million and No/100 Dollars ($58,000,000.00) less (ii) the amount of the Purchase Price originally allocated on the Landlord’s accounts determined in accordance with GAAP to the real estate comprising the Property (being the agreed upon sum of Seven Million Five Hundred Thousand and No/100 Dollars ($7,500,000.00), as adjusted by depreciation charges shown on the Landlord’s accounts determined in accordance with GAAP based on the remaining useful life of the Improvements comprising the Existing Hospital Facility which is estimated to be twenty five (25) years. A schedule of NBV is attached hereto as Schedule 1 entitled, “Vibra – Kentfield NBV Projection.” For purposes of the foregoing, “Cap Rate” shall be as reasonably determined by the Landlord based upon recent transactions, including similar facilities in similar markets under similar market circumstances; provided, however, that such rate shall not be less than 8.75.

Upon the effectiveness of the New Facility Lease Agreement and the commencement of the payment of fixed monthly rent thereunder, Landlord and Tenant shall execute and deliver such instruments as necessary to terminate the Existing Facility Lease. If the Replacement Hospital is not located on the Property, in addition to termination of the Existing Facility Lease, the Landlord shall also reconvey the Property and the Existing Hospital Facility to the Tenant or its designee without any additional consideration from the Tenant or its designee, as applicable and without any representation or warranty of any type. Title to the Property and the Existing Hospital Facility to be reconveyed to the Tenant or its designee, as applicable, shall be the same as on the date upon which the Landlord originally took title to the Property, except for such easements, restrictions or other title matters allowed to be created and/or allowed to exist under the terms of the Existing Facility Lease or as may otherwise have been mutually agreed upon by the Landlord and the Tenant.

F F-1 5

Notwithstanding the forgoing provision concerning the status of the title, if the Replacement Hospital is located within thirty-five (35) miles of the Property, the Landlord reserves the right to record restrictive covenants upon the Property and the Existing Hospital Facility to prohibit the Tenant or its designee, as applicable, or any subsidiary or other affiliated entity or any successor thereto from acquiring, contracting, building, rebuilding, renovating, leasing, managing or operating a Competing Facility (as defined in the Existing Facility Lease) to the Replacement Hospital during the term of the New Facility Lease Agreement.

C.	Repurchase of Existing Hospital Facility by Tenant

If Tenant has not completed the Compliance Work to Landlord’s reasonable satisfaction by the applicable Determination Date and has not, prior to such time, irrevocably elected either (i) to complete a Substitution Transaction pursuant to A above or (ii) to construct a Replacement Hospital pursuant to B above, then either Landlord or Tenant by written notice to the other party (herein a “Property Transfer Notice”) given within thirty (30) days of the Determination Date, may elect to cause the Landlord to sell the Property and Existing Facility to the Tenant or the Tenant to repurchase the Property and the Existing Facility from the Landlord, as the case may be. In either case, the Property and the Existing Facility shall be transferred by the Landlord to the Tenant within one hundred twenty days (120) days of the giving of the Property Transfer Notice for consideration to be paid by the Tenant to the Landlord (herein the “Property Transfer Consideration”) as described below.

The Property Transfer Consideration shall be the greater of (i) the Landlord’s original Investment Amount less Four Million and No/100 Dollars ($4,000,000.00) plus such amount as will be necessary to pay and discharge all obligations owed under that certain Term Loan and Security Agreement pertaining to a Term Loan in the original principal amount of Ten Million and No/100 Dollars ($10,000,000.00) made by Landlord to certain Affiliates of Tenant and secured by a mortgage encumbering Vibra Hospital of Western Massachusetts located at 1408 State Street, Springfield, Massachusetts 01109 or (ii) the then fair market value of the Property and Existing Facility (“FMV”). In such event, Landlord shall reconvey the Property and the Existing Hospital Facility to the Tenant or its designee without any representation or warranty, whether express or implied, of any type. Tenant shall be responsible for all Landlord’s costs incurred in connection with such re-conveyance, including, but not limited to, reasonable attorneys fees, all transfer and recording taxes and fees. Title to the Property and the Existing Hospital Facility to be reconveyed to the Tenant or its designee, as applicable, shall be the same as on the date upon which Landlord originally took title to the Property and the Existing Hospital Facility, except fort such easements, restrictions or other title matters allowed to be created and/or to exist under the Existing Facility Lease or as may otherwise have been mutually agreed upon by Landlord and Tenant.

For purposes of the preceding paragraph, FMV shall be determined by the Landlord in its discretion. In the event Tenant disagrees with Landlord’s determination of FMV, then the parties shall negotiate in good faith to reach an agreement as to the appropriate FMV. If Landlord and Tenant are unable to mutually agree on the FMV

F F-1 6

within thirty (30) days from the date of the Property Transfer Notice, then each shall engage a qualified professional appraiser having a minimum of ten (10) years prior experience in appraising acute care inpatient medical facilities. Each such appraiser shall have an additional sixty (60) days to provide its respective written appraisal valuation of the FMV of the Property and the Existing Hospital Facility. If such appraisals differ by no more than fifteen percent (15%) in value, then the numeric average of the two appraisals shall be used to determine FMV. If the two appraisals differ in value for more than fifteen percent (15%), then the two appraisers so chosen shall select a third similarly qualified appraiser who shall, within an additional thirty (30) days, render his appraisal of the FMW. FMV shall then be determined as the numeric average of the two appraisals which are the closest in value to each other. Each appraiser shall be paid by the party which selected such appraiser and, if a third appraiser is required, the costs of such third appraiser shall be borne equally by Landlord and Tenant.

Possible Deferral of Seismic Standards

Notwithstanding any of the foregoing provisions to the contrary, in the event the Alquist Act is further amended at a future date which shall have the effect of delaying the Compliance Date to satisfy applicable Seismic Standards until an effective date of January 1, 2045 or later, then, in such event, the preceding provisions of this Special Stipulation Regarding Seismic Compliance shall no longer be effective. Under these circumstances, the Tenant shall continue to occupy and use the Existing Hospital Facility in accordance with the terms of the Existing Facility Lease, including during any applicable extension terms. Upon expiration of the Existing Facility Lease, Landlord shall then be and remain free to relet Property to any third party for use as LTCH or for any other purpose allowed by applicable laws and regulations.

Indemnity Against Loss Due to Breach of Provisions Protecting Against Loss Due to Seismic Standards

Without limitation of any of the foregoing provisions contained in this Special Stipulation Regarding Seismic Compliance, the Tenant and the Lease Guarantors, each jointly and severally acknowledge and agree as follows concerning possible diminution in investment value and loss which may be sustained by the Landlord: (i) Landlord would not have acquired the Property and the Existing Hospital Facility for leaseback to Tenant if the Tenant and Lease Guarantor’s had not agreed to protect Landlord against all losses in the value of its investment arising from the Seismic Standards becoming effective on the Compliance Date; (ii) if the Compliance Date is not deferred to at least January 1, 2045 and the Tenant and the Lease Guarantors breach any of their respective obligations under this Special Stipulation Regarding Seismic Compliance, then Tenant and each Lease Guarantor, jointly and severally, shall hold harmless and indemnify the Landlord and its affiliates for all loss, cost, expense or damages resulting directly or indirectly from such breach, including but not limited to, any consequential damages incurred by Landlord. Such consequential damages are agreed to include loss of value in the Landlord’s investment in the Property and the Existing Hospital Facility and such other consequential damages Landlord or its affiliates may incur, including but not limited to, all legal and other professional fees incurred by Landlord in negotiation and enforcement of these provisions, including, the event litigation becomes necessary, all legal fees and other costs incurred to enforce the provisions of this Special Stipulation Regarding Seismic Compliance.

F F-1 7

Exhibit F-2

To

Facility Lease Agreement

Kentfield Rehabilitation and Specialty Hospital

Kentfield, Marin County, California

Special Stipulations Concerning Hospital Renovation Project

Background

Beginning in early 2012, Tenant began an extensive, $12.2 Million Dollar, three year renovation project to upgrade patient care facilities in its LTCH facility (the “Leasehold Renovation Project”). The Leasehold Renovation Project includes major leasehold improvements, including among other things, new medical gas systems, new medical vacuum and medical air pump systems, new HVAC systems, new nursing stations, new lobby and common areas and new interior finishes, including ceilings, floors, walls throughout the Improvements comprising the LTCH (collectively herein the “Leasehold Renovation Work”). The Leasehold Renovation Work is scheduled to continue after the Closing under the Purchase and Sale Agreement and the commencement of leasing the Improvements comprising the LTCH by the Landlord to the Tenant under the Facility Lease Agreement. The Leasehold Renovation Work is expected to be fully completed early in the first quarter of calendar year 2015.

Funding for Renovation Project

In connection with the Leasehold Renovation Project, the Tenant has requested and Landlord has agreed to advance funds to Tenant in an aggregate amount of Seven Million and No/100 Dollars ($7,000,000.00) (the “Leasehold Improvement Funds”). The Leasehold Improvement Funds shall pay for costs to be incurred during the term of the Facility Lease Agreement for the purpose of completing the Leasehold Renovation Project (“Current Renovation Costs”).

1. Tenant Improvement Draws. Tenant shall request that Landlord make advances of Leasehold Improvement Funds, from time to time, but not more frequently than monthly, in accordance with the procedure set forth below (each a “Tenant Improvement Draw”). Each Tenant Improvement Draw shall be in the actual amount approved by the Tenant and Tenant’s architect, but shall in no event be in an amount less than One Hundred Fifty Thousand and No/100 Dollars ($150,000.00). The first Tenant Improvement Draw shall be in an amount equal to the amount of Current Renovation Costs required to pay costs incurred during the month from Closing to the date of such request. Tenant may request and Landlord, subject to the conditions herein, shall make Tenant Improvement Draws until the date which is the earlier of (i) the Final Leasehold Renovation Draw (as defined in 6(f) below) or (ii) June 30, 2015 (such date herein the “Final Disbursement Date”). If not sooner disbursed in Tenant Improvement Draws, the remaining balance of the Leasehold Improvement Funds shall be disbursed by Landlord to the Tenant on the Final Disbursement Date.

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2. Adjustment of Fixed Annual Rent Based on Tenant Improvement Advances. Before the first day of the month following each Tenant Improvement Draw, the amount of the Tenant Improvement Funds advanced in the prior month shall be added to the amount used to compute the lease payment under the Facility Lease and the Fixed Annual Rent set forth in Section 4.02 of the Facility Lease Agreement shall be increased correspondingly. Landlord shall provide an appropriate invoice to Tenant before the first day of each month until the month of the Final Disbursement Date at which time the Landlord and Tenant shall execute and deliver a post closing amendment (the “Second Amendment to Facility Lease Agreement”) to formally confirm the Fixed Annual Rent after giving affect to the full disbursement of all Leasehold Improvement Funds.

Completion of Renovation Project

Subject to Landlord’s providing the Leasehold Improvement Funds as described above, the Tenant hereby agrees to continue and diligently prosecute the Leasehold Renovation Work on a turnkey basis on behalf of the Landlord as the then owner of the Improvements. The Leasehold Renovation Work shall be constructed and installed in a good and workmanlike manner, using first class, quality materials in accordance with the Plans and Specifications (as defined below). The Leasehold Renovation Work shall be in compliance in all material respects with all applicable governmental requirements having jurisdiction over the LTCH Facility as more fully set forth in the Facility Lease Agreement, including without limitation, the Americans with Disabilities Act and the building code requirements of the city and county in which the Property is located. All furniture, fixtures, equipment or other tangible property comprising the Leasehold Renovation Work shall automatically and irrevocably become the property of the Landlord and title to such items shall contemporaneously pass to the Landlord upon the delivery, installation, incorporation or use of such items in or on the Improvements as a part of the Leasehold Renovation Work. Upon Landlord’s written request, Tenant shall execute and deliver to Landlord or to any third party any and all documents necessary to evidence Landlord’s ownership of all items or components delivered and/or installed as Leasehold Renovation Work. The Landlord hereby agrees and consents to the Leasehold Renovation Work, subject to the terms, conditions and provisions set forth below:

1. Plans and Specifications for Tenant’s Renovation Work. Tenant hereby agrees to deliver to Landlord a complete set of all plans and specifications for the Leasehold Renovation Project. The plans and specifications shall include space plans, engineering specifications, elevations of interior changes and all associated construction drawings, schedules and related materials (collectively, the “Plans and Specifications”). Tenant shall also deliver full and complete copies of all updates and/or revisions to the Plans and Specifications, copies of all resulting change orders to the existing construction contract(s) executed from time to time, (the “Change Orders”) together with appropriate budget updates and summaries to reflect the budgetary and financial impact of changes being implemented by the Change Orders.

In as much as the Leasehold Renovation Work is already in progress as of Closing, Landlord shall be deemed to have approved the existing Plans and Specifications and existing Change Orders. Notwithstanding the foregoing, Landlord shall be entitled, however, to provide written objection to any material change in such Plans and Specifications as may result from Change Orders issued in connection with the Leasehold Renovation Work (a “Material Plans and

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Specifications Change”). A Material Plans and Specifications Change shall be any single change to the exiting Plans and Specifications having an impact of more than Fifty Thousand and No/100 Dollars ($50,000.00) on the Project Budget or any series of changes the aggregate impact of which exceeds Two Hundred Thousand and No/100 Dollars ($200,000.00) on the Project Budget. If Landlord shall object, Landlord and Tenant shall meet and amicably resolve any such issues with ten (10) additional business days. Landlord’s rights under this subsection 1 are for Landlord’s benefit and shall create no obligation in or right of Tenant against Landlord.

2. Permits and Approvals. Tenant shall provide and, throughout the Leasehold Renovation Project, update the Landlord with true, complete and accurate copies of all licenses, permits and approvals (the “Construction Approvals”) required by or from any governmental authority or agency for the lawful commencement and completion of the Leasehold Renovation Work. The Construction Approvals shall include, but not be limited to, any and all demolition and/or disposal permits, building or construction permits, inspections and approvals issued by various city or county departments required to inspect and approve discrete components of the Leasehold Renovation Work (such as electrical, plumbing or mechanical inspections) and any final use and occupancy certificates or local equivalent issued as to the Leasehold Renovation Project or any phase or portion thereof.

3. Assignment of Architectural and Construction Contracts. Tenant shall provide Landlord with complete and accurate copies of the Architect’s Contract with the licensed architect responsible for preparation of the Plans and Specs, the Construction Contract with the general contractor constructing the Leasehold Renovation Work and any material contracts with any sub-contractors identified by Landlord to Tenant (individually a “Project Contract” and collectively the “Project Contracts”). Upon request by Landlord, Tenant shall assign conditionally each Project Contract to the Landlord and attach the acknowledgement and consent of each contracting party thereto to each conditional assignment (the “Contract Assignments”). Pursuant to the Contract Assignments, the Tenant shall assign and transfer all of its rights but not its obligations under the Project Contracts to Landlord. After such assignment, Tenant shall have a revocable license to use and administer the Project Contracts for purposes of continuing the Leasehold Renovation Work. Tenant shall use such revocable license to administer the Project Contracts, including making timely payments thereunder, in order to prosecute and complete the Leasehold Renovation Work. Such license shall remain in effect, unless and until the Landlord notifies the parties of revocation of such license. Following revocation of such license, the Project Contracts shall be performed for and administered by the Landlord.

4. Project Budget. Tenant shall deliver to the Landlord a reasonably detailed line item construction budget for the Leasehold Renovation Work (the “Project Budget”). The Project Budget shall contain customary detail including the budgeted amounts for each item of materials, supplies, equipment and/or labor comprising the Leasehold Renovation Work, a record of all disbursements made to date on a line item basis, and an aggregate total disbursement on a line item by line item basis as made to date. The Project Budget shall also specify the remaining amount and anticipated timing of disbursements to be made for completion of each line item contained within the Project Budget. Tenant shall supply such reasonable detail and supplemental information as Landlord may reasonably request in order for Landlord to understand and assess the accuracy of the Project Budget and the status of the Leasehold Renovation Work as of the time Landlord becomes the owner of the Property. Any material

F F-2 0

variances in the Project Budget shall be reconciled to Landlord’s reasonable satisfaction, including, but not limited to, any changes resulting from any Material Plans and Specifications Change.

5. Disbursements Leasehold Improvement Funds; Draw Requests for Funding. Advances of Leasehold Improvement Funds shall be made in proportion to progress in completing the Leasehold Renovation Work and shall be subject to the retainage as set forth in the existing construction contract with the general contractor performing such work. Such advances shall only be made in response to draw requests submitted by Tenant and approved by Landlord. All draw requests for construction disbursements shall (i) include invoice(s) supplied by the Tenant or other manager of the Leasehold Renovation Project for sums payable to the general contractor and/or to various sub-contractors, in each case, in a form acceptable to Landlord and executed mechanic’s lien releases, which lien releases shall be conditional with respect to the then-requested payment amounts and unconditional with respect to payment amounts previously disbursed by Landlord, from all of Tenant’s contractors and such material suppliers as may be reasonably requested by the Landlord which shall comply with the appropriate provisions, as reasonably determined by Landlord, of California Civil Code Section 8132 (as to conditional lien waivers and releases on progress payments) and Section 8134 (as to unconditional lien waivers and releases on payments previously disbursed), (ii) shall be made on draw request forms in substantially the same form Tenant has previously used prior to commencement of the Facility Lease Agreement, a specimen form of which is attached hereto as Schedule 1 (the “Approved Draw Request Form”), and (iii) shall be certified as being true, correct and accurate draws by Tenant and by the Project architect. All draws must be in form and substance acceptable to Landlord and supported by documentation reasonably requested by Landlord. All draw requests must be submitted at least ten (10) business days before the disbursement by Landlord is expected, but not later than the fifteenth (15th) day of each calendar month. Each draw request must be consistent with the Project Budget submitted by Tenant to Landlord in connection with the Leasehold Renovation Project.

6. Conditions Precedent to Construction Draws. Landlord shall not be obligated to fund any construction draws of Leasehold Improvement Funds until the following additional conditions have been met:

(a)	Absence of Event of Default. An Event of Default or an event or circumstance which, with notice, the passage of time or both, may become and Event of Default, shall not exist under the Facility Lease Agreement or any other document between Landlord and Tenant and their respective affiliates.

(b)

Construction Inspection. Landlord reserves the right to have its own construction inspector (the “Construction Inspector”) examine the Leasehold Renovation Work in place, from time to time, as Landlord may deem necessary or appropriate. If such inspection(s) reveal any issues of concern to the Construction Inspector, including but not limited to defective, deficient or non-conforming materials or workmanship, material unexplained budget variances, improperly sequenced work and/or construction delays, Landlord may condition

F F-2 1

further advances upon satisfactory corrections (or satisfactory assurances of correction) of such matters and/or upon obtaining a satisfactory inspection of the status of construction by the Construction Inspector prior to disbursement of additional future Tenant Improvement Draws (the expense of which will be an obligation of Tenant).

(c)	Builder’s Risk Insurance. Tenant must obtain or cause its general contractor to obtain Builder’s Risk Insurance in an amount as Landlord may reasonably determine. Such Builder’s Risk Insurance shall name Landlord as loss payee and require that the insurer provide notice to Landlord before any modification or cancellation thereof.

(d)	Construction Contracts. Unless waived by Landlord, all construction contracts must be on AIA forms executed by and between the Tenant and the general contractor and shall provide for a guaranteed maximum price for the work involved or services rendered to complete the Leasehold Renovation Project.

(e)	Compliance with Project Budget. Tenant must have provided Landlord with an analysis of each Tenant Improvement Draw compared to the Project Budget demonstrating that these cost to complete the remaining Leasehold Renovation Work does not exceed remaining Leasehold Improvement Funds.

(f)	Retainage/Final Draw. Five percent (5%) of the Leasehold Improvement Funds shall be retained until such time as Tenant delivers to Landlord (a) properly executed mechanics lien releases from all of Tenant’s contractors and such material suppliers as may be reasonably requested by Landlord in compliance with California Civil Code Section 8136 (conditional lien waiver and release on final payment) which lien releases shall be conditional with respect to the then-requested payment amounts and Section 8138 (unconditional lien waiver and release on final payment) with respect to payment amounts previously disbursed by Landlord and (b) a Notice of Completion recorded in the office of the Recorder of the County of Marin in accordance with Section 3093 of the Civil Code of the State of California or any successor statute. The final draw for construction purposes will not be allowed until said notice and any locally required certificates of occupancy (or local equivalent under applicable law) have been issued, and the time period for filing any objections under applicable state law has expired (such date herein the “Final Leasehold Renovation Draw”).

(g)	Miscellaneous Other Construction Documents. Landlord must have received evidence of all subcontractor’s contracts, permits, proper zoning, utilities, and other required construction documents, as deemed necessary by Lender.

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7. Costs Exceeding Renovation Project Budget; Completion Guaranty. If, at any time and from time to time, the Landlord determines, with the assistance of the Construction Inspector, if appropriate, that the cost of the Leasehold Renovation Work is exceeding or has exceeded the amount budgeted to be expended to the date of such determination, either individually or on an aggregate basis, then the Landlord shall be entitled to require that any such deficiency be directly funded by the Tenant. Tenant shall then make all necessary payments to the general contractor or subcontractors, as applicable, until such deficiency has been cured and the Project Budget is once again in balance. Such cure shall be accomplished within forty-five (45) days of notice from the Landlord that it has determined that the funding of the Project is no longer in balance. In any event, the Tenant shall be responsible for and shall bear directly all costs and expenses of the Leasehold Renovation Work which are outside of or which exceed the Project Budget. Tenant and each of the Lease Guarantors hereby jointly and severally guarantee to the Landlord the timely completion of the Leasehold Renovation Project in accordance with the Plans and Specs by July 31, 2015.

8. Third Party Construction Consultant. The Construction Inspector may be retained by Landlord to monitor the progress and quality of construction of the improvements comprising the Leasehold Renovation Work. Tenant shall reimburse Landlord for the cost of such consultant and their inspections.

9. Insurance Coverage; Worker’s Compensation Insurance; Project Bonds. The contractor in charge of the construction of the Leasehold Renovation Work must maintain adequate liability and worker’s compensation insurance during the construction of improvements on the Property and, if required by the Landlord, shall procure and maintain payment performance and completion bonds as required by the Landlord (the “Project Bonds”). Landlord shall be named as an additional insured under such insurance coverage and any and all Project Bonds shall be assigned to the Landlord with the acknowledgement and consent of the applicable sureties.

10. Landlord’s Right to Indemnity by Tenant. Tenant and each of the Lease Guarantors each hereby jointly and severally agree to hold harmless and indemnify Landlord from all cost, loss, expense, liability, damage and/or any cause of action which may arise from or be asserted related to the Leasehold Renovation Work and the Leasehold Renovation Project. Such indemnify expressly includes the agreement of the Tenant to indemnify and hold Landlord harmless against any liens, claims and suits filed by any third party including the general contractor and all subcontractors alleging non-payment for goods and/or services related to the Project. Tenant agrees, however, to and does hereby assign to Landlord any rights it may have against third parties including architects, engineers or other professionals and against the general contractor and/or subcontractors (to the extent applicable) with respect to design and/or construction defects. Tenant shall cooperate fully at its own expense as requested by Landlord in the event Landlord determines to pursue any claims against such parties arising from or related to the Leasehold Renovation Work.

F F-2 3

Exhibit F-3

To

Facility Lease Agreement

For

Kentfield Rehabilitation and Specialty Hospital

Kentfield, Marin County, California

Special Stipulations Regarding Substitution of Properties

1. Substitution of Leased Property.

In addition to certain rights of substitution set forth in Exhibit F-1, Special Stipulations Concerning Seismic Compliance, with the prior written consent of Landlord, such consent not to be unreasonably withheld, conditioned or delayed, Tenant may substitute the Property and Existing Hospital Facility (in this Exhibit F-4, such property herein, the “Relinquished Property”) in exchange for a similar sale leaseback transaction for other property or properties owned by the Tenant or an affiliate of Tenant (herein, a “Substitute Property”), provided that:

(i)	the Substitute Property is of equal or greater value than the Relinquished Property;

(ii)	the new leaseback of the Substitute Property is for a lease term not expiring earlier than December 31, 2029 and containing the same extension rights as set forth in the lease applicable to the Relinquished Property;

(iii)	the economic terms of the new lease applicable to the Substitute Property provide an investment return to the Landlord which is equal to or greater than the investment return applicable to sale leaseback arrangement for the Relinquished Property;

(iv)	the physical condition and all other aspects (including environmental considerations) and licensure/reimbursement/regulatory status of the Substitute Property shall be satisfactory to the Landlord in its reasonable discretion;

(v)	the proposed security, including any applicable guaranties of the lease applicable to the Substitute Property shall be acceptable to the Landlord in its reasonable discretion;

(vi)	the proposed substitution shall be consummated no sooner than the end of the second full lease year of the lease applicable to the Relinquished Property;

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(vii)	the Substitute Property contains no liens, mortgages or other encumbrances which would adversely affect the rights of Landlord;

(viii)	the Tenant provides adequate documentation (including an appraisal, if requested) to confirm all of the foregoing conditions and pays all expenses associated with the substitution, including any fees of counsel and, as required, special tax counsel;

(ix)	the Tenant owns the Substitute Property free and clear of all interests of third parties;

(x)	a Memorandum of Lease is filed with the applicable recording office respecting Landlord’s interest in the Substitute Property; and

(xi)	no Event of Default has occurred and is continuing under the existing Facility Lease Agreement, and no event has occurred, which, with the passage of time or giving of notice or both, would result in and Event of Default.

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Schedule 3.04

Existing Personalty

Existing Personalty is comprised of the personal property assets listed and described in the schedule supplied by Tenant entitled “100 Kentfield Fixed Asset Rollforward Schedule [Depreciation] GAAP For the Period May 1, 2014 to May 31, 2014” consisting of pages 1 through 45 inclusive (the “Depreciation Schedule”). Tenant has supplied Landlord with a true and correct version of the Depreciation Schedule under separate cover. Due to the size of the Depreciation Schedule, Landlord and Tenant have agreed that the Depreciation Schedule shall be deemed incorporated herein by this reference without actually being attached as a part of this Lease.

Schedule 3.04